Exhibit 10.28

Securities Purchase Agreement

between

Unique Logistics Holdings Limited

and

Unique Logistics Holdings, Inc.

May 29, 2020

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "**Agreement**"), dated as of May 29, 2020, is entered into between Unique Logistics Holdings Limited, a Hong Kong company with an address at Unit 05-06, 3/F, Tower 2, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Hong Kong ("**Seller**") and Unique Logistics Holdings, Inc., a Delaware corporation with an address at 154-09 146th Avenue, Unit 3-B, Jamaica, NY 11434 ("**Buyer**").

RECITALS

WHEREAS, Seller owns (i) sixty percent (60%) of the membership interests (such 60% interest, the "**UL ATL Membership Interests**") of Unique Logistics International (ATL) LLC, a Georgia limited liability company ("**UL ATL**"); (ii) eighty percent (80%) of the common stock (such 80% interest, the "**UL BOS Common Stock** ") of Unique Logistics International (BOS) Inc, a Massachusetts corporation ("**UL BOS**"); and (iii) sixty-five percent (65%) of the common stock (such 65% interest**,** the "**UL NY Common Stock**") of Unique Logistics International (USA) Inc., a New York corporation ("**UL NY**") which has a wholly owned subsidiary, Unique Logistics International (NYC) LLC, a New York limited liability company ("**UL NYC"**) and which in turn has a wholly owned subsidiary, Unique Logistics International (LAX) Inc. ("**UL LAX**") (hereafter, reference to UL NY includes, where context requires, reference to UL NY, UL NYC and UL LAX); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the UL ATL Membership Interests, the UL BOS Common Stock and the UL NY Common Stock, on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE IA

DEFINITIONS

Section 1A.01 In this Agreement the following words and expressions have the following meanings.

"**Associated Company**"	means any other company in the equity capital of which the Seller and/or any Affiliate of Seller, taken together are directly or indirectly interested so as to exercise or control the exercise of 30% or more of the voting power at general meetings;
"**Affiliate**"	means, with respect to any person, any other person that directly or indirectly Controls, is Controlled by, or is under common Control with such person and "**Affiliates**" and "**Affiliated**" shall have correlative meanings;

“**Agreed Form**”	means, in relation to any document, such document in the terms agreed between the parties to this Agreement and initialed by or on behalf of each of them for the purposes of identification;
“**Business Days**”	means a day on which banks are open for ordinary banking business in Hong Kong and the USA (excluding Saturdays, Sundays and public holidays);
“**Closing Date**”	means the date set for Closing in accordance with Section 1.04;
“**Conditions**”	means the conditions precedent to Closing set out in Article IV;
“**Control**”	of a person means (i) the power to appoint a majority of the members of the board of directors or equivalent governing body of such person (or, if no such governing body exists, the direct or indirect ownership of a majority of the equity interests of such person) or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise. The terms “**Controlled by**” and “**under common Control with**” shall be interpreted accordingly;
“**Group Companies**”	means the Buyer, each Seller Subsidiaries, each Associated Company and each and any of their subsidiaries from time to time and "**Group Company**" means any one of them;
“**Exempted Issuance** ”	means (i) Buyer’s issuance of Common Stock in full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, which holders of such securities or debt are not at any time granted registration rights, or (ii) sale of the Buyer’s equity or debt securities up to US$5,000,000, or (iii) the Buyer’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to a bona fide approved stock option plan.

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the UL ATL Membership Interests, UL BOS Common Stock and the UL NY Common Stock, free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (singly and collectively, ”**Encumbrances**”), for the consideration specified in Section 1.02 below. For purposes hereof, all of Seller’s right, title, and interest in and to the UL ATL Membership Interests shall include, but is not limited to, (a) the Seller’s capital account in UL ATL, (b) the Seller’s right to share in the distributions and allocations of profits and losses of UL ATL, (c) the Seller’s right to receive distributions from UL ATL, and (d) all of the voting rights attributable to the UL ATL Membership Interests. For the avoidance of doubt, debts and other liabilities of UL ATL, UL BOS and UL NY or security interests created over the assets of UL ATL, UL BOS and UL NY are not considered Encumbrances of UL ATL Membership Interests, UL BOS Common Stock or the UL

NY Common Stock.

Section 1.02 Purchase Price. The aggregate purchase price for the UL ATL Membership Interests, UL BOS Common Stock and UL NY Common Stock (the "**Purchased Shares**") shall be (i) US$6,000,000 to be paid in accordance with the following (a) US$1,000,000 in cash (the "**Cash Purchase Price**") at Closing (as defined herein) and (b) US$5,000,000 in the form a subordinated promissory note to be issued in favor of Seller in the form attached hereto as Exhibit A (the "**Buyer Note**") and (ii) shares of common stock of Buyer representing on issuance 15% of fully paid and non-assessable shares of the Buyer's common stock then outstanding on a fully diluted basis (the "**Stock Purchase Price**") (the Cash Purchase Price and the Stock Purchase Price collectively, the "**Purchase Price**"). The Buyer shall pay the Purchase Price to Seller at the closing under this Agreement (the "**Closing**"). The Cash Purchase Price shall be paid by wire transfer of immediately available funds in accordance with wire transfer instructions to be provided by Seller to the Buyer on or before the Closing Date (as defined below). The Stock Purchase Price, will be free of any liens or Encumbrances and shall be issued at Closing in accordance with Section 5.02. For the avoidance of doubt, the Purchase Price will be allocated among the Seller Subsidiaries in accordance with Exhibit A hereto.

Section 1.03 Consulting Services Agreement. At Closing, Seller and Buyer shall enter into a Consulting Services Agreement, on terms to be negotiated by Seller (or an affiliate of Seller) and Buyer in good faith, pursuant to which Seller (or an affiliate of Seller) shall provide certain corporate and administrative services to Buyer (the "**Consulting Services Agreement**").

Section 1.04 Closing. Subject to fulfillment or waiver of the Conditions, the Closing shall take place at the offices of the Seller's lawyers following the execution of this Agreement or at such other place or on such other date as may be agreed between Seller and Buyer. The date on which the Closing shall take place shall hereafter be referred to as the "**Closing Date**".

Section 1.05 Reserved.

Section 1.06 Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any provision of applicable tax laws, provided that the parties shall cooperate to minimize such taxes including taking actions as may be required under Section 6.02 hereof. All such withheld amounts shall be treated as delivered to Seller hereunder. To the extent that Purchase Price is allocated to UL ATL as per Exhibit A (referred to in 1.02) that there will be a 10% withholding tax applicable.

Section 1.07 Buyer Note Shares.

Pursuant to the terms of the Buyer Note, at an Event of Default (as defined in the Buyer Note), the Seller may convert the principal and interest then outstanding under the Buyer Note into an amount of shares of common stock of the Buyer equal to .2125% of the then outstanding common stock of the Buyer on a fully diluted basis for every US$25,000 of the outstanding principal balance plus accrued but unpaid interest of the Buyer Note not paid by the Buyer in cash on the conversion date of the Buyer Note; provided that upon the receipt of any such shares of common stock by the Seller, the related portion of the principal balance and interest of the Buyer Note shall be deemed extinguished. Any shares of common stock delivered by the Buyer to the Seller pursuant to the Buyer Note shall be referred to as "**Buyer Note Shares**". The Buyer represents and warrants that on issuance, the Buyer Note Shares shall be free of any liens or Encumbrances and shall be credited as fully paid and non-assessable and all other equity issued by the Buyer shall be diluted (if any) at the same rate.

Unless it shall have first delivered to the Buyer, at least forty eight (48) hours prior to the closing of such Future Buyer Note Share Sale (as defined herein), written notice describing the proposed such sale ("**ROFR Notice**"), including the terms and conditions thereof, identity of the proposed purchaser

and proposed definitive documentation to be entered into in connection therewith, and providing the Buyer an option during the forty eight (48) hour period following delivery of such notice to purchase the Buyer Note Shares being offered in the future offering of securities on the same terms as contemplated by such Future Buyer Note Share Sale (the limitations referred to in this sentence and the preceding sentence are collectively referred to as the "**Right of First Refusal**"), the Seller will not conduct any sale of Buyer Note Shares ("**Future Buyer Note Share Sale(s)**") during the one year period beginning on the date the Seller shall have received such Buyer Note Shares. In the event the terms and conditions of a proposed Future Buyer Note Share Sale are amended in any respect after delivery of the notice to the Buyer concerning the proposed Future Buyer Note Share Sale, the Seller shall deliver a new notice to the Buyer describing the amended terms and conditions of the proposed Future Buyer Note Share Sale and the Buyer thereafter shall have an option during the forty eight (48) hour period following delivery of such new notice to purchase the securities being offered on the same terms as contemplated by such proposed Future Buyer Note Share Sale, as amended.

Section 1.08 Purchased Share Adjustment. The Buyer intends to list its securities for trading on an exchange or quotation system such as the NASDAQ, NYSE or OTC Marketplace through an initial public offering or alternative public offering, including but not limited to a reverse merger (the "**Listing**"). On the day prior to Listing, Buyer shall issue Seller, the number of shares of Common Stock that, giving effect to the issuance thereof, Seller will maintain ownership of 15% of Buyer's Common Stock on a fully diluted basis.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.01 Authority of Seller; Enforceability: Consent. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. No approval or consent of any persons other than Seller is necessary to consummate the transactions contemplated hereby or, if necessary, such approval or consent has been obtained by Seller or waived by the person required to approve or consent. To the knowledge of Seller, neither UL ATL, UL BOS, nor UL NY has received notice that it is in violation of any applicable laws, ordinances or regulations affecting the operation of their respective businesses.

Section 2.02 No Conflicts. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in any violation, breach, conflict with, or constitute a default under (i) the Amended and Restated Operating Agreement of UL ATL dated July 11, 2018, as amended to date (the " **UL ATL Operating Agreement**"), (ii) the Shareholders' Agreement among Seller, Dawn Lowry and UL BOS dated December 1, 2011, as amended to date (the "**UL BOS Shareholders' Agreement**"), (iii) the Shareholders Agreement among Seller, Frangipani Trade Services, Inc. and UL NY dated October 4, 2010, as amended to date (the "**UL NY Shareholder's Agreement**"), (iv) any other contract or agreement to which Seller is a party or by which it is bound; (v) any law applicable to Seller or any judgement, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body applicable to or binding on Seller, or (vi) the organizational documents of UL ATL, UL BOS or UL NY; or (b) result in the creation or imposition of any Encumbrances on

the UL ATL Membership Interests, UL BOS Common Stock or UL NY Common Stock.

Section 2.03 Legal Proceedings. There is no claim, action, suit, proceeding, or governmental investigation (collectively, "**Action**") of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the UL ATL Membership Interests, the UL BOS Common Stock or the UL NY Common Stock, or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller's knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.04 Ownership of UL ATL Membership Interests, UL BOS Common Stock and UL NY Common Stock.

(a) Seller is the sole legal, beneficial, record and equitable owner of the UL ATL Membership Interests, UL BOS Common Stock and UL NY Common Stock free and clear of all Encumbrances.

(b) UL NY is the sole legal, beneficial, record and equitable owner of the membership interests of UL NYC free and clear of all Encumbrances.

(c) Other than as set forth in the organizational documents of UL ATL, UL BOS and UL NY, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the UL ATL Membership Interests, UL BOS Common Stock, or UL NY Common Stock.

Section 2.05 Operating Agreements. Attached hereto as Exhibit A-1 and A-2, respectively, are true, complete, and current copies of the UL ATL Operating Agreement and UL NYC Operating Agreement, each as amended to date, which agreements are in full force and effect and are the only agreements in effect with respect to the matters described therein.

Section 2.06 UL BOS and UL NY Charter Documents. Attached hereto as Exhibits B- 1 and B-2 are copies of the UL BOS Certificate of Incorporation and By-Laws, as amended to date, and attached hereto as Exhibits C-1 and C-2 are copies of the UL NY Certificate of Incorporation and By-Laws, as amended to date.

Section 2.07 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.08 Capital Account. As of the date hereof and at the Closing, the Seller's capital account in UL ATL is and will be (as determined under Treasury Regulations Section 1.704-1(b)(2)(iv)) US$2,287,441.

Section 2.09 Taxes; Tax Matters.

(a) To Seller's Knowledge, (a) all tax returns (including information returns) required to be filed on or before the Closing Date by each of UL ATL, UL BOS, UL NY have been timely filed, (b) all such tax returns are true, complete and correct in all respects, (c) all taxes due and owing by UL ATL, UL BOS and UL NY (whether or not shown on any tax return) have been timely paid, (d) all deficiencies asserted, or assessments made, against UL ATL, UL BOS, or UL NY as a result of any examinations by any taxing authority have been fully paid, and (e) there are no pending or threatened actions by any taxing authority. With the exception any taxes due in the ordinary course of business with respect to state tax returns duly filed by UL ATL before

the Closing Date, should any liabilities, in the form of taxes due, penalties, interest or otherwise, arise after the Closing Date with respect to any state tax returns filed or not duly filed by UL ATL before the Closing Date, Seller will indemnify Buyer for its proportionate share of any such liabilities.

(b) There is no material dispute or claim concerning any tax liability of UL ATL, UL BOS, or UL NY (including UL NYC and UL LAX) either (i) claimed or raised by any authority in writing or (ii) as to which Seller and the directors and officers UL ATL, UL BOS, and UL NY (including UL NYC and UL LAX) has knowledge based upon personal contact with any agent of such authority.

(c) Neither UL ATL, UL BOS, nor UL NY (including UL NYC and UL LAX) is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Internal Revenue Code § 280G (or any corresponding provision of state, local, or non-U.S. tax law) or (ii) any amount that will not be fully deductible as a result of Internal Revenue Code § 162(m) (or any corresponding provision of state, local, or non-U.S. tax law). Neither UL ATL, UL BOS, nor UL NY (including UL NYC and UL LAX) is a party to or bound by any tax allocation or sharing agreement.

(d) Neither UL ATL, UL BOS, nor UL NY (including UL NYC and UL LAX) (i) has been a member of an affiliated group filing a consolidated federal income tax return or (ii) has any liability for the taxes of any person (other than UL ATL, UL BOS, nor UL NY) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract or otherwise.

(e) Neither UL ATL, UL BOS, nor UL NY (including UL NYC and UL LAX) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

a. change in method of accounting for a taxable period ending on or prior to the Closing Date;

b. use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

c. "closing agreement" as described in Internal Revenue Code § 7121 (or any corresponding or similar provision of state, local, or non-U.S. income tax law) executed on or prior to the Closing Date;

d. intercompany transactions of any excess loss account described in Treasury Regulations under Internal Revenue Code § 1502 (or any corresponding or similar provision of state, local, or non-U.S. income tax law);

e. installment sale or open transaction disposition made on or prior to the Closing Date;

f. prepaid amount received on or prior to the Closing Date; or

g. election under Internal Revenue Code § 108(i).

(f) Within the past three years, neither UL ATL, UL BOS, nor UL NY (including UL NYC and UL LAX) has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by

Internal Revenue Code § 355 or § 361.

(g) Neither UL ATL, UL BOS, nor UL NY (including UL NYC and UL LAX) is or has been a party to any "listed transaction," as defined in Internal Revenue Code § 6707A(c)(2) and Treasury Regulation § 1.6011-4(b)(2).

Section 2.10 Audited and Pro Forma Financial Statements.

(a) Financial Statements. The audited financial statements for each of UL ATL, UL BOS and UL NY (collectively, the "**Seller Subsidiaries")** for their respective fiscal years ended December 31, 2018, and the unaudited financial statements for each of the Seller Subsidiaries for their respective fiscal years ended December 31, 2019, to be made available to Buyer prior to Closing, shall present fairly, in all material respects, the financial position of each of the Seller Subsidiaries as of December 31, 2018 and December 31, 2019 and the results of operations for the years ended December 31, 2018 and December 31, 2019 and shall provide the basis for the preparation of December 31, 2019 pro forma financials for the Seller Subsidiaries, on a consolidated basis, which pro forma financial statements will indicate, that as of the Closing Date:

(i) The Seller Subsidiaries have shareholders' equity and membership equity, as applicable (such shareholders' equity and membership equity, together, "**Shareholders' Equity**"), collectively, of not less than US$1,000,000 (the "**Minimum Shareholder Equity Amount**"), provided however, the Minimum Shareholder Equity Amount excludes (40%) percent of any Shareholder's Equity attributable from UL ATL.

(ii) The Seller Subsidiaries collectively shall owe not more than US$1,000,000 to Seller (the "**Seller Obligations**"), which Seller Obligations will be assumed by Buyer. However, in the event that the Seller Obligations are more than US$1,000,000, the excess above US$1,000,000 shall be written off against the amount of the Seller Subsidiaries' Shareholders' Equity as of December 31, 2019 without causing such Shareholders' Equity to fall below US$1,000,000. The Seller Obligations will be repaid by the Buyer (or, if the debts have not been assigned yet, the Seller Subsidiaries) by quarterly installments on or before the fourth (4th) anniversary of the Closing Date.

(iii) The collective debt of UL NY and UL BOS and UL ATL to commercial banks will not exceed US$4,000,000 after offset of bank deposits with all such entities.

(iv) The Seller Subsidiaries shall collectively have tangible net assets of at least US$1,000,000 (the "**Minimum Net Tangible Assets Amount**"), provided however that the Minimum Net Tangible Asset Amount shall exclude 40% of UL ATL's net tangible assets. In the event that the tangible net assets of the Seller Subsidiaries as reflected in the December 31, 2019 balance sheet included with the audited December 31, 2019 financial statements for the Seller Subsidiaries, which are expected to be completed on or about June 15, 2020 (the "**2019 Audited Accounts**"), are less than US$1,000,000, there will be a dollar for dollar claw-back (the "**NTA Clawback**") which will require a corresponding reduction in the then applicable amount of the Seller Obligations. In the event that the tangible net assets of the Seller Subsidiaries as reflected in the 2019 Audited Accounts are more than US$1,000,000, there will be a dollar for dollar adjustment (the "**NTA Adjustment**") which will require a

corresponding increase in the then applicable amount of the Seller Obligations. The NTA Clawback and the NTA Adjustment, as the case may be, will be deducted or added to the Seller Obligations respectively and paid in accordance with Section 2.10 (ii) herein.

(v) The Seller Subsidiaries shall have no intangible assets in the form of negative treasury stock or otherwise, any such intangible assets having been written off on or prior to December 31, 2019.

(vi) During the months of April and May, 2020, the Seller Subsidiaries, were collectively granted loans (the "PPP Loans") from Quantum National Bank, HSBC Bank and Century Bank in the aggregate amount of U.S.$1,636,062 (the "Loan Amount"), pursuant to the Paycheck Protection Program (the "PPP") under Division A, Title I of the CARES Act, which was enacted March 27, 2020. Under the terms of the PPP Loans, certain amounts of the PPP Loans may be forgiven if they are used for qualifying expenses as described in the CARES Act. In the event that the amount of PPP Loans forgiven under the CARES Act is less than 40% of the Loan Amount, Buyer agrees to deduct U.S.$320,000 from the Seller Obligations.

(b) No Material Changes. Since December 31, 2019, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have a material adverse effect on the assets, financial condition or results of operations of any of the Seller Subsidiaries, (ii) none of the Seller Subsidiaries has incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practices and (B) liabilities not required to be reflected in their respective financial statements, (iii) none of the Seller Subsidiaries has materially altered its method of accounting or the manner in which it keeps its accounting books and records, (iv) none of the Seller Subsidiaries has declared or made any dividend or distribution of cash or other property to its stockholders or members or purchased or redeemed or made any agreements to purchase or redeem any shares of its capital stock or any of its membership interests, and (v) there has not been any change or amendment to, or waiver of any material right under, any material contract under which any of the Seller Subsidiaries, or any of their assets, are bound or subject.

Section 2.11 Organization and Qualification. Each of the Seller Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its assets and to carry on its business as currently conducted. Each of the Seller Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to have a material adverse effect on such Seller Subsidiary's results of operations, assets, business, prospects or condition (financial or otherwise) .

Section 2.12 Title to Assets. Each of the Seller Subsidiaries has good and marketable title to all personal property owned by them that is material to its business, in each case free and clear of all Encumbrances, except for Encumbrances arising from the ordinary course of business (such as a security given to third party lenders over accounts receivables or assets of a Seller Subsidiary) or that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property.

Section 2.13 Investment Purpose. Seller is acquiring the shares of common stock of Buyer constituting the Stock Purchase Price for its own account for investment purposes and without a view towards, or for resale in connection with, any distribution thereof. Seller has sufficient knowledge and experience in transactions of this type and is capable of evaluating the risks and merits of acquiring the common stock.

Section 2.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither Seller nor any agent of Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller. All of the representations and warranties of Seller are and will be true on the date of this Agreement and the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 3.01 Authority of Buyer; Enforceability. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 3.02 Consents. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.04 Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.

Section 3.05 Investment Purpose. Buyer is acquiring the UL ATL Membership Interests, UL BOS Common Stock and UL NY Common Stock for its own account for investment purposes and without a view towards, or for resale in connection with, any distribution thereof. Buyer has sufficient knowledge and experience in transactions of this type and is capable of evaluating the risks and merits of acquiring the UL ATL Membership Interests, UL BOS Common Stock and UL NY Common Stock.

Section 3.06 Continuation of existing business. Buyer hereby undertakes and covenants with the Seller that the Buyer shall procure (and Buyer shall procure the Seller Subsidiaries and their subsidiaries to procure) that the existing business transactions between the Seller Subsidiaries (including, for the avoidance of doubt, UL NYC and UL LAX) on the one hand and the Seller and/or Seller's Group Companies on the other hand, shall be continued for at least three (3) years after Closing on substantially the same terms and conditions as such transactions were organized, arranged, or

consummated prior to Closing, *mutatis mutandis* so long as such terms continue to be commercially reasonable. Notwithstanding any provision to the contrary, this Section 3.06 shall survive the Closing.

Section 3.07 Capitalization. Immediately prior to the Closing the authorized capital stock of the Buyer shall consist of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of the Closing Date, the Buyer has 100 shares of Common Stock, and 0 shares of Preferred Stock issued and outstanding. All of the issued and outstanding Common Stock of the Buyer has been duly authorized, validly issued and is fully paid and nonassessable. The Buyer has no outstanding options, warrants or other securities or rights exercisable for, convertible into, or providing for the purchase or acquisition from the Buyer of any securities of the Buyer. The Buyer has no outstanding preemptive rights or rights of first refusal and there are no commitments to issue or execute such rights. There are no outstanding rights or obligations of the Buyer to repurchase or redeem any of its securities. Attached hereto as Exhibit D1 and D2 are true and correct copies of the Buyer's Certificate of Incorporation (the "**Buyer's Certificate of Incorporation**") and Buyer's By-laws (the "**Buyer's By-laws**") in effect on the date hereof. Part 1 of Schedule 3.07 sets out the pre-Closing capitalization table of the Buyer and Part 2 of Schedule 3.07 sets out the post-Closing capitalization table of the Buyer. The information contained or referred to in the Schedule 3.07 is true, complete and accurate and not misleading.

Section 3.08 Reserved Matters.

(a) Except with respect to any financing related to the purchase of the Group Companies, the Buyer hereby represents, warrants and undertakes that, except with the prior written approval of the holders of at least 90% of the Buyer's common stock on a fully diluted basis (the "**Required Majority**"), the Buyer shall not (and it shall procure that each Group Company shall not) effect or propose any of the matters listed in this Section 3.08:

(i) alteration of the By-laws, certificate of incorporation, articles of association or other constitutional documents of the Buyer or any Group Company;

(ii) any sale or disposal, directly or indirectly, of the whole or a substantial part of the undertaking, assets or goodwill of the Buyer or any Group Company;

(iii) except for Exempted Issuance or as expressly provided in this Agreement, create (including by reclassification) or allot or issue any shares (including preferred shares), or grant, or agree to grant, to any person any option or right to subscribe for, convert into or otherwise to require the issue or allotment of, any shares (including preferred shares) in the Company or any Group Company;

(iv) offer or grant any registration rights to any future shareholder in the Buyer without offering substantially similar rights to the Seller (or its designee) as holder of Stock Purchase Price and/or Buyer Note Shares; or

(v) pass any resolution or seek any order or take any steps with a view to the liquidation, winding up, striking off, dissolution or obtaining an administration order or appointment of an administrator or receivership, of the Buyer or any Group Company or the equivalent in any other jurisdiction.

(b) Without prejudice to any other rights or remedies that it may have, each party acknowledges and agrees that the Seller may be irreparably harmed by a breach of the obligations contained in this Section 3.08 and that damages may not be an adequate remedy for such a breach. Accordingly, the Seller shall be entitled to apply for the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this Section 3.08 by any other party to

this Agreement.

(c) This Section 3.08 shall cease to apply upon the Listing or upon repayment of the Buyer Note in full.

Section 3.09 Seller's Director

(a) Upon Closing, in accordance with the Company's bylaws and Delaware corporation law, the Board of Directors of the Buyer shall appoint, upon notice received from the Seller naming an appointee of the Seller to the Board of Directors (the "**Seller Director**"), and reasonable approval of such Seller Director by the Buyer's Board of Directors, the Seller Director to the Board of Directors of Buyer..

(b) For avoidance of doubt, the Seller shall only be entitled to appoint one (1) Seller Director until such time as a Listing or Seller no longer holds any capital stock of the Buyer. The Seller Director shall have the right to, from time to time, make full disclosure to the Seller of any information relating to the Buyer as long as such disclosure is in compliance with United States securities law.

Section 3.10 No Other Representations or Warranties. Except for the representations, warranties, undertakings and covenants made in this Article III, neither Buyer nor any agent of Buyer has made or makes any other express or implied representation, warranty, undertaking or covenant, either written or oral, on behalf of Buyer. All of the representations and warranties of Buyer are and will be true on the date of this Agreement and the Closing Date.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING

Section 4.01 Conditions. Closing is conditional on the following Conditions being satisfied on or before the Closing Date:

(a) the Consulting Services Agreement and the Non-Compete and Non Solicit Agreement being in the Agreed Form; and

(b) subject and subordinated only to the rights of the first secured lender (the "Lender")], the Buyer and/or the Seller Subsidiaries having entered into a security agreement, as may be required by Seller in its sole discretion and subject to the approval of the Lender, to provide a security interest in the Buyer's assets to the Seller as collateral for the repayment of the Seller Obligations and the NTA Adjustment and provided Seller with all relevant UCC and other filings required to perfect such security interests of the Seller (collectively the "**Subordinated Security Documents**") in the Agreed Form.

Section 4.02 Responsibility for Satisfaction.

(a) Seller and Buyer hereby undertake to use all reasonable endeavors to ensure the satisfaction of the Conditions before or simultaneously upon the execution of this Agreement.

(b) Each of the parties shall promptly give notice to the other of the satisfaction of the relevant Conditions immediately upon becoming aware of the same.

(c) In this Agreement, only the Seller is entitled to waive any of the Conditions.

ARTICLE V
CLOSING DELIVERABLES

Section 5.01 Seller's Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) A revised Members' Schedule to the UL ATL Operating Agreement reflecting the Buyer's purchase of the UL ATL Membership Interests and ownership interest in UL ATL.

(b) A certificate representing 6,400 shares of common stock of UL BOS which will represent 80% of the issued and outstanding shares of UL BOS.

(c) A certificate representing 65 shares of common stock of UL NY which will represent 65% of the issued and outstanding shares of UL NY.

(d) A copy of the Consulting Services Agreement, Non-Compete and Non Solicit Agreement and the Subordinated Security Documents (collectively, the "**Ancillary Transaction Documents**"), duly executed by Seller.

(e) Proof of satisfaction or waiver of all conditions under the UL ATL Operating Agreement, UL BOS Shareholders' Agreement and UL NY Shareholders' Agreement pertaining to the transfer of the UL ATL Membership Interests, UL BOS Common Stock and UL NY Common Stock from Seller to Buyer.

(f) Confirmation of Tangible Net Assets/Shareholder's Equity and Seller Obligations pursuant to the terms of 2.10 hereof.

(g) Seller's board and, if applicable, shareholder approval of this Agreement and the transactions contemplated hereby.

Section 5.02 Buyer's Deliverables. At the Closing, Buyer shall deliver the following to Seller:

(a) Confirmation of the release by wire of the Cash Purchase Price.

(b) Certificate(s) representing the Stock Purchase Price and issued in the name of the Seller (or Seller's designee(s)).

(c) A copy of the Buyer Note duly executed by the Buyer

(d) A copy of the Ancillary Transaction Documents duly executed by the Buyer and/or other parties (other than the Seller).

(e) Buyer's board approval of this Agreement and the appointment of the Seller's Director and the transactions contemplated hereby.

ARTICLE VI

TAX MATTERS

Section 6.01 Allocation of LLC Income and Loss. Seller shall insure that UL ATL allocates all items of income, gain, loss, deduction or credit attributable to the UL ATL Membership Interests prior to the Closing to Seller and allocates all items of income, gain, loss, deduction or credit attributable to the UL ATL Membership Interests after the Closing to Buyer.

Section **6.02 Tax Filings**. Seller shall insure that tax returns of UL ATL shall be filed within 75 days of Closing, or if an extension is properly secured by Seller, then within the allotted time period prescribed by law.

Section 6.03 Tax Advice.

(a) Seller represents and warrants that it has obtained from its own advisors and representatives, advice regarding the tax consequences of Seller's sale of its interests in the Seller Subsidiaries to Buyer and the receipt of the Purchase Price from Buyer. Seller further represents and warrants that it has not relied on Buyer or Buyer's advisors and representatives for such advice.

(b) Buyer represents and warrants that it has obtained from its own advisors and representatives, advice regarding the tax consequences to Buyer of its purchase of Seller's interests in the Seller Subsidiaries and the payment of the Purchase Price to Seller. Buyer further represents and warrants that it has not relied on Seller or Seller's advisors or representatives for such advice.

(c) In the event that the Seller's tax advisors recommend a tax reorganization to be made at the holding levels of the Seller Subsidiaries to minimize the Seller's tax exposure and the Seller adopts such a recommendation, the parties agree to cooperate and take reasonable actions to assist in completing such reorganization prior to Closing.

Section 6.04 Interim Closing of the Books of LLC. With respect to the UL ATL Membership Interests that are being purchased and sold pursuant to this Agreement, Seller's distributive share of UL ATL's income, gain, loss and deduction for the taxable year of UL ATL that includes the Closing Date shall be determined on the basis of an interim closing of the books of UL ATL as of the close of business on the Closing Date under this Agreement and shall not be based upon a proration of such items for the entire taxable year.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification. Subject to the other terms and conditions of this **Article VII and Article VIIA**, Buyer shall indemnify, protect and defend Seller, its Affiliates and their respective officers, directors, employees, managers, members, stockholders, agents, partners and representatives and Seller shall indemnify, protect and defend Buyer, its Affiliates and their respective officers, directors, employees, managers, members, stockholders, agents, partners and representatives (the party entitled to indemnification being hereafter referred to as the "Indemnified Party" and the party required to indemnify the other being hereafter referred to as the "Indemnifying Party") against, and shall hold

him harmless from and against, and shall pay and reimburse for, any and all damages, losses, liabilities and expenses incurred or sustained by, or imposed upon, the Indemnified Party based upon, arising out of, with respect to or by reason of:

(a) Any inaccuracy in or breach of any of the representations or warranties of Buyer or Seller, as applicable, contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Indemnifying Party pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Seller, as applicable, pursuant to this Agreement;

(c) Any legal proceedings, tax assessments or other circumstances to which a party may become subject based upon the actions of the other party prior to the Closing including but not limited to any liabilities associated with the failure to file any state tax returns for UL ATL and all other necessary filings and payments to bring UL ATL into compliance with the appropriate and necessary jurisdictions; or

(d) Any material liabilities of the Seller Subsidiaries not being disclosed in the audited financial statements of the Seller Subsidiaries or otherwise known to the Seller.

ARTICLE VIIA

SELLER'S LIMITATIONS

Section 7A.01 Seller's Limitations. Notwithstanding any provision to the contrary in this Agreement and subject to Section 7A.02, the aggregate liability of the Seller in respect of any and all claims arising from or in connection with this Agreement ("**Claims**"), other than any claims arising from or in connection with Seller's fraudulent conduct, shall be limited to an amount equal to One Hundred Percent (100%) of the Purchase Price received by Seller.

Section 7A.02 Time Limits. The Seller shall not be liable to make any payment in satisfaction of any Claim unless written notice of the particulars of such Claim (including, to the extent available to the Buyer at that time, reasonable details of the matter giving rise to such Claim and the Buyer's best estimate of the loss thereby alleged to have been suffered) shall have been given to the Seller (each such notice, a "**Claim Notice**") within twelve months from the Closing Date.

Section 7A.03 Acknowledgement. The parties acknowledge that the above limitations are reasonable given that the Buyer has been an investor in the Seller Subsidiaries, is familiar with the financial conditions and operations thereof, and has conducted its independent due diligence on the Seller Subsidiaries in connection with the transactions contemplated hereby.

ARTICLE VIII

POST CLOSING COVENANTS

Section 8.01 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Section 7.01 hereof).

Section 8.02 Cargo Wise. Seller will ensure all reasonable steps are taken to integrate UL ATL and UL BOS as branches in the Cargo Wise operating system under UL NYC effective ~~June 1, 2020,~~ June 30, 2020 with no loss of transaction history. Seller agrees that access to Cargo Wise for USA after ~~June 1, 2020~~ June 30 2020 will be regulated by Buyer; and Seller will follow Buyer's reasonable instructions in permitting access to the USA entities in Cargo Wise. Seller will cooperate with Buyer in discussions with Cargo Wise to segregate the USA database directly under Buyer's control by August 31, 2020.

Section 8.03. HSBC. Seller will provide Buyer with confirmation that no lien is attached to any assets of any Seller Subsidiary as security for any Line of Credit to HSBC Bank.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Without limiting the generality of the foregoing, Buyer and Seller shall pay their own fees and expenses and those of its respective agents, advisors, attorneys and accountants with respect to carrying out due diligence, negotiating this Agreement and related documents, and the Closing.

Section 9.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 9.03 Buyer's Right of First Refusal.

(a) Subject to subsections (b) and (c), for a period of 3 years after the Closing Date (the "**Exercise Period**"), Buyer shall have a right of first refusal (the "**ROFR**") to purchase Seller's interests, including but not limited to, the entities in the freight or logistics sectors listed on Schedule 9.03a (the "**Seller's F&L Interests**") based upon the following valuation model: 6.5 times such entity's earnings before interest, tax, depreciation and amortization ("**EBITDA**") based on Seller's share of such entity's average annual EBITDA for the previous 3 years. The determination of an entity's EBITDA shall be based on such entity's audited financial statements.

(b) In the event there is a bona fide third party offer to purchase the Seller's F&L Interests at a valuation higher than that set out in sub-section (a) above (the "**Higher Offer**") during the Exercise Period, Buyer may only exercise the ROFR if it is willing and able to match the Higher Offer and Buyer must provide written notice to Seller to exercise the ROFR within 15 Business

Days of the date of notification of the Higher Offer from Seller, otherwise, subject to subsection (c), such right shall lapse.

(c) In the event the Higher Offer from the bona fide third party was not consummated during the Exercise Period, Buyer shall continue to have the ROFR over the Seller's F&L Interests pursuant to subsection (a) during the remaining of the Exercise Period. For the avoidance of doubt, in no event shall the ROFR be exercised at a valuation model which is lower than 6.5 times multiples of EBITDA of the relevant entity.

Section 9.04 Buyer Liquidity Event. Buyer shall use its commercially reasonable best efforts to complete (i) an initial public offering and have its shares traded on a US national securities exchange, (ii) a strategic merger or acquisition, or (iii) a financial merger or acquisition (each of (i), (ii) and (iii), a "**Liquidity Event**") within 3 years of the Closing Date. The parties acknowledge that it has been the parties' intention that the benefits from such liquidity event or any similar event occurring at any level of the direct or indirect controlling entity of the Buyer will be fairly shared with the Seller.

Section 9.05 Buyer's Purchase of Seller's Non-US Subsidiaries and Affiliates. Subject to the execution of definitive purchase agreements, obtaining required board and shareholder approvals, and the satisfactory completion by Buyer of a diligence review of the books, records and financial statements of (i) Unique Logistics International (North and East China) Company Limited and Affiliated companies of Unique Logistics International (North and East China) Company Limited operating in North East China and Taiwan (collectively, "**UL China**"), and (ii) Unique Logistics International India (Private) Limited ("**UL India**"), within 12 months of the Closing Date, Buyer will acquire Seller's 50% interest in UL China and 65% interest in UL India. The purchase price for Buyer's purchase of Seller's interests in UL China and UL India shall be based on the following valuation model: 6.5 times EBITDA based on Seller's share of the average annual EBITDA for 2017, 2018 and 2019 as set forth in the financial statements for each of UL China and UL India, with a minimum cash payment, subject to adjustment, of US$4,000,000. In the event that the purchase price is higher than US$4,000,000 and the parties agree to defer the payment of the remaining balance of the purchase price (the "**Deferred Amount**"), Buyer shall issue a promissory note in the amount equal to the Deferred Amount on terms acceptable to the Seller, including interest at the rate of 5% per annum from the closing date of the acquisition of UL China and UL India (the "**UL China Closing**") and the Deferred Amount plus interest shall be paid by Buyer to Seller on or before the fourth (4th) anniversary of the UL China Closing.

Section 9.06 Agreement to Prevail. Subject to any applicable law, in the event of any ambiguity or conflict between this Agreement and the Buyer's By-laws and the Buyer's Certificate of Incorporation (the "**Buyer's Constitutional Documents**"), the terms of this Agreement shall prevail as between the parties and in such event the parties shall procure such modification to the Buyer's Constitutional Documents as shall be necessary.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.06):

If to Seller: Unique Logistics Holdings Limited
Unit 05-06, 3/F, Tower 2, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Hong Kong
Attention: Mr. Patrick Lee
Email: patrick.lee.hkg@unique-logistics.com
Facsimile: (852) 2795-9261

If to Buyer: Unique Logistics Holdings, Inc.
154-09 146th Avenue, 3-B
Jamaica, NY 11434
Attention: Sunandan Ray
Email: sunandan.ray.nyc@cflcargo-india.com
Facsimile: [*]

Section 9.08 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.09 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.10 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the Exhibits, the terms and provisions in the body of this Agreement shall control.

Section 9.11 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. Notwithstanding anything to the contrary herein, Seller shall have the right to assign this Agreement and all or any of its rights or obligations under this Agreement to an Affiliate for tax purposes, and the Buyer hereby consents to such assignment.

Section 9.12 No Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity (including any governmental authority) any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.13 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

Section 9.14 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate

or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.15 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

Section 9.16 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. There shall be three arbitrators. The location of the arbitration shall be New York.

Section 9.17 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 9.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.19 Survival of Representations. The Buyer and Seller agree and covenant that all of the representations and warranties in this Agreement shall survive the Closing or termination of this Agreement for a period of two years.

[*signature page follows*]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

UNIQUE LOGISTICS HOLDINGS LIMITED

By ____________________________
Name: LEE, PATRICK MAN BUN

UNIQUE LOGISTICS HOLDINGS, INC.

By ____________________________
Name:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

UNIQUE LOGISTICS HOLDINGS LIMITED

By ____________________________
Name:

UNIQUE LOGISTICS HOLDINGS, INC.

By ____________________________
Name: SUNANDAN RAY

–

Schedule 3.07

Part 1 - Members of the Buyer - pre-Closing

Member	Number of shares of Common Stock held	% of all outstanding and issued shares of Buyer (fully diluted)
Sunandan Ray 320 Southdown Road Lloyd Harbor, NY 11743	100	100%

Part 2- Members of the Buyer - post-Closing

Member	Number of shares of Common Stock held	% of all outstanding and issued shares of Buyer (fully diluted)
Sunandan Ray 320 Southdown Road Lloyd Harbor, NY 11743	7,199,900	72%
Unique Logistics Holdings Limited Unit 05-06, 3/F, Tower 2, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Hong Kong	1,500,000	15%
Spartan Capital Securities LLC 45 Broadway, New York, NY 10006	500,000	5%
Lucosky Brookman LLP 101 Wood Avenue South, Woodbridge, NJ 08830	300,000	3%
Southridge LLC 850 Third Avenue, New York, NY 10022	300,000	3%
David Briones 217 W. Main Street Somerville, NJ 08876	200,000	2%

Schedule 9.3a

1. **Shenzhen Unique Logistics International Limited**
2. **ULI South China Limited**
3. **3. Unique Logistics (Korea) Co., Ltd.**
4. **Unique Logistics International (H.K.) Limited**
5. **Unique Logistics International (South China) Limited**
6. **Unique Logistics International (Vietnam) Co. Ltd.**
7. **TGF Unique Limited**

EXHIBIT A

	Breakdown of Cash Purchase Price[1]
UL ATL Membership Interests	US$4,000,000
BOS Common Stock	US$1,000,000
UL NY Common Stock	US$1,000,000
Total	**US$6,000,000**

[1] The breakdown of the Cash Purchase Price for the Purchased Shares in this Exhibit A is only for tax purposes.

EXHIBIT A-1

BARCELONA DUE DILIGENCE
A-3 UNIQUE ATL

EXECUTION VERSION

AMENDED AND RESTATED OPERATING AGREEMENT OF UNIQUE LOGISTICS INTERNATIONAL (ATL) LLC

A GEORGIA LIMITED LIABILITY COMPANY

July 11, 2018

11718577v7

TABLE OF CONTENTS

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Any securities created by this Amended and Restated Operating Agreement, if any, have not been registered under the Georgia Uniform Securities Act of 2008, as amended, in reliance upon the exemptions from registration set forth in such Act, or under any other applicable state securities acts, in reliance upon the exemption(s) from registration available under said applicable act(s). In addition, any securities created by this Amended and Restated Operating Agreement, if any, have not been registered with the United States Securities and Exchange Commission in reliance upon an exemption or exemptions from such registration set forth in the Securities Act of 1933 provided by Section 4(a)(2) thereof (and regulations promulgated thereunder) nor have they been registered with the Securities Commission of any states in reliance upon certain exemptions from registration. The interests created hereby have been acquired for investment purposes only and may not be offered for sale, pledged, hypothecated, sold or transferred except in compliance with the terms and conditions of this Amended and Restated Operating Agreement and in a transaction which is either exempt from registration under such Acts and other applicable state securities acts or pursuant to an effective registration statement under such Acts and other applicable state securities acts.

UNIQUE LOGISTICS INTERNATIONAL (ATL) LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the "**Agreement**"), is made and entered into as of the 11th day of July, 2018, by and between **ROBERT C. SHAVER**, a Georgia resident (hereinafter sometimes individually referred to as "**Shaver**"), and **UNIQUE LOGISTICS HOLDINGS LIMITED**, a Hong Kong corporation (hereinafter sometimes individually referred to as "**UL/HK**") (said parties are sometimes hereinafter individually referred to as a "**Member**" and sometimes collectively referred to as the "**Members**").

WITNESSETH:

WHEREAS, immediately prior to the date hereof, Unique Logistics International (ATL) LLC, a Georgia limited liability company (the "**Company**"), was governed by that certain Operating Agreement, dated October 1, 2008 (the "**Original Operating Agreement**");

WHEREAS, the Members desire to restate fully their understandings and agreements concerning the Company by amending and restating the Original Operating Agreement; and

WHEREAS, this Agreement supersedes and replaces in its entirety the Original Operating Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt, adequacy and sufficiency of which the parties conclusively acknowledge, the parties do hereby agree as follows:

ARTICLE I

FORMATION

1.1 Formation

. The Company has been formed and exists for the limited purposes and scope set forth hereinafter. This Agreement shall be construed in accordance with and governed by the laws of Georgia, and particularly by

the Georgia Limited Liability Company Act, set forth in Chapter 11, Title 14, of the Official Code of Georgia Annotated §14-11-100 et. seq., and as it may be amended from time to time (the "**Act**"). The Members hereby adopt, ratify and approve the Articles (as herein defined).

1.2 Name

. The name of the Company is and shall be **UNIQUE LOGISTICS INTERNATIONAL (ATL) LLC**. The business of the Company may be conducted under other names chosen by the Managers.

1.3 Principal Place of Business

. The principal place of business of the Company is and shall be at 2727 Paces Ferry Road SE, Building 1, Suite 100, Atlanta, Georgia 30339, or at such other place as the Managers may hereafter determine. The Managers may establish additional places of business of the Company when and where required or made desirable by the Company's business, written notice of which shall be given to the Members as soon as practicable after establishing the same.

1.4 Registered Office and Registered Agent

. On the date hereof, the Company's registered office is 2727 Paces Ferry Road SE, Building 1, Suite 100, Atlanta, Georgia 30339, and its registered agent at such address is Shaver. The registered office and registered agent may be changed from time to time by filing the address of the new registered, office and/or the name of the new registered agent with the Georgia Secretary of State pursuant to the Act.

1.5 Business of Company

. The Company shall engage in the business of freight forwarding and logistics management and in such other activities related to or incidental to the foregoing as may be necessary, advisable, or convenient to the promotion or conduct of the business of the Company; including without limitation, to transact customs business as a broker, and to engage in any other lawful business or activity approved in writing by the Board of Managers, or, where required under the terms of this Agreement, by the Members, and to engage in such other activities related or incidental to the foregoing as may be reasonable, necessary, advisable, or convenient to the promotion or conduct of the business of the Company.

1.6 Duration of the Company

. The Company shall exist until dissolved and liquidated in accordance with Article IX of this Agreement or the Act.

1.7 Title to Property

. All property owned by the Company shall be owned by the Company as an entity and no Interest Holder shall have any ownership interest in such property in his or its individual name or right, and each Interest Holder's Interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not in the name of any Interest Holder.

ARTICLE II

DEFINITIONS

2.1 **Definitions**

. In addition to the terms defined above in the recitals, for the purposes hereof, certain terms are defined in the Appendix to this Agreement, which is hereby incorporated by this reference. All other capitalized words and phrases in this Agreement shall have the following meanings:

(a) "Affiliate" means, with respect to any Person, any Person that controls, is controlled by, or is under common control of, such Person

. For purposes hereof, "control" shall mean the right to direct the actions of a Person, whether through the ownership of equity interests or through representation on the governing body of such Person.

(b) "Agreement" means this Amended and Restated Operating Agreement, as it may be amended from time to time.

(c) "Articles" shall mean the Articles of Organization of the Company, as filed with the Secretary of State of the State of Georgia on September 30, 2008, as the same may be amended from time to time.

(d) "BBA Partnership Audit Rules" mean Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, including any other Code provisions with respect to the same subject matter as Sections 6221 through 6241 of the Code, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto.

(e) "Board of Managers" or "Board" shall mean, collectively, the Managers appointed pursuant to Section 3.2 below.

(f) "Change of Control" means, with respect to a Person, the occurrence of any of the following: (i) the sale of all or substantially all of the assets of such Person to an unaffiliated third party; (ii) a sale resulting in more than 50% of the aggregate outstanding voting power of the capital stock (or equity interests) of such Person being held by an unaffiliated third party; (iii) a merger, consolidation, recapitalization or reorganization of such Person with or into an unaffiliated third party, if and only if such event listed in clause (iii) above results in the inability of the members, partners or shareholders prior to such event to designate or elect a majority of the managers (or the board of directors (or its equivalent)) of the resulting entity or its parent company; or (iv) any other transaction that constitutes a "change of control" under U.S. securities laws or the Code.

(g) "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

(h) "Consumer Price Index" means the "United States City Average All Items for All Urban Consumers (CPI-U, 1982-84=100)" published by the Bureau of Labor Statistics of the U.S. Department of Labor.

(i) "Distributable Cash" means, with respect to any Fiscal Year, all cash receipts of the Company during such period (including proceeds of sales, financings, re-financings and other events of a capital nature) plus any cash that becomes available from reserves, less (i) operating expenses or other expenditures made during such period, (ii) professional fees and expenses incurred by the Company in connection with the conduct of its business, (iii) interest and principal paid on any indebtedness, and (iv) any amount that the Managers may reasonably determine to be necessary or advisable to reserve for the conduct of the business of the Company, including without limitation amounts required

for payment of expenses and obligations (including obligations to Members) that have accrued or shall accrue in the reasonable future, capital expenses required or projected to be required in the reasonable future, and a reasonable reserve for contingencies.

(j) "Effective Date" means July 11, 2018.

(k) "General Interest Rate" means a rate per annum equal to the lesser of (i) the per annum rate equal to the "Prime Rate" as reported in the "Money Rates" Section of The Wall Street Journal (provided, that if such Prime Rate is there reported as a range of rates, for purposes of the indebtedness the Prime Rate shall be the highest of such range of rates; the initial interest rate shall be based on the Prime Rate in effect on the date of creation of the obligation to which such rate applies; thereafter, the interest rate of the indebtedness shall be adjusted at the beginning of each calendar quarter until such debt obligation is paid in full), and (ii) the maximum rate permitted by applicable law.

(l) "Good Reason" means the occurrence of any of the following: (i) a reduction in Shaver's base salary, bonus opportunity or guaranteed payments; (ii) a relocation of the Company's principal office by more than 15 miles, which is not proposed nor agreed by Shaver; (iii) any breach by the Company of any provision of this Agreement or any provision of any other agreement between Shaver and the Company; (iv) an adverse change or reduction, as applicable, in Shaver's title, authority, duties, or responsibilities; (v) an adverse change in the reporting structure applicable to Shaver; or (vi) the Company or UL/HK executes an agreement relating to, or consummates, a Change of Control.

(m) "Interest" means a Person's share of the Profits and Losses of the Company, and the right to receive distributions from the Company in accordance with the terms of this Agreement.

(n) "Interest Holder" means any entity or individual owning an Interest, regardless of whether such individual or entity has been admitted into the Company as a Member.

(o) "Liquidating Managers" means the Managers at such time as the Company is liquidating, or, if there are no Managers at such time, the Members, acting by Majority Vote.

(p) "Liquidation" means for the purpose hereof, as to the liquidation of the Company and of an Interest Holder's Interest in the Company, the same as the meanings for such terms that they have for purposes of the Regulations; "termination" of the Company shall be synonymous with its liquidation; and whenever any contribution or distribution hereunder is to be made on, at, or in connection with any such liquidation or termination, the same shall be required by the end of the taxable year of the Company during which such liquidation or termination occurs or, if later, the ninetieth (90th) day following such liquidation.

(q) "Major Decision" means any of the matters listed in Section 3.5 which shall require the approval of Members who own at least seventy-five percent (75%) of the Membership Interests then issued and outstanding.

(r) "Manager(s)" means such one or more persons appointed by the Members to manage the business and affairs of the Company in accordance with the provisions of this Agreement, and any persons that may be appointed by the Members to succeed duly-appointed Manager(s) in that capacity

. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(s) "Majority Vote" means a vote or written consent by Persons who hold then issued and outstanding Membership Interests that exceed seventy-five percent (75%) of all the then issued and outstanding Membership Interests in the Company.

(t) "Member(s)" means each party who executes a counterpart of this Agreement as a Member and each of the parties who may hereafter become Members

. If a person is a Member immediately prior to the purchase or other acquisition by such person of a Member's Interest, such person shall have all the rights as a Member with respect to such purchased or otherwise acquired Interest.

(u) "Membership Interest" means all the rights of a Member in the Company, including (i) a Member's Interest; (ii) right to inspect the Company's books and records, and (iii) the right to participate in the management of the Company and to vote on matters coming before the Company.

(v) "Partnership Representative" has the meaning set forth in Section 10.4(b) of this Agreement.

(w) "Permitted Transferee" means: (i) with respect to a Member other than an individual, any Affiliate of such Member; and (ii) with respect to a Member who is an individual: (A) any lineal descendant of such Member; (B) any organization exempt from federal income tax pursuant to Section 501(c)(3) of the Code; (C) any inter-vivos trust for the exclusive benefit of one or more of the Member, his spouse, and/or one or more individuals or organizations described in clauses (A) and (B) hereof; and (D) any corporation, partnership, limited liability company, foreign or domestic, or other entity that is, and only for so long as it remains, wholly owned by one or more of the Member, his spouse, and/or one or more individuals, organizations, or trusts described in clauses (A) through (C), inclusive, hereof.

(x) "Person" means an individual or a corporation, a limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

(y) "Tax Matters Member" means the Member appointed as the "tax matters partner" for purposes of the Code pursuant to Section 10.4(a) of this Agreement.

(z) "Transfer" means, as a verb, to sell, assign, give, exchange, lease, encumber, pledge, hypothecate, mortgage, or otherwise grant any interest in property to another Person, including without limitation by operation of law, and as a noun means the granting of any interest in property through any of the aforementioned methods.

ARTICLE III

MANAGEMENT OF THE COMPANY

3.1 Management

. Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of applicable law, the business and affairs of the Company shall be managed exclusively under the direction and control of the Board of Managers, which shall have full and complete

power and authority to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. Subject to the terms, conditions and limitations set forth in this Agreement, including, without limitation, Section 3.5, the Board of Managers shall act by the affirmative vote of a majority of the Managers.

Subject to the terms, conditions and limitations set forth in this Agreement, including, without limitation, Section 3.5 and Section 3.35, the Board of Managers hereby delegates the day-to-day operations of the Company's business to the officers of the Company. For the avoidance of doubt, no individual Manager, in his capacity as a Manager, shall have the power or authority to act on behalf of the Company or the Board of Managers unless so authorized and empowered by the entire Board of Managers pursuant to the terms and subject to the conditions in this Agreement.

3.2 Number of Managers, Tenure and Rights to Nominate

. The Company shall initially have up to five (5) Managers. The Members hereby appoint Shaver, **[Shaver Appointee]**, Richard Lee Chi Tak, Thomas Wong Ho, and Patrick Lee Man Bun as the Managers of the Company. Each of the Members agrees to vote its or his Membership Interest to elect and re-elect Shaver, **[Shaver Appointee]**, Richard Lee Chi Tak, Thomas Wong Ho, and Patrick Lee Man Bun as the Managers at each annual meeting of the Members as long as each is able and willing to serve, subject to Paragraphs 3.2(a), (b) and (c) below.

(a) Nominees of UL/HK

. So long as UL/HK or its successors own at least sixty percent (60%) of the Membership Interest in the Company, UL/HK or its successor shall be entitled to designate three (3) Managers.

(b) Nominees of Shaver

. So long as Shaver or his successors own at least forty percent (40%) of the Membership Interest in the Company, Shaver or his successors shall be entitled to designate two (2) Managers, one of which may be Shaver himself.

(c) Elections of Managers; Qualifications; Voting

. Each of the Members agrees to vote its or his Membership Interest to elect and re-elect Shaver, **[Shaver Appointee]**, Richard Lee Chi Tak, Thomas Wong Ho, and Patrick Lee Man Bun as the Managers at each annual meeting of the Members, or such substitute nominees of the respective Members in accordance with Paragraphs (a), (b) and (c) of this Section 3.2 as long as such individual is able and willing to serve and so designated by the Members of the Company. At all such times that Managers shall be chosen for the Company, including, without limitation, filling vacancies resulting from the removal or resignation of Managers, each of the Members shall vote for the election of Managers, and take such other actions at all times, as may be necessary in order to satisfy and effectuate the provisions and requirements of this Article and of this Agreement generally. As soon as this Agreement has been fully executed by the initial parties hereto, a Members' meeting shall be held, if necessary, to conform the Board of Managers to the requirements of this Section 3.2. Thereafter, the nomination and election of Managers shall take place at the annual meeting of Members of the Company, or at any special meeting properly called for such purpose. Subject to the terms of this Section 3.2, Managers shall be elected by the Majority Vote of the Members. Subject to all of the foregoing, each Manager shall hold office until the next annual meeting of Members or until his successor shall have been elected and qualified. Managers need not be residents of the State of Georgia or Members of the Company.

(d) Board of Managers

. The Board of Managers of the Company shall consist of the Managers of the Company so elected.

(e) Meetings of the Board of Managers

. The entire Board of Managers of the Company shall meet at least quarterly. Unless otherwise unanimously agreed by the Managers, all meetings of the Board of Managers shall be at the Company's principal office, or by telephone in accordance with the Act. If a meeting is required at the Company's office, then the Company shall pay reasonable travel costs for any Manager traveling from outside of the State of Georgia. Any two (2) Managers or holders of at least fifteen percent (15%) of the issued and outstanding Membership Interests may call a meeting of the Board of Managers.

3.3 Intentionally Omitted.

3.4 Intentionally Omitted.

3.4

3.5 Major Decisions

. The Company shall not be bound by any Major Decision, and the Company and its Managers and officers shall not approve or take any step to accomplish any matter constituting a Major Decision, except pursuant to and after the approval of such Major Decision by the affirmative vote of Members who own at least seventy-five percent (75%) of the then issued and outstanding Membership Interests in the Company. The "Major Decisions" are the following actions:

(a) Real Estate

. Buying, selling or encumbering any land, building, or other real estate owned by the Company.

(b) Other Assets

. Selling, encumbering, or pledging all or part of the assets of the Company other than in the ordinary course of business; provided, that in no event may the Company incur secured indebtedness without the approval thereof by the entire Board of Managers.

(c) Equity Transactions

. Buying or selling of shares or other ownership interests in other companies or businesses, including, without limitation, establishing any subsidiary of the Company.

(d) Capital Changes

. Increasing or decreasing of authorized or issued capital, including, without limitation, issuing new Membership Interest or any other equity interests in the Company.

(e) Premises

. Establishing, closing or discontinuing any branch offices or business premises, including, without limitation, leasing any such premises.

(f) Officers

. Appointing officers, except to the extent expressly provided elsewhere in this Agreement.

(g) Capital Expenditures

. Making capital expenditures in excess of those (in the aggregate or by line item) contained in the Company's Approved Budget, subject to Section 3.35.

(h) Agreements

. Entering into, terminating or amending oral or written agreements which are material in amount or duration or which involve an element of personal confidence, including, but not limited to, any oral or written employment agreement.

(i) Mergers and Other Transactions

. Merging or consolidating or entering into an exchange with any Person, or acquiring all or any substantial portion of the assets of, or equity in, any Person, or liquidating or dissolving the Company.

(j) Distribution Income Policy

. Distributing Distributable Cash to the Members, except for distributions declared in accordance with the Company's current distribution policy as set forth in Section 7.3 below. The Company shall make distributions pursuant to such policy until and unless such policy is changed by vote or agreement by Members who own at least seventy-five (75%) of the then issued and outstanding Membership Interests in the Company.

(k) Interest Repurchases. Redeeming, retiring, purchasing or otherwise acquiring, directly or indirectly, any Membership Interest or other Interest in the Company, except as expressly required or approved elsewhere herein.

(l) Loans and Travel Expenses

. Making any loans or other advances of money (other than compensation, travel advances and other similar advances in the ordinary course of business) to officers, Managers or Members of the Company.

(m) Compensation and Expenses

. Paying "guaranteed payments," bonuses, or other compensation to any person who is a Manager or Member of the Company, except that (i) Shaver shall initially receive as fixed base annual compensation the sum of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) and (ii) the Board of Managers shall declare an annual bonus to Shaver in his capacity as an officer who is actively engaged in management.

(i) Specifically, Shaver shall receive, as a bonus which shall be classified as "guaranteed payments", with respect to each Fiscal Year, the total amount of fifteen percent (15%) of the Company's Profits during the preceding Fiscal Year, provided that, solely for the purposes of this Paragraph 3.5(m), the determination of the "Profits" of the Company shall be

determined without reduction for any amounts paid to Shaver as a bonus pursuant to this Paragraph 3.5(m) with respect to that Fiscal Year or any prior Fiscal Years.

(ii) The Company shall pay on behalf of, or reimburse Shaver for, all expenses, costs, fees and insurance premiums incurred in connection with the ownership and use of a motor vehicle by Shaver, as long as Shaver is an officer of the Company.

(iii) Any other increase in base annual compensation to Shaver shall require the approval of the Board of Managers. Any change in such bonus policy for Shaver must be approved by the vote or agreement of the Members who own at least seventy-five (75%) of the then issued and outstanding Membership Interests in the Company.

(iv) The remaining Profits of the Company shall be distributed to the Members in proportion to the amounts of their respective Interests that they each own in the Company, subject to the directions and limitations set forth in Section 7.3 below.

(n) Employee Bonuses

. The Company shall pay with respect to each Fiscal Year a bonus of eight percent (8%) of the Company's Profits to the employees of the Company other than Shaver, provided that, for the purposes of this Paragraph 3.5(n), the determination of the "Profits" of the Company shall be determined without reduction for any amounts paid to Shaver as a bonus pursuant to Paragraph 3.5(m) above with respect to that Fiscal Year or any prior Fiscal Years, and without reduction for any amounts paid as bonuses to the employees of the Company pursuant to this Paragraph 3.5(n) with respect to that Fiscal Year or any prior Fiscal Year. Shaver, so long as he is still employed by the Company, shall determine the allocation of the bonus pool among the employees of the Company. Any change in such bonus policy for the employees of the Company must be approved by the vote or agreement of the Members who own at least seventy-five (75%) of the then issued and outstanding Membership Interests in the Company.

(o) Subsidiary Corporations

. Voting in a Members' or Managers' meeting of any subsidiary corporation or any other corporation as to any of the issues set forth in this Section 3.5.

(p) Auditors

. Appointing new auditors for the Company.

(q) Lending; Banks

. Changing the Company's banking relationships, or borrowing money for the Company from banks or other lending institutions.

(r) Principal Office

. Changing the principal office of the Company from that where it is presently located.

(s) Exercise of Option

. Exercising any option to purchase, or accepting any offer to sell, any Interest pursuant to any provision of Article VIII below.

(t) Determination of Disability

. Determining a Member to be a disabled Member for the purposes of Section 8.4 below.

(u) Expansion of Business

. Any expansion of the business of the Company, including through the acquisition of the other operating entities or their assets, or through the provision of any additional services, to any area of activity not reasonably related to the business purpose of the Company stated in Section 1.5 above.

(v) Entertainment Expenses

. Any increase or reduction of the agreed annual budget amount for entertainment and business development expenses from two-tenths of one percent (0.2%) of the immediately preceding Fiscal Year's total gross revenue.

(w) Affiliate Transactions. To approve any compensation agreement or arrangement, contractual agreement, or services agreement or arrangements on behalf of the Company, whether written or oral, with (i) UL/HK, (ii) any Affiliate of UL/HK, or (iii) any employee or individual affiliated with UL/HK.

(x) Bankruptcy. Any commencement of any suit, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, the appointment of a receiver or trustee, or any other relief of debtor proceeding.

(y) Fringe Benefits. The adoption or termination of any fringe benefit program or plan for the employees of the Company.

3.6 Liability for Certain Acts

. Each Manager shall act in a manner he believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager is not liable to the Company, its Members, or other Managers for any action taken in managing the business or affairs of the Company if he performs the duty of his office in compliance with the standard contained in this Section 3.6. No Manager has guaranteed or shall have any obligation with respect to the return of a Member's Capital Contributions or Profits from the operation of the Company. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from intentional misconduct or knowing violation of law or a transaction for which such Manager received a personal benefit in violation or breach of the provisions of this Agreement. Each Manager shall be entitled to rely on information, opinions, reports or statements, or other financial data prepared or presented in accordance with the provisions of the Act or other applicable law.

3.7 Managers Have No Exclusive Duty to Company

. Subject to the obligations of Shaver as an officer of the Company, and the terms and provisions of any employment agreement between the Company and any of its Managers, no Manager shall be required to manage the Company as his sole and exclusive function or to devote any minimum number of hours to the affairs of the Company and each Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any

Manager or to the income or proceeds derived therefrom. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

3.8 Bank Accounts

. All funds of the Company shall be deposited in such bank account or accounts as shall be determined by the Members under Section 3.5 above. All withdrawals shall be made upon checks signed by, or by electronic fund transfers authorized by, such persons as the Managers may designate from time to time.

3.9 Indemnity of the Managers, Officers, Employees and Other Agents.

(a) Managers

. The Company shall indemnify and save harmless the Managers and, if applicable, the Liquidating Managers from any claims, demands, loss or damage, costs and expenses, including without limitation, reasonable attorneys' fees arising or incurred by them by reason of any failure to act or act performed by them for and on behalf of the Company and in furtherance of its interest, provided such acts or failures to act were done in good faith and on behalf of the Company and were not grossly negligent, did not constitute willful misconduct, were not in knowing violation of law or the terms of this Agreement, or a transaction in which said Manager received a personal benefit in violation of the terms of this Agreement. Such indemnification shall be made from assets of the Company. The Company may make advances for expenses.

(b) Non-Managers

. The Company shall indemnify its officers, employees and other agents who are not Managers to the fullest extent permitted by law, provided such acts or failures act to were done in good faith and on behalf of the Company and were not grossly negligent, did not constitute willful misconduct, were not in knowing violation of law or the terms of this Agreement, or a transaction in which said Person received a personal benefit in violation of the terms of this Agreement. Such indemnification shall be made from assets of the Company. The Company may make advances for expenses.

3.10 Resignation

. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

3.11 Removal

. Subject to the provisions of Section 3.2 above, at a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by Majority Vote of Members. No Manager who has been nominated by a Member under Section 3.2 above where such Member desires such Manager to continue in office as a Manager shall be removed under this Section 3.11. The removal of a Manager who is also a Member shall not affect the Managers' rights as a Member and shall not constitute a withdrawal of a Member.

3.12 Vacancies

. Subject to the provisions of Section 3.2 above, any vacancy occurring for any reason in the number of Managers of the Company may be filled by Majority Vote of Members. Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by Majority Vote of Members an annual meeting or at a special meeting of Members called for that purpose or by the Members' unanimous written consent. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

3.13 Approval or Ratification of Acts or Contracts by Members

. The Managers in their discretion may submit any act or contract for approval or ratification at any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by Majority Vote of the Members shall be valid and binding upon the Company, unless such action is a "Major Decision" to be decided under Section 3.5 above. Failure of the Managers for any reason (or for no reason) to submit any act or contract to the Members for approval or ratification shall not in any way act to, or be deemed to, make such act or contract void or voidable.

3.14 Annual Meeting

. A meeting of the Managers shall be held immediately following the annual meeting of Members for the transaction of such business as may properly come before the meeting.

3.15 Special Meetings

. Special meetings of the Managers, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager.

3.16 Place of Meetings

. By the affirmative vote of the Managers, the Managers may designate any place, either within or outside the State of Georgia, as the place of meeting for any meeting of the Managers. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Georgia. Pursuant to Section 3.21, Managers may attend and participate in any meeting of the Managers by a conference telephone or similar communications equipment in compliance with the requirements of Section 3.21.

3.17 Notice of Meetings

. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three (3) days before the date of the meeting, either personally or by mail, or by private carrier, by or at the direction of the Manager or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three (3) calendar days after being deposited in the United States mail, addressed to the Manager at his address.

3.18 Meeting of the Managers

. If the Managers shall meet at any time and place, either within or outside of the State of Georgia, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

3.19 Quorum

. A majority of the Managers shall constitute a quorum at any meeting of the Managers.

3.20 Manner of Acting

. Each Manager shall have one (1) vote. If a quorum is present, the affirmative vote of a majority of the Managers shall be the act of the Managers, unless the vote of a greater number or proportion is otherwise required by the Act or by this Agreement, including without limitation under Section 3.5 above.

3.21 Action by Written Consent or Telephone Conference

. Any action permitted or required by the Act, the Articles or this Agreement to be taken at a meeting of the Managers or any committee designated by the Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers or members of such committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Georgia, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers or any such committee, as the case may be. Subject to the requirements of the Act, the Articles or this Agreement for notice of meetings, unless otherwise restricted by the Articles, Managers or members of any committee designated by the Managers, may participate in and hold a meeting of the Managers or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.22 Intentionally Omitted

.

3.23 Conflicts of Interest

. The Company may transact business with any Manager, Member, or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties and the Member, officer or Manager(s) who proposes any such transaction fully discloses to the Board of Managers the nature of any relationship with any such related party and the terms of the transaction.

3.24 Salaries; Reimbursements

. Subject to Paragraph 3.5(m) of this Agreement, the compensation of the Managers shall be fixed from time to time by Majority Vote of the Members, and no Manager shall be prevented from receiving such compensation by reason of the fact that he is also a Member of the Company. The Managers shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder.

3.25 Chairman of the Board of Managers

. The Chairman of the Board of Managers, if any, shall preside, when present, at all meetings of the Members and all meetings of the Managers.

3.26 Officers.

(a) Appointment

. The Board of Managers may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Georgia, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under Georgia law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of or limitation on authority and duties made to such officer by the Managers, subject to the provisions of this Agreement. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers and shall be reasonable with respect to the services rendered.

(b) Resignation

. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Managers whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

3.27 Chief Executive Officer

. The Chief Executive Officer shall be the chief executive officer and chief operating officer of the Company and, subject to the provisions of this Agreement, shall have general supervision of the affairs of the Company and shall have general and active control of all its business. He shall preside, in the absence of the Chairman of the Managers, if any, at all meetings of Members and at all meetings of the Managers. He shall see that all orders and resolutions of the Managers and the Members are carried into effect. He shall have general authority to execute bonds, deeds and contracts in the name of the Company and affix the Company seal thereto; to sign Membership Interest certificates; to cause the employment or appointment of such employees and agents of the Company as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of this Agreement; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the President; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in this Agreement.

3.28 President

. In the absence of the Chief Executive Officer or in the event of his inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as the Managers or the Chief Executive Officer may from time to time prescribe.

3.29 Executive Vice President

. In the absence of the Chief Executive Officer and the President or in the event of their inability or refusal to act, the Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Managers, the Chief Executive Officer or the President may from time to time prescribe. The Vice President in charge of finance, if any, shall also perform the duties and assume the responsibilities described in Section 3.32 for the Treasurer, and shall report directly to the Chief Executive Officer of the Company.

3.30 Secretary

. The Secretary shall attend and record minutes of the proceedings of all meetings of the Managers and any committees thereof and all meetings of the Members. He shall file the records of such meetings in one or more books to be kept by him for that purpose. Unless the Company has appointed a transfer agent or other agent to keep such a record, the Secretary shall also keep at the Company's registered office or principal place of business a record of the original issuance of Membership Interests issued by the Company and a record of each transfer of those Interests that have been presented to the Company for registration of transfer. Such records shall contain the names and addresses of all past and current Members of the Company and the Membership Interests held by each of them. He shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Managers, and shall perform such other duties as may be prescribed by the Managers or the Chief Executive Officer, under whose supervision he shall be. He shall have custody of the company seal of the Company and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Managers may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature. The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent is properly accountable. He shall have authority to sign certificates and shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

3.31 Assistant Secretaries

. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary, if any (or, if there be more than one, the Assistant Secretaries in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managers, the Chief Executive Officer or the Secretary may from time to time prescribe.

3.32 Treasurer

. The Treasurer, if any (or the Vice President in charge of finance, if one be elected), shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers or the Chief

Executive Officer. He shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Managers, at its regular meetings, or when the Managers so require, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Managers, he shall give the Company a bond (which shall be renewed every six (6) years) in such sum and with such surety or sureties as shall be satisfactory to the Managers for the faithful performance of the duties of his office and for the restoration of the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company, with the Company to reimburse the Treasurer for the cost thereof. The Treasurer shall be under the supervision of the Vice President in charge of finance, if any, and he shall perform such other duties as may be prescribed by the Managers, the Chief Executive Officer or any such Vice President in charge of finance.

3.33 Reimbursement; Compensation

. The officers of the Company shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder and shall receive such compensation, if any, for their services as is described in Paragraph 3.5(m) above, or as may be designated from time to time by the Board of Managers in accordance with the terms of this Agreement.

3.34 Appointment of Officers.

(a) Officers

. The officers of the Company shall be chosen by its Board of Managers in accordance with this Agreement; provided that, so long as each individual named below, respectively, is a Manager of the Company, the Board of Managers shall elect him to the office indicated below:

Individual	Office
Richard Lee Chi Tak	Chairman of the Board
Shaver	President and CEO
Shaver	Secretary
Shaver	Treasurer

(b) Removal of Officer for Cause

. Any officer can be removed for cause, provided, that in order to remove an individual from an office that he is named to hold pursuant to Paragraph 3.34(a), above, at least four (4) Managers must vote for removal in a special meeting of the Board of Managers properly called for that purpose. For the purposes of this Agreement, "cause" shall mean the following:

(i) Any material breach of the terms or conditions of this Agreement after written notice of the breach given by the Company to the officer and an appropriate opportunity given to the officer to cure the breach;

(ii) Dishonesty or fraud with respect to the business or properties of the Company;

(iii) Repeated failure to abide by reasonable rules or regulations governing the transaction of the business of the Company as the Company may from time to time

adopt or approve after written notice of the failure given by the Company to the officer and an appropriate opportunity given to the officer to cure the failure;

(iv) Willful or persistent inattention to duties and/or acts amounting to gross negligence or willful misconduct after written notice of the inattention given by the Company to the officer and an appropriate opportunity given to the officer to cure the inattention;

(v) Misappropriation of funds, assets, or corporate opportunities for personal gain;

(vi) Intentional wrongful disclosure of trade secrets, proprietary information, or confidential information of, or relating to, the Company;

(vii) The final, non-appealable conviction of the officer of fraud, or of any felony;

(viii) The repeated failure to follow reasonable and material written instructions or directions of the Company after written notice of the failure given by the Company to the officer and an appropriate opportunity given to the officer to cure the failure; or

(ix) Absence from work for a consecutive period of ten (10) working days, based on a five day work week, during any fiscal year (excluding absences due to disability, holidays, vacation days, approved sick leave, or personal leave days).

3.35 Annual Budget. At least forty-five (45) days prior to the commencement of each fiscal year of the Company (beginning in calendar year 2018), or at such other time(s) as agreed to by the Board of Managers, the Chief Executive Officer shall cause to be prepared and shall submit to the Board of Managers a proposed operating budget and capital expenditure budget for the Company for such fiscal year and a business plan for such fiscal year. The Chief Executive Officer shall revise the proposed budgets in form and substance reasonably satisfactory to the Board of Managers. Each budget and business plan approved by the Board of Managers pursuant to this Section 3.35 is referred to herein as an "Approved Budget". The Chief Executive Officer shall have the power and authority to make the expenditures and incur the obligations provided for in and otherwise implement an Approved Budget, without the need for such implementation, expenditures or obligations to be further approved by any Manager. Until final approval of a budget and business plan by the Board of Managers, the Chief Executive Officer shall have the authority and power to operate the Company on the basis of the previous fiscal year's Approved Budget, together with an increase in such Approved Budget equal to (x) the actual increase in expenses associated with real estate taxes and assessments, insurance premiums, utilities, rent and other non-discretionary expenses and (y) with respect to any discretionary expenses (other than Shaver's salary), the greater of (i) the increase in the Consumer Price Index since the end of the prior fiscal year and (ii) an aggregate amount equal to three percent (3%) of the discretionary expenses in such Approved Budget.

ARTICLE IV

RIGHTS OF MEMBERS; MEETINGS OF MEMBERS

4.1 Authority; Limitations on Liability

(a) Except as otherwise set forth in this Agreement, no Member, in his or its

capacity as a Member, shall have any power or authority to bind the Company unless the Member has been authorized by all the Managers to act as an agent of the Company in accordance with this Agreement.

(b) Each Member's liability shall be limited as set forth in this Agreement, the Articles, the Act and other applicable law.

4.2 No Liability for Company Obligations

. No Member will have any personal liability for any debts or losses of the Company, except as provided by law.

4.3 Annual Meeting

. A meeting of Members shall be held annually for the election of Managers and for the transaction of such other business as may properly come before the meeting. The meeting shall be held at such time and place on such date as the Members shall determine from time to time and as shall be specified in the notice of this meeting.

4.4 Special Meetings

. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by a Member or Members holding at least fifteen percent (15%) of the Membership Interests.

4.5 Place of Meetings

. By Majority Vote, the Members may designate any place, either within or outside the State of Georgia, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company in the State of Georgia. Pursuant to Section 4.15, Members may attend and participate in any meeting of the Members by a conference telephone or similar communications equipment in compliance with the requirements of Section 4.15.

4.6 Notice of Meetings

. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) nor more than fifty (50) days before the date of the meeting, either personally or by mail, or by private carrier, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three (3) calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.

4.7 Meeting of all Members

. If all of the Members shall meet at any time and place, either within or outside of the State of Georgia, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

4.8 Record Date

. For the purpose of determining Members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.8, such determination shall apply to any adjournment thereof.

4.9 Quorum

. Members holding at least seventy-five percent (75%) of all Membership Interests represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting a majority of Membership Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Membership Interests whose absence would cause less than a quorum to be present.

4.10 Manner of Acting

. If a quorum is present, the Majority Vote of Members shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, the Articles, or this Agreement.

4.11 Voting List

. The Managers shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the Membership Interests held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the whole time of the meeting. The original ownership records shall be prima-facie evidence as to who are the Members entitled to examine such list or transfer records or to vote at any meeting of Members. Failure to comply with the requirements of this Section 4.11 shall not affect the validity of any action taken at the meeting.

4.12 Proxies

. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section 4.12. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two (2) or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents

thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Membership Interests that are the subject of such proxy are to be voted with respect to such issue. Membership Interests that are the subject of such proxy are to be voted with respect to such issue.

4.13 Action by Members Without a Meeting

. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the necessary Members entitled to vote and required to approve such action and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 4.13 shall be effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

4.14 Conduct of Meetings

. All meetings of the Members shall be presided over by the Chairman of the Board of Managers. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

4.15 Action by Telephone Conference

. Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

4.16 Waiver of Notice

. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

4.17 Voting of Membership Interest

. The Members agree that at all times they will vote their Membership Interest in the Company in good faith and fair dealing in a manner consistent with the Company's best interests and in a manner consistent with this Agreement and will not, without the unanimous agreement of all Members, vote their Membership Interest or enter into consensual action with respect to their Membership Interest in a manner which would be inconsistent with or amendatory to this Agreement.

4.18 Covenants of Member Employees

. Each Member who also serves as a regular paid employee of the Company and the within-named Shaver regardless of whether or not he is a regular paid employee of the Company, so long as he is a Manager or an officer of the Company (a "**Member Employee**") acknowledges and agrees that the Company's ability in the ordinary course of business to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs, rates and other confidential information relating to the Company's

business is of the utmost importance to the Company's success, and further acknowledges that he will develop and learn such information in the course of his employment or position with the Company, and that such information would be useful in competing unfairly with the Company. Accordingly, each such Member Employee covenants and agrees with the Company as follows:

(a) Confidential Information

. The Member Employee will protect all Company Confidential Information (as defined below) at all times, both during and after his or her employment and holding of the position of Manager and/or officer, and will not disclose to any person, or entity, or otherwise use, except in connection with the Member Employee's duties performed for the Company, any Company Confidential Information. "**Company Confidential Information**" means all technical, business and other information of the Company, whether or not in writing, which derives value, economic or otherwise, from not being generally known to the public or to other persons or entities who can obtain value from its disclosure or use, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists or information concerning actual or potential customers or suppliers, information regarding business plans and operations, methods and plans of operation, marketing strategies, sales and distribution plans or strategies, cost information, pricing strategies, rates, and acquisition and investment plans. Company Confidential Information includes information disclosed or owned by third parties (including information of any Affiliate of the Company) that is treated by the Company as confidential or is subject to an obligation of the Company to treat such information as confidential, whether such obligation is contractual or arises by operation of law.

(b) Post-Termination Covenants

. Each Member Employee shall not, except on behalf of the Company or an Affiliate of the Company, at any time during the period commencing on the date of this Agreement and continuing for a period of twelve (12) months after the termination of such Member Employee as an employee (including acting as a Manager or officer):

(i) provide the Member Employee's services as an executive or manager to any person or entity providing freight forwarding or logistics in competition with the Company or with any of the companies which at the time of termination were constituents of the network known as the "ULI Group" within the states of Georgia, South Carolina, North Carolina, Virginia, Tennessee and Alabama; or

(ii) solicit, induce, or assist in the solicitation of, any person or entity employed or engaged by the Company in any capacity (including without limitation as an employee at will or independent contractor), to terminate such employment or other engagement; or

(iii) disparage the Company or any of its Managers, officers, employees, or agents.

ARTICLE V

CERTAIN STATUTORY MATTERS

5.1 Conflicting Interest Transactions

. The provisions of O.C.G.A. § 14-11-307 shall not apply to the Company, and any issues with respect to conflicting interest transactions shall be subject to the terms of this Agreement.

5.2 Matters Requiring a Vote of Members or Managers

. The provisions of O.C.G.A. § 14-11-308 shall not apply to the Company.

5.3 Actions Without a Meeting; Meetings

. The provisions of O.C.G.A., § 14-11-310, § 14-11-311, and § 14-11-312 shall not apply to the Company; provided, the provisions of O.C.G.A. § 14-11-309 shall apply and permit actions without a meeting as set forth therein and in this Agreement.

5.4 Events of Disassociation

. O.C.G.A. § 14-11-601.1(b) (4), (5) and (6) shall not apply to any Member or the Company.

5.5 Events Causing Dissolution

5.6 . The events set forth in O.C.G.A

. § 14-11-602(b)(4) shall not cause a dissolution of the Company.

ARTICLE VI

CAPITAL CONTRIBUTIONS

6.1 Original Contributions

. Each Member has contributed to the Company certain property and acquired its Membership Interest as set forth on Schedule "A" attached, labeled "Interest Holders' Membership Interests." No Member shall have the right, obligation or be permitted to make any Capital Contribution to the Company without the prior unanimous written consent of the Members.

6.2 Application of Proceeds

. The Managers are authorized to apply the capital of the Company for such purposes and with such priorities in connection with the business of the Company as they in their sole discretion shall determine.

6.3 Withdrawal and Reduction of Capital

. No Interest Holder shall have the right to withdraw or reduce such Interest Holder's original investment except as may result by virtue of distributions as expressly provided herein. Furthermore, no Interest Holder shall have the right to demand property other than cash in return for such Interest Holder's original investment. Neither the Company nor any Interest Holder shall have any right to require the liquidation of any Interest Holder's Interest in the Company except in connection with liquidation of the Company or as expressly provided in this Agreement. In the event of any liquidation of an Interest Holder's Interest in the Company, such Interest Holder shall be entitled, in connection therewith, to a distribution of cash equal to the positive balance, if any, of such Interest Holder's Capital Account (unless this Agreement expressly provides for the distribution of some other amount to the Interest Holder).

6.4 Loans and Advances by Interest Holders

. No Interest Holder shall have the right, obligation or be permitted to lend and advance to the Company any amounts as a loan except with the prior unanimous written consent of the Members. Any loan to the

Company from an Interest Holder shall be evidenced by a promissory note in a form reasonably acceptable to counsel to the Company. If an Interest Holder makes a loan to the Company pursuant to this Section 6.4, the amount of the loan shall not entitle the lending Interest Holder to any increase in his or its share of distributions of the Company with respect to such Interest Holder's Interest or entitle him or it to any greater proportion of the Profits or Losses of the Company with respect to such Interest Holder's Interest. The amount of the loan shall be deemed a debt from the Company to the lending Interest Holder and shall bear interest from the date of the loan at the General Interest Rate as of the date of the loan plus one-half of one percent (0.5%). No Interest Holder shall have any greater liability for repayment of such loan than would be obtained with respect to repayment of any loan to the Company negotiated at arm's length with a third-party lender which is not an Interest Holder.

6.5 List of Interest Holders

. Upon written request of any Interest Holder, the Managers shall provide a list showing the names, addresses and Interest of all Interest Holders.

ARTICLE VII

MEMBERSHIP PERCENTAGES; ACCOUNTING ALLOCATIONS; DISTRIBUTIONS OF AVAILABLE CASH

7.1 Membership Percentages

. The original Membership Interests of the Members are as set forth on the attached Schedule "A" labeled "Interest Holders' Membership Interests."

7.2 Allocations of Accounting Items.

(a) A Capital Account shall be separately maintained for each Interest Holder in accordance with the terms of the Capital Account definition set forth in the Appendix hereto.

(b) After giving effect to the special allocations set forth in Paragraphs III(A) and III(B) of the **Appendix**, Profits for any Fiscal Year shall be allocated to the Interest Holders in proportion to their respective Interests.

(c) After giving effect to the special allocations set forth in Paragraphs III(A) and III(B) of the Appendix, Losses for any Fiscal Year shall be allocated as set forth in Subparagraph 7.2(c)(i) below, subject to the limitation in Subparagraph 7.2(c)(ii) below:

(i) To the Interest Holders in proportion to their respective Interests.

(ii) The Losses allocated pursuant to Subparagraph 7.2(c)(i) shall not exceed the maximum amount of Losses that can be so allocated without causing any Interest Holder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Interest Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Subparagraph 7.2(c)(i) hereof, the limitation set forth in this Subparagraph 7.2(c)(ii) shall be applied on an Interest Holder by Member Interest Holder basis so as to allocate the maximum permissible Losses to each Interest Holder under Section 1.704-1(b)(2)(ii)g. of the Regulations. All Losses in excess of the limitations set forth in this Subparagraph 7.2(c)(ii) shall be allocated to the Interest Holders, in proportion to their respective Interests.

(d) All items of Profit, Loss, income, gain, loss, deduction, and credit allocable to any Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Regulations thereunder.

7.3 Distributions

(a) The Company shall distribute an amount equal to seventy-five percent (75%) of the Profits of the Company with respect to each Fiscal Year as follows:

(i) Fifty percent (50%) of the Profits within three (3) weeks of the delivery of the Company's compiled financial statements of that Fiscal Year's accounting; and

(ii) Twenty-five percent (25%) of the Profits on or before the 31st day of December of the immediately succeeding Fiscal Year.

Unless otherwise agreed, the remaining twenty-five percent (25%) of the Profits from any Fiscal Year that are not distributed to the Interest Holders shall be retained by the Company as a reserve or otherwise applied as determined by the Managers or Members in accordance with this Agreement.

(b) All distributions under this Section 7.3 shall be made to all Interest Holders of the Company in proportion to the Interests of the Interest Holders

. As provided in Section 3.5 above, from time to time, the Managers may make additional distributions to the Interest Holders of Distributable Cash as directed by the Members. For purposes of this Section 7.3, a distribution shall be treated as made with respect to a particular Fiscal Year of the Company (i) if made during the particular Fiscal Year and not designated by the Company as made with respect to another Fiscal Year, or (2) if specifically designated by the Company as made with respect to that particular Fiscal Year.

(c) Any amounts paid pursuant to Sections 3.9, 3.24 or 3.33 of this Agreement shall not be deemed to be distributions for purposes of this Agreement.

(d) Notwithstanding any other provision of this Section 7.3 to the contrary, each Interest Holder hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to the Interest Holder as a result of the Interest Holder's participation in the Company; if and to the extent that the Company shall be required to withhold or pay any such taxes, such Interest Holder shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is paid, which payment shall be deemed to be a distribution to the extent that the Interest Holder (or any successor to such Interest Holder's Interest) is then entitled to receive a distribution

. To the extent that the aggregate amount of such payments to an Interest Holder for any period exceeds the distributions to which such Interest Holder is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Interest Holder. Such loan shall bear interest (which interest shall be treated as an item of income to the Company) at the General Interest Rate until discharged by such Interest Holder by repayment, which may be made by the Company out of distributions to which such

Interest Holder would otherwise be subsequently entitled. Any withholdings authorized by this Paragraph 7.3(d) shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an opinion of counsel or other evidence satisfactory to the Managers to the effect that a lower rate is applicable, or that no withholding is applicable.

(e) For purposes of this Agreement, a liquidation of an Interest Holder's Interest means the termination of all the Interest Holder's Interest other than in connection with the dissolution, winding up, and termination of the Company

. Where an Interest Holder's Interest is to be liquidated by a series of distributions, the Interest shall not be considered as liquidated until the final distribution has been made. If an Interest Holder's Interest is to be liquidated, liquidating distributions shall be made in accordance with the positive Capital Account balance of that Interest Holder (as determined after taking into account all Capital Account adjustments with respect to that Interest Holder's Interest for the taxable year during which the liquidation occurs, as determined in accordance with Code Section 706. A distribution in liquidation of an Interest Holder's Interest shall be made by the end of the taxable year in which such liquidation occurs, or, if later, within ninety (90) days after the Interest Holder's Interest is liquidated.

(f) Subject to applicable law and to the extent of available Distributable Cash, the Company shall distribute to each Member during each fiscal year, an aggregate amount which is no less than the product obtained by multiplying (a) the highest effective combined federal and the applicable state income tax rate imposed on the ordinary income of individuals, and (b) the Company's estimated taxable income for federal income tax purposes for such fiscal year allocable to such Member. Distributions pursuant to this Section 7.3(f) shall be made on a quarterly basis during each fiscal year. Distributions pursuant to Sections 7.3(a) and 7.3(b) hereof, and any amounts which the Company withholds pursuant to Section 7.3(d) hereof, shall be applied against and reduce the amount to be distributed pursuant to this Section 7.3(f). Distributions pursuant to this Section 7.3(f) shall be deemed to be draws against distributions to which such Member would otherwise be entitled under Sections 7.3(a) and 7.3(b) of this Agreement. In no event shall any Member be required to make any Capital Contribution to permit the Company to distribute any amount pursuant to this Section 7.3(f).

ARTICLE VIII

TRANSFERS OF INTERESTS; CESSATION OF OWNERSHIP; ADMISSION OF ADDITIONAL MEMBERS

8.1 Restrictions on the Transfer of an Interest.

(a) Except as specifically provided in this Section 8.1 and in Sections 8.2, 8.3, 8.4 and 8.5 below, no Interest Holder may effect a Transfer of all or any portion of an Interest without the consent of all of the Managers

. Any attempted Transfer by a Person of any Interest or any other interest or right in or in respect of the Company other than in accordance with this Section 8.1 shall be, and is hereby declared, null and void ab initio.

(i) Notwithstanding Section 8.1(a) above, each of the Interest Holders shall have the right, during his lifetime or its legal existence, to Transfer, without further approval of the Managers, all or any portion of his or its Interest, for value or otherwise, to a Permitted Transferee. Unless the Permitted Transferee is admitted as a Member of the Company in accordance with this Section 8.1, any Interest transferred to the Permitted Transferee shall be

strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest. Furthermore, any such Permitted Transferee not admitted as a Member shall be considered an Interest Holder with respect to the transferred Interest, but neither the Permitted Transferee nor the transferor shall, with respect to the transferred Interest, be entitled to vote on any matters coming before the Members, participate in the management of the Company or act as an agent of the Company.

(b) Subject to the provisions of Paragraphs 8.1(c), (d), and (e), a Person to whom any Membership Interest is transferred has the right to be admitted to the Company as a Member only if (i) the Member making such transfer grants the transferee the right to be so admitted, and (ii) such transfer is consented to in accordance with Paragraph 8.1(a).

(c) The Company may not recognize for any purpose any purported Transfer of all or part of the Interest unless and until the other applicable provisions of this Section 8.1 have been satisfied and the Managers have received, on behalf of the Company, a document (i) executed by both the Interest Holder effecting the Transfer (or if the transfer is on account of the death, incapacity, or liquidation of the transferor, his representative) and the Person to whom or which the Interests or part thereof is Transferred, (ii) including the notice address of any Person to be admitted to the Company as a Member and his agreement to be bound by this Agreement in respect of the Interest or part thereof being obtained, (iii) setting forth the amount of Interest after the Transfer of the Interest Holder effecting the Transfer and the Person to whom or which the Interest or part thereof are Transferred (which together must total the amount of Interest of the Interest Holder effecting the Transfer before the Transfer), and (iv) containing a representation and warranty that the Transfer was made in accordance with all applicable laws and regulations (including federal and state securities laws)

. Each Transfer and, if applicable, admission complying with the provisions of this Paragraph 8.1(c) shall be effective as of the first day of the calendar month immediately succeeding the month in which the Managers receive the notification of Transfer and the other requirements of this Section 8.1 have been met.

(d) For the right of an Interest Holder to Transfer his Interest or any part thereof or of any Person to be admitted to the Company in connection therewith to exist or be exercised, (i) either (A) the Interest or part thereof subject to the Transfer or admission must be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (B) the Company must receive a favorable opinion of the Company's legal counsel or of other legal counsel acceptable to the Managers to the effect that the Transfer or admission is exempt from registration under those laws; and (ii) the Company must receive a favorable opinion of the Company's legal counsel or of other legal counsel acceptable to the Managers to the effect that the Transfer or admission, when added to the total of all other sales, assignments, or other Transfers within the preceding twelve (12) months, would not result in the Company's being considered to have terminated within the meaning of Code Section 708

. The Managers, however, may at their discretion waive the requirements of this Paragraph 8.1(d).

(e) The Interest Holder effecting a Transfer and any Person admitted to the Company in connection therewith shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Transfer or admission (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in this Paragraph 8.1(e)) on or before the tenth (10th) day after the receipt by that Person of the Company's invoice for the amount due

. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the General Interest Rate.

8.2 Rights of First and Second Refusal

(a) Co-Sale Right.

(i) Notice From Selling Interest Holder. If any Interest Holder wishes to Transfer for consideration all (but not less than all) of his Interest in the Company to a third party (i.e., a person or entity that is not a party to this Agreement), that Interest Holder (the "**Selling Interest Holder**") shall first, give notice in writing to each other Interest Holder of record (the "**Non-Selling Interest Holders**") that the Selling Interest Holder wishes to Transfer all of his Interest to the purchaser(s) specified in such notice, for the price specified in such notice payable in cash. The Selling Interest Holder shall include with such notice a copy of a written, binding commitment of the specified purchaser(s) to purchase the Interests owned by the Non-Selling Interest Holders for the same price. The Selling Interest Holder shall have no responsibility or liability for default by such purchaser(s) under such commitment, but shall not be permitted to close his or its own sale with such purchaser(s) unless such commitment is honored.

(ii) Co-Sale Notices From Non-Selling Interest Holders. If notice is given by a Selling Interest Holder pursuant to Paragraph 8.2(a)(i) above, the Non-Selling Interest Holders shall have the optional right, acting jointly and unanimously, to give a Co-Sale Notice to the Selling Interest Holder, notifying the Selling Interest Holder that such Non-Selling Interest Holders require that all (but not less than all) of their Interest in the Company be sold to the purchaser(s) specified in the notice from the Selling Interest Holder for the same price specified in the notice payable in cash at closing. A Co-Sale Notice shall be given, if at all, within thirty (30) days after the date on which notice of a proposed Transfer was given by the Selling Interest Holder to the Non-Selling Interest Holders. If a Co-Sale Notice is given, the Interest in the Company owned by the Non-Selling Interest Holders shall be sold and purchased in accordance with this Section 8.2. The Selling Interest Holder may not sell his or its Interest unless the purchaser(s) also purchases the Interests of the Non-Selling-Interest Holders pursuant to their Co-Sale Notice.

(iii) Closing With Third Party. If any Non-Selling Interest Holder(s) give a Co-Sale Notice, a closing shall occur with such Non-Selling Interest Holder(s) on the date of, and at the same time as, the closing of the sale by the Selling Interest Holder to the third party. The exact date, time and place of the closing shall be reasonably determined by the Selling Interest Holder, upon reasonable notice to the Non-Selling Interest Holders and to the Company. Such date shall not be later than ninety (90) days from the date of the last Co-Sale Notice by a Non-Selling Interest Holder. The purchase price for the Interest(s) shall be as specified in the notice from the Selling Interest Holder.

(iv) No Co-Sale Notice. If the Non-Selling Interest Holders do not give a Co-Sale Notice, the sale will not proceed pursuant to this Paragraph 8.2(a), and the Selling Interest Holder may not sell his or its Interest except pursuant to Paragraph 8.2(b) below.

(b) Buy-Sell Provisions

. This Paragraph 8.2(b) shall apply to all voluntary Transfers proposed by any Interest Holder and not subject to the provisions of Paragraph 8.2(a), above, i.e., where an Interest Holder attempted a Transfer of all of his Interest under Paragraph 8.2(a), above, but did not receive a Co-Sale Notice from the Non-Selling Interest Holders. In any such case, before the proposing Interest Holder may make any such voluntary Transfer, he or it shall give the Company and the other Interest Holders written notice that he or it proposes

to make such Transfer. Such notice shall recite that it constitutes an offer to sell such Interest, pursuant to the requirements of this Paragraph 8.2(b). Such notice shall specify the nature of the proposed transaction, the parties thereto, the arrangements for closing, and, if the proposed transfer is a sale, the purchase price.

(i) If UL/HK is the proposing Interest Holder, the notice shall offer all such Interest to Shaver. Such offer shall allow Shaver twenty (20) days from the receipt of such offer to accept all (but not part) of the Interest offered to him, by so notifying UL/HK, the other Interest Holders, if any, and the Company in writing of their acceptance.

(ii) If Shaver is the proposing Interest Holder, the notice shall offer all such Interest to UL/HK, which shall have twenty (20) days from the receipt of such offer to accept all (but not part) of the Interest offered to it by notifying Shaver and the Company in writing.

(iii) With respect to any Interest not already covered by acceptances under this Paragraph, the proposing Interest Holder shall repeat such offer to the Company, which shall have the right (but not the obligation) for a period of twenty (20) days from the date of receipt by it of such notice to accept all (but not part) of the Interest offered to it by notifying the proposing Interest Holder and all other Interest Holders in writing.

(c) Closing Terms

. The parties to an accepted offer shall be bound to close in accordance therewith. If the proposed voluntary transaction results from a third party offer, the closing under an accepted offer shall be at the same purchase price and on the same terms and conditions as the proposed offer, except that the purchaser under the accepted offer shall have at least thirty (30) days from the acceptance of the offer to close, or, if more than one sale will close, then thirty (30) days from the acceptance of the last offer. In the event that the purchase price is not determined by a third party offer (e.g., the Interests are proposed for transfer by gift), the purchase price shall be equal to the Profits of the Company for its Fiscal Year which ends immediately prior to simultaneously with the transaction computed in accordance with Generally Accepted Accounting Principles (**"GAAP"**), multiplied by the percentage of the Seller's Interest in the Company being transferred. If the purchase price so determined of the Selling Interest Holder's Interest is zero or a negative amount, then the purchase price shall be One Hundred Dollars ($100.00). The place for closing under an accepted offer shall be the principal office of the Company (or such other place as the parties may agree), and the date and time thereof shall be reasonably set by the proposing Interest Holder, upon reasonable advance notice to the purchaser(s).

(d) Conditions to Sale and Purchase - Consummating Initially Proposed Transaction

. With respect to the Selling Interest Holder's Interest offered but not accepted pursuant to this Article, the Selling Interest Holder may close the proposed voluntary transaction, but (i) only in accordance with the terms and conditions disclosed to the Company and the other Interest Holders, (ii) only if the proposed transferee, upon transfer, becomes a party to this Agreement and (iii) only within the thirty (30) day period next succeeding the expiration of the last of the periods within which an offer could be accepted by the Company or any of its Interest Holders under Paragraph 8.2(c) above. Any such sale or purchase of any Interest under this Agreement shall comply with Paragraphs 8.1(d) and (e) above. Any Interest sold to the Company or any Interest Holder pursuant to this Agreement shall be sold and transferred free and clear of any liens, claims, and encumbrances whatsoever.

(e) No Transfer

. If the Transfer of Interest by the Selling Interest Holder to the proposed purchaser named in the Selling Interest Holder's notice is not made within thirty (30) days after the date the Selling Interest Holder became free to transfer the Interest to the proposed purchaser, the right to Transfer the Interest in accordance with the Selling Interest Holder's notice shall expire. In such event this Agreement, including, without limitation, this Section 8.2, shall remain in full force and effect as to the offered Interest so that, in order for the Selling Interest Holder to make a Transfer of the offered Interest, such Transfer must once again adhere to the procedure set forth in Paragraphs 8.2(a) and (b) above.

8.3 Purchase Rights and Obligations upon Death of Shaver.

(a) General Obligation of UL/HK

. Upon the death of Shaver, the Company shall redeem all of Shaver's Interest, and Shaver's executor, administrator, or other legal representative, shall sell and convey such Interest to the Company under the terms and conditions set forth below.

(b) Purchase Price

. The purchase price of the Interest of Shaver shall be equal to (i) the Fair Market Value as of the date of Shaver's death, multiplied by (ii) Shaver's ownership percentage of the outstanding Interests of the Company (for the avoidance of doubt, such percentage as of the date hereof would be forty percent (40%)).

(c) Method of Payment

. The purchase price of the Membership Interest of Shaver shall be paid by the Company as follows: (i) 66.67% of the purchase price shall be paid in cash or by wire transfer of immediately available funds on the closing date of the sale and purchase of Shaver's Interest and (ii) 33.33% of the purchase price shall be paid pursuant to a secured promissory note (the "**Deceased Note**") that will be executed and delivered by the Company at the closing. Such Deceased Note shall have the following provisions:

(i) The Deceased Note shall bear interest at the rate of five percent (5%) per annum.

(ii) The entire principal balance and accrued interest under the Deceased Note shall be due and payable on the first (1st) anniversary of the closing date of the sale and purchase of Shaver's Interest.

(iii) The Company shall have the privilege and right to prepay the Deceased Note at any time without penalty.

(iv) In the event that the Company fails to make any payment when due, and should such default continue for ten (10) days following receipt by the Company of notice of such default from the holder of the Deceased Note, the entire unpaid principal balance of the Note together with all unpaid and accrued interest shall, at the option of the holder of the Deceased Note, immediately become due and payable. In addition, the Deceased Note shall automatically become immediately due and payable in the event any one or more of the following occur: (i) the Company or UL/HK experiences a Change of Control ; (ii) the Company or UL/HK ceases to conduct business; (iii) the liquidation or dissolution or merger or consolidation of the Company or UL/HK; (iv) the Company or UL/HK files for, or has filed against it, any petition in bankruptcy or any proceeding under any law relating to the relief of debtors, or the appointment of a receiver of

its property, which petition is not dismissed within forty-five (45) days; (v) the Company or UL/HK makes any assignment for the benefit of its creditors; or (vi) UL/HK ceases to own a Membership Interest in the Company which (A) constitutes a majority of the issued and outstanding Interests in the Company and (B) possesses at least a majority of voting power of all of the then issued and outstanding Membership Interests in the Company. In the event that the Deceased Note is collected by or through an attorney at law, then the holder of the Deceased Note shall be entitled to collect the amount of reasonable attorneys' fees and expenses actually incurred in the collection of the amounts owed, not to exceed fifteen percent (15%) of the principal and interest due.

(v) The Company's obligations under the Deceased Note shall be secured by a pledge of Shaver's Interest that is being purchased by the Company, which pledge will be evidenced by a pledge agreement in form and substance reasonably acceptable to Shaver's executor, administrator or other legal representative (the "**Deceased Pledge Agreement**")..

(vi) UL/HK shall guarantee in full all of the Company's obligations under the Deceased Note pursuant to a guaranty that will be executed by UL/HK in favor of Shaver's estate, in form and substance reasonably acceptable to Shaver's executor, administrator or other legal representative.

(d) Funding of Company Purchase

. To fund the purchase of Shaver's Interest, the Company may (but is not required to) purchase life insurance (in its name) insuring the life of Shaver in such sums as would be sufficient to pay the purchase price for the Interest.

(e) Closing

. The closing shall occur within the latter of (x) sixty (60) days after the death of Shaver and (y) fifteen (15) days after the appointment of a personal representative of Shaver's estate; provided, however, the closing shall not occur prior to the determination of the Fair Market Value of Shaver's Interest. The place for closing thereunder shall be the principal office of the Company (or such other place as the parties may agree), and the date and time thereof shall be reasonably determined by the Company upon reasonable advance notice to the seller. The Company shall execute and deliver its Deceased Note and the Deceased Pledge Agreement to the personal representative of Shaver at closing. Shaver's representative shall transfer title to the Interest subject to Section 8.3(c)(i), otherwise free and clear of all claims, liens, encumbrances, and options and shall execute and deliver to the Company such documents as reasonably required by the Company to effect the transaction and perfect title to such Interest. The payments to be made to Shaver's representative pursuant to this Section 8.3 are in complete liquidation and satisfaction of all the rights and interest of Shaver and his representative (and of all Persons claiming by, through, or under Shaver and his representative) in and in respect of the Company, including, without limitation, any Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Interest Holders, and constitutes a compromise to which all Interest Holders have agreed.

(f) Repayment from Distributions. No amendments to this Agreement shall be made prior to the payment in full of the entire principal balance and accrued interest under the Deceased Note.

8.4 Purchase Rights and Obligations upon Resignation for Good Reason or Long-Term Disability of Shaver.

(a) General Obligation of the Company

. Upon the termination of Shaver's employment as a result of (x) his resignation for Good Reason or (y) his long term or permanent disability, the Company shall redeem Shaver's Interest in the Company and Shaver (through, if necessary, his guardian, conservator, or other legal representative, as applicable) shall sell and convey such Interest to the Company, under the terms and conditions set forth below.

(b) Purchase Price

. The purchase price of the Interest of Shaver shall be equal to (i) the Fair Market Value as of the effective date of Shaver's resignation for Good Reason or the date that Shaver suffers a "long term or permanent disability," multiplied by (ii) Shaver's ownership percentage of the outstanding Interests of the Company (for the avoidance of doubt, such percentage as of the date hereof would be forty percent (40%)).

(c) Method of Payment

. The purchase price of the Membership Interest of Shaver shall be paid by the Company as follows: (i) 50% of the purchase price shall be paid in cash or by wire transfer of immediately available funds on the closing date of the sale and purchase of Shaver's Interest and (ii) 50% of the purchase price shall be paid pursuant to a secured promissory note (the "**Subject Note**") that will be executed and delivered by the Company. The Subject Note shall have the same terms and conditions as set forth in Paragraph 8.3(c) above (including, for the avoidance of doubt, Paragraph 8.3(c)(v) and Paragraph 8.3(c)(vi)), provided that the principal balance (and accrued interest thereon) under the Subject Note shall be payable in two equal annual installments, with the first installment being due and payable on the first (1st) anniversary of the closing and the second installment being due and payable on the second (2nd) anniversary of the closing.

(d) Transfer of Membership Interest

. Shaver's Interest shall be promptly transferred and conveyed to the Company at the time of delivery of the Company's Subject Note to Shaver or his guardian, conservator, or other legal representative, as applicable.

(e) Definitions

(i) Shaver shall be deemed to have suffered a "long term or permanent disability" (x) if he is eligible to receive, or does collect, disability insurance payments under the long-term disability policy that is provided by the Company (the "**LTD Policy**"), or (y) if no LTD Policy exists, (A) he becomes and continues to be incapacitated due to illness, injury or mental condition preventing or rendering him substantially incapable of performing his duties as an employee, officer, and/or director of the Company for a period of over one hundred eighty (180) days, and if (B) as of the end of such 180-day period, his recovery and restoration to health or mental competency reasonably appear to the Company to be unlikely within the next one hundred eighty (180) days.

(ii) The term "long term or permanent disability" shall not include: (a) Shaver's retirement; or (b) Shaver's incapacitation as the result of any intentional and voluntary act. In addition, if Shaver resigns as (or for any other reason is no longer) an employee, officer, or director, then the subsequent disability of Shaver shall not require the purchase of his Membership Interest under this Article.

(f) Continuation of Life Insurance, Where Applicable

. If the Company has elected to purchase insurance on the life of Shaver pursuant to the Company's responsibilities under Paragraph 8.3(d) above, and such insurance is in effect at the time Shaver suffers a long term or permanent disability, and such insurance remains available at substantially similar rates or rates which the Company deems to be reasonable, the Company shall continue to pay for such life insurance until such time as either one of the following events occurred:

(i) Payment in full to Shaver of all of the installments under the Subject Note representing the purchase price due and owing pursuant to the provisions of Paragraph 8.4(c) above; or

(ii) The death of Shaver.

(g) Distribution of Life Insurance Proceeds, Where Applicable

. If Shaver dies before UL/HK has made full payment of the purchase price for his Interest, then the proceeds from any applicable life insurance policy shall be paid as follows:

(i) The Company shall first pay to itself an amount equal to the total of the insurance premiums paid by the Company on Shaver's life; and,

(ii) The balance of the proceeds from the life insurance policy, if any, shall be paid to the estate of Shaver, to the extent of the amount owed under the Company's Subject Note.

(h) Closing

. The closing shall occur within the ninety (90) days after Shaver (i) suffers a long term or permanent disability pursuant to Subparagraph 8.4(e)(i) above or (ii) resigns from his employment for Good Reason, as applicable; provided, however, the closing shall not occur prior to the determination of the Fair Market Value of Shaver's Interest. The place for closing thereunder shall be the principal office of the Company (or such other place as the parties may agree), and the date and time thereof shall be reasonably determined by the Company upon reasonable advance notice to the seller. Shaver or his representative shall transfer title to the Interest free and clear of all claims, liens, encumbrances, and options and shall execute and deliver to the Company such documents as reasonably required by the Company to effect the transaction and perfect title to such Interest. The Company shall execute and deliver its Subject Note to Shaver or his representative at closing. The payments to be made to Shaver pursuant to this Section 8.4 are in complete liquidation and satisfaction of all the rights and interest of Shaver (and of all Persons claiming by, through, or under Shaver) in and in respect of the Company, including, without limitation, any Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Interest Holders, and constitutes a compromise to which all Interest Holders have agreed.

(i) Repayment from Distributions. No amendments to this Agreement shall be made prior to the payment in full of the entire principal balance and accrued interest under the Subject Note.

8.5 Company Repurchase Pursuant to Attempted Transfer, Involuntary Buy-Out or Repurchase Event.

(a) Repurchase Event

. Upon the occurrence of any "**Repurchase Event**" (as defined below), the Company (or other Interest Holders) may purchase and the Interest Holder subject to any such event (the "**Selling Interest Holder**") shall sell all of the Selling Interest Holder's Interest in the Company, for the purchase price and under the terms set forth herein. As used herein, a "**Repurchase Event**" means any of the following:

(i) The attempted Transfer of any Interest by an Interest Holder in violation of the terms of this Agreement or absent the requisite consent of the Members; or

(ii) If any Interest Holder (A) makes a general assignment for the benefit of creditors; (B) is declared insolvent in any state insolvency proceeding; (C) becomes the subject of an order for relief under Chapter 7 of the United States Bankruptcy Code, 11 U.S.C. Section 101 et. seq., or successor statute (the "Bankruptcy Code"); (D) becomes a voluntary debtor in a case under Chapter 11 of the Bankruptcy Code and fails to achieve confirmation of a plan of reorganization within one hundred eighty (180) days; (E) becomes an involuntary debtor in a case under either Chapter 7 or 11 of the Bankruptcy Code and fails to achieve a dismissal of the case within ninety (90) days, or, with respect to a Chapter 11 case in which an order for relief is entered prior to the expiration of ninety (90) days, fails to achieve confirmation of a plan of reorganization within one hundred eighty (180) days of the commencement of the involuntary case; or (F) consents to or is subjected to the appointment of a trustee, receiver or liquidator with respect to all or substantially all of its properties, and, where such appointment was contested, there has been a failure to vacate such appointment within ninety (90) days of appointment.

(b) Required Offers

. In the event of any Repurchase Event, the following provisions shall apply:

(i) If the Repurchase Event involves the Interests held by UL/HK, the Interests shall be offered in whole (but not part) to Shaver. Such offer shall allow Shaver twenty (20) days from the receipt of such offer to accept the Membership Interests offered to him, by so notifying UL/HK, the other Members, if any, and the Company in writing of his acceptance. If Shaver does not accept the offer for all of the Interests, the remaining Interests shall be offered to the Company which shall have fifteen (15) days to accept said offer. In no event shall UL/HK be obligated to sell Interests pursuant to this Paragraph 8.5(b)(i) unless all of its Interests are purchased.

(ii) If the Repurchase Event involves the Interests held by Shaver, the Interests shall be offered in whole (but not part), to UL/HK, which shall have twenty (20) days from the receipt of such offer to accept it by notifying the proposing Member and the Company in writing.

(iii) With respect to any Interests not covered by the acceptances stated in the immediately preceding subparagraphs (i) and (ii), the offer shall be repeated to the Company, which shall then have the right (but not the obligation) for a period of twenty (20) days from the date of receipt by it of such notice to accept such offer and purchase all (but not part) of the Interests on the terms and conditions provided herein. Within such twenty (20) day period, the Company shall give written notice to all Members as to whether or not the Company accepts such offer.

(c) Purchase Price

. The purchase price of the Membership Interests subject to offers and acceptances under this Section 8.5 shall be equal to the Profits of the Company for its Fiscal Year which ends immediately prior or simultaneously with the Repurchase Event computed in accordance with GAAP, multiplied by the percentage of the Interest of the Company being sold. If the purchase price so determined of the Selling Interest Holder's Interest is zero or a negative amount, then the purchase price shall be One Hundred Dollars ($100.00).

(d) Closing

. The parties to an accepted offer shall be bound to close in accordance therewith; otherwise, there shall be no obligation on the part of the parties to this Agreement to purchase Membership considered offered pursuant to Paragraph 8.5(b). Closing shall occur within sixty (60) days of exercise of the acceptance of the offer, or, if more than one sale will close, then within sixty (60) days of acceptance of the last offer. The place for closing thereunder shall be the principal office of the Company (or such other place as the parties may agree), and the date and time thereof shall be reasonably determined by the Company (even if it is not the purchaser) upon reasonable advance notice to the seller and, if the purchaser is not the Company, to the purchaser. The purchase price for all sales of Interests pursuant to this Section 8.5 shall be paid by the same method of payment as in Paragraph 8.4(c) above, except that the first installment under the Note shall be due and payable thirty (30) days after the date of the Note. All closings resulting from a Repurchase Event shall take place simultaneously. The Selling Interest Holder shall transfer title to the Interest free and clear of all claims, liens, encumbrances, and options and shall execute and deliver to the Company or other purchaser such documents as reasonably required by such purchaser to effect the transaction and perfect title to such Interest. The Company and each purchasing Member shall execute and deliver its Note to the Selling Interest Holder at closing. The payments to be made pursuant to this Section 8.5 are in complete liquidation and satisfaction of all the rights and interest of the affected Interest Holder (and of all Persons claiming by, through, or under the Interest Holder) in and in respect of the Company, including, without limitation, any Interest, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Interest Holders, and constitutes a compromise to which all Interest Holders have agreed.

8.6 Interests in an Interest Holder

. An Interest Holder that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Transferred of such that, after the Transfer, the Company would be considered to have terminated within the meaning of Code Section 708.

8.7 Withdrawal

. A Member does not have the right or power to withdraw from the Company as a Member except in connection with a Transfer of the entirety of such Interest Holder's Interests in accordance with this Agreement.

8.8 Disassociation

. Neither the death (nor, in the case of a corporation or other organization, the liquidation), insanity, retirement, resignation, nor expulsion of a Member, nor other event of dissociation or withdrawal as respects a Member (in any such case, a "**disqualification**") shall constitute a breach hereof. In the event of any such event, the Company shall not automatically dissolve and shall dissolve only upon the vote of Members who own at least seventy-five percent (75%) of the then issued and outstanding Membership Interests of the Members, and if so determined within ninety (90) days of such disqualification, the Company shall dissolve. If dissolved, the Company may be reconstituted upon such terms and conditions

as the Members interested in continuing may in good faith determine, and all Members (other than the Member subject to the disqualification) shall join in such reconstitution, except that no Member shall be required to become a Manager in the absence of such Member's consent.

8.9 Members

. Each Member (i) affirms that he or it has purchased and now holds his or its Interest in the Company for his or its own account, solely for investment and not with an intention of distributing, dividing, or reselling the same and holds the Membership Interests as set forth in Schedule "A" hereto, and (ii) acknowledges that his or its interest in the Company has not been registered under the federal or any state securities laws and therefore cannot be resold unless it is registered under the federal and all applicable state securities laws or exemptions from such registrations are available. The whole or any portion of the Membership Interest of a Member may be Transferred only consistent with such affirmation and acknowledgment, and provided, however:

(a) no such Transfer shall be made to any Person not lawfully empowered to own such interest, or to anyone who is incompetent or has not attained his majority;

(b) except as otherwise provided herein, no such Transfer shall be made but with the unanimous written consent of the Managers and all other Members, who shall under no circumstances be obliged to give such consent;

(c) such Member, and the person to whom such Transfer is made, shall execute, swear to, and deliver to the Managers such instruments in connection with the Transfer as are in form and content satisfactory to the Managers;

(d) no such Transfer shall be effective if it would result in (i) a termination of the Company for purposes of federal income taxation; or (ii) a violation of any federal or state securities laws, except that in case (i) such Transfer shall be effective if consented to by all of the Members other than any person interested in such Transfer; and

(e) any such Person to whom such Transfer is made (including any such person who purchases such interest in the Company upon foreclosure of a pledge or security interest) shall not become a substituted Member within the meaning of the Act with respect to such Member's interest except pursuant to the provisions of this Section 8.9.

An assignee who does not become a substituted Member is only entitled to receive that portion of the distribution of Distributable Cash to which his assignor would otherwise be entitled; all other rights incident to the interest so assigned shall be repurchased from the assignor and the assignor shall sell and convey such other rights to the Company for the sum of One Hundred Dollars ($100.00), at the request of the Company, except as otherwise provided in this Agreement.

8.10 Admission of Additional Members

. Upon the approval of Members pursuant to Section 3.5(d) above, the Company may admit additional persons as Members from time to time upon subscription by such prospective Member and acceptance in the sole discretion of the Managers. Any such prospective Member shall execute, swear to and deliver to the Company such instruments as are in form satisfactory to the Managers, and shall, upon execution thereof, contribute cash or other property or services to the Company in the amount set forth in such subscription. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Company may, at the option of the Manager, close the books of

the Company (as though the Company's tax year had ended) or make pro-rata allocations of loss, income and expense deductions to a new Member for that portion of the tax year in which a new Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Regulations promulgated thereunder.

8.11 **Determination of Fair Market Value.**

(a) The "Fair Market Value" shall be determined as follows: the Company shall engage, as approved by the Board of Managers, a disinterested independent "qualified" appraiser (an "**Appraiser**") to determine the fair market value of the Company, taken as a whole, in accordance with the following provisions:

The term "**Fair Market Value**" shall mean the highest price for cash which the Company will bring in a competitive and open market under all conditions requisite to a fair sale with the buyer and seller each acting prudently and knowledgeably, and assuming such price is not affected by undue stimulus, and further assuming that: (i) buyer and seller are typically motivated; (ii) both parties are well-informed or well-advised and are each acting in what it considers its own best interest; (iii) a reasonable time is allowed for exposure on the open market; and (iv) payment is made in cash.

In calculating the "Fair Market Value," the Appraiser shall also take into account the retained earnings of the Company and such other factors as such Appraiser deems appropriate, including other financial information of the Company for such time period as such Appraiser deems is appropriate, the potential value of the Company, the prospects of the Company and the industries in which it competes.

For the avoidance of doubt, the purchase price for Shaver's Interest shall not take into account (i) the fact that such Interest represents a minority interest, (ii) any lack of marketability of such Interest, (iii) any restrictions on the transfer thereof, or (iv) any other discounts.

The Appraiser shall be instructed to furnish, within thirty (30) days after its selection, a written determination of the Fair Market Value as of the date of death of Shaver or the date that Shaver suffers a long term or permanent disability or the effective date of Shaver's resignation for Good Reason, as applicable (the "Appraisal").

(b) Second Appraiser. If Shaver or his legal representative does not agree with the Appraisal as determined by the Appraiser selected by the Company, then upon written notice from Shaver or his legal representative, such legal representative or Shaver shall, within ten (10) days after the date of such notice, select an Appraiser to determine the Fair Market Value within thirty (30) days after such Appraiser's selection.

If the higher of the two Appraisals does not exceed 110% of the lower Appraisal, then the Fair Market Value shall be the average of the two Appraisals.

If the higher of the two Appraisals is greater than 110% of the lower Appraisal, then the two Appraisers shall, within ten (10) days after the issuance of the second Appraisal, select a third Appraiser to determine the Fair Market Value.

The third Appraiser shall be instructed to issue a written Appraisal within thirty (30) days after its selection. The average of the two Appraisals, which have a Fair Market Value closest to each other, shall be the Fair Market Value.

(c) Cost of Appraisers. If one Appraiser is used, the Company shall pay the cost of such Appraiser. If two Appraisers are used, then the Company and Shaver or his legal representative

shall pay the cost of their respective Appraiser. If a third Appraiser is required, the Company and Shaver or his legal representative shall share the cost of the third Appraiser equally.

An Appraiser shall be "qualified" if he or she has no less than ten (10) years' experience in the appraisal of businesses comparable to the Company.

ARTICLE IX

DISSOLUTION AND WINDING-UP OF THE COMPANY

9.1 Dissolution

. The Company shall be dissolved (a) upon the vote of Members who own at least seventy-five percent (75%) of the then issued and outstanding Membership Interests of the Members that it would be in the best interest of the Company to dissolve, either pursuant to Section 8.8 or otherwise; (b) the occurrence of an event resulting in cessation of ownership of the last remaining Member, as defined in Section 14-11-601.1 of the Act; or (c) the entry of a decree of judicial dissolution or the execution of a certificate of dissolution by the Secretary of State pursuant to the Act. In the event the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, but such liquidation does not constitute or result in a dissolution of the Company, the assets of the Company need not actually be applied and distributed as herein provided, but instead the Company shall be deemed to have distributed its assets as herein provided, subject to appropriate shares of liabilities of the Company, and the Members shall be deemed immediately thereafter to have recontributed such assets to the Company, subject to such shares of liabilities, and the business and affairs of the Company shall be deemed valid and adopted ab initio by the Company.

9.2 Proceeds of Winding Up

. Upon the dissolution of the Company, in the absence of reconstitution, the Liquidating Managers shall first file a statutory statement of commencement of winding up and then take full account of the Company's assets and liabilities. The assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof and the proceeds therefrom, to the extent sufficient therefor, shall be applied first to all debts and obligations of the Company, including to Members, next to the establishment pending liquidation of a reasonable reserve for contingencies, and finally to distributions to the Members in the manner set forth in Section 7.3. The Liquidating Managers shall be authorized to sell any, all or substantially all of the assets of the Company for deferred payment obligations, and to hold, collect and otherwise administer any such obligations or any other deferred payment obligations held or acquired as assets of the Company, regardless of the terms of such obligations.

9.3 Liquidation

. A reasonable time, including without limitation any time required to collect deferred payment obligations, shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Managers to minimize the normal losses attendant upon the liquidation. Each of the Members shall be furnished with a statement prepared by the Company's accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation. Upon the Liquidating Managers' compliance with the foregoing distribution plan, the Members shall execute, acknowledge, swear to and cause to be filed a certificate of termination of the Company. Neither the Liquidating Managers nor any Member shall be personally liable for the return of the original investment or contributions of the Members, or any portion thereof. Any such return shall be made solely from Company assets and in accordance with the express provisions hereof.

ARTICLE X

BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, RETURNS FISCAL YEAR AND TAX ELECTIONS

10.1 Books of Account

. The Company's books and records shall be maintained at a place determined by the Managers. Subject to such reasonable procedural standards as may be established by the Members or Managers, from time to time, each Interest Holder shall, upon reasonable request, have access thereto, for any purpose reasonably related to the requesting Interest Holder's interest as an Interest Holder in the Company, at any time during ordinary business hours. The books and records shall be kept in accordance with the method of accounting, selected by the Managers, applied in a consistent manner, and shall reflect all Company transactions and be appropriate for the Company's business. The Interest Holders agree to maintain the confidential nature of the information contained in the books and records of the Company.

10.2 Reports and Accounts

. As soon as reasonably practicable after, and in all cases within three (3) months following the end of each fiscal year, each Interest Holder shall be furnished with a statement of profit or loss in respect of such year, prepared in accordance with Section 10.1 and, if so determined by the Majority Vote of the Members, audited by an independent certified public accountant selected by the Managers. Copies of all federal and state limited liability company income tax returns prepared by the Company shall be available to each Interest Holder, and copies of appropriate distributive share schedules thereto shall be furnished to each Interest Holder.

10.3 Tax Returns

. The Company will file all income tax and other returns which the Company may be required to file under the laws of the United States, any State or other political subdivision thereof, or any other jurisdiction, and will provide to each Interest Holder such information concerning the Company's assets, Profits or Losses which may be reasonably required to prepare any tax returns required of such Interest Holder by any such jurisdiction. In preparing such returns or providing such information, the Company will make such adjustments to its books and records or keep supplemental books and records which are reasonably required to comply with the statutes, regulations or other requirements of any jurisdiction and which are not consistent with the requirements of the Code or Regulations.

10.4 Tax Matters Partner

; Partnership Representative.

(a) For all purposes permitted or required by the Code, the Members constitute and appoint Shaver as tax matters member (defined as the "Tax Matters Partner" in Section 6231(a)(7) of the Code) for periods not governed by the BBA Partnership Audit Rules (the "**Tax Matters Member**"). The Tax Matters Member shall be entitled to reimbursement by the Company for all expenses reasonably incurred by it acting as the Tax Matters Member. The Tax Matters Member may resign at any

time by giving written notice to the Board of Managers. Upon the resignation of the Tax Matters Member, a new Tax Matters Member may be elected by the Board of Managers.

(b) The Members acknowledge that Subchapters C and D of Chapter 63 of the Code have been repealed, and that Chapter 63 of the Code has been amended, by Section 1101 of the Bipartisan Budget Act of 2015 to be effective with respect to taxable years beginning after December 31, 2017. Effective as of January 1, 2018, Shaver shall be designated the "partnership representative" as that term is used in Section 6223(a) of the Code as amended by the Bipartisan Budget Act of 2015 (the "**Partnership Representative**"). The Partnership Representative is authorized and required to represent the Company (at the Company's expense) in all disputes, controversies or proceedings with the Internal Revenue Service, and is authorized to make any available election with respect to the BBA Partnership Audit Rules and take any action it deems necessary or appropriate to comply with the requirements of the Code and to conduct the Company's affairs with respect to the BBA Partnership Audit Rules. Each Member and former Member shall cooperate fully with the Partnership Representative with respect to any such disputes, controversies or proceedings with the Internal Revenue Service, including providing the Partnership Representative with any information reasonably requested to comply with and make elections under the BBA Partnership Audit Rules.

10.5 Tax Elections

. The Managers shall have the discretion and authority to make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law; (a) to adjust the basis of Company property pursuant to Code Sections (754, 734(b), and 743(b), or comparable provisions of state or local law, in connection with transfers of interests in the Company and Company distributions in the manner provided in Regulations Section 1.754-1(b); (b) to extend the statute of limitations for assessment of tax deficiencies against the Interest Holders with respect to adjustments to the Company's federal, state, or local tax returns; and (c) to the extent provided in Code Sections 6221 through 6231, to represent the Company and the Interest Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and the Members, in their capacities as Members, and to file any tax returns and to execute any agreements or other documents relating to or affecting such tax matters, including agreement or other documents that bind the Interest Holders with respect to such tax matters or otherwise affect the rights of the Company and Interest Holders.

ARTICLE XI

CERTIFICATES

11.1 Form of Certificates.

(a) The Company may deliver certificates representing the Interest to which all Interest Holders are entitled

. Certificates representing Interests of the Company shall be in such form as shall be approved and adopted by the Managers and shall be numbered consecutively and entered in the records of the Company as they are issued. Each certificate shall state on the face thereof that the Company is organized under the laws of the State of Georgia, the name of the Interest Holder and the percentage of Interest, Each certificate shall also set forth on the back thereof a full or summary statement of matters required by the Act, the Certificate or this Agreement to be described on certificates representing Interest, and shall contain a conspicuous statement on the face thereof referring to the matters set forth on the back thereof.

(b) Certificates shall be signed by one or more of the Managers, or the Chief Executive Officer or the President, and may be sealed with the seal of the Company

. Either the seal of the Company or the signatures of the Manager(s), or both, may be facsimiles. In case any Manager who has signed, or whose facsimile signature or signatures have been used on such certificate or certificates, shall cease to be a Manager of the Company, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Company or its agents, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed the certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be a Manager of the Company.

11.2 Lost Certificates

. The Company may direct that a new certificate be issued in place of any certificate theretofore issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing the issue of a new certificate, the Managers in their discretion and as a condition precedent to the issuance thereof, may require the owner of the lost or destroyed certificate, or his legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

11.3 Transfer of Certificates

. Certificates representing an Interest shall be transferable, subject to the provisions of Article VIII, only on the records of the Company by the holder thereof in person or by his duly authorized attorney. Subject to any restrictions on transfer set forth in the Certificate or this Agreement or any agreement among Interest Holders to which this Company is a party or has notice, upon surrender to the Company of a certificate representing an Interest duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

11.4 Registered Interest Holders

. Except as otherwise provided in the Act or other Georgia law, the Company shall be entitled to regard the Interest Holder in whose name any certificates issued by the Company are registered in the records of the Company at any particular time as the owner of such Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE XII

APPLICABLE LAW; WAIVER OF RIGHT TO JURY TRIAL AND PROCEDURAL DEFENSES

12.1 Applicable Law; Waiver of Right to Jury Trial And Procedural Defenses

. The parties executing this Agreement acknowledge that the part of the negotiations and anticipated performance of this Agreement occurred or shall occur, and that this Agreement is executed, in the City of Atlanta, Fulton County, Georgia, and that, therefore, the parties irrevocably and unconditionally: (a) agree that any suit, action or legal proceeding arising out of or relating to this Agreement shall be brought only

in the courts of record of the State of Georgia in Fulton County or the District Court in the Northern District of Georgia in Atlanta, Georgia; (b) consent to the exclusive jurisdiction of said court in any such suit, action or proceeding; (c) waive any objection which any party may have to the venue of any such suit, action or proceeding in any of such courts under any statute or law of any jurisdiction; (d) waive any right to a jury trial; (e) waive any argument by either party based on an assertion that the opposing party lacks capacity to sue, including, without limitation, an argument based on a party's failure to register to do business in any jurisdiction; and (f) agree that Georgia law (without regard to any choice of law doctrines that might otherwise invoke the substantive or procedural law of any other jurisdiction) shall govern the interpretation of this Agreement and the rights and duties of the parties hereto. This provision is intended to focus the resolution of any dispute on the substance of such dispute without causing undue delay or expense from arguments concerning procedure. It is not intended to prevent a party from having sufficient time and notice to respond to a dispute.

ARTICLE XIII

MISCELLANEOUS

13.1 Contributions Under a Guaranty

. In the event that a lender requests payment of any Interest Holder or Interest Holders under a guaranty, or any Interest Holder advances funds to the Company to (a) pay the debts and liabilities of the Company as they come due; (b) preserve the assets of the Company; (c) prevent a default under the terms of any loan arrangement secured by the assets of the Company; or (d) pay taxes or other amounts owing to prevent liens from being asserted against the Property or the assets of the Company, the Interest Holders agree to share in such payment demands and/or advances pro rata based on the Interest Holders' Interests. The Interest Holders from whom the lender did not request payment or who did not make advances agree to pay their pro-rata share of such payment requests and advances to the Interest Holder or Interest Holders who made payment to the lender or made advances. All payments and advances made hereunder shall be deemed additional Capital Contributions.

13.2 Waiver of Partition

. Each of the parties hereto irrevocably waives during the term of the Company any right to maintain any action for partition with respect to the property of the Company.

13.3 Power of Attorney

. Each Interest Holder irrevocably constitutes and appoints each of the Managers as his or its true and lawful attorney-in-fact and agent, with full power and authority in such Interest Holder's name, place and stead, to execute, acknowledge, swear to, file, deliver and record in the appropriate public offices any and all amendments to this Agreement, certificates, instruments, and documents as may be required or appropriate to the Interest of any Interest Holder pursuant to this Agreement. Each Interest Holder hereby gives said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite or necessary to be done in and about the foregoing as fully as such Interest Holder might or could do if personally present, and each Interest Holder hereby ratifies and confirms all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof. It is expressly understood and intended by each Interest Holder that the grant of the foregoing power of attorney is coupled with an interest, shall be irrevocable, and shall be binding on any assignee of all or any part of his or its Interest. The foregoing power of attorney shall survive the death, legal incapacity, bankruptcy, dissolution, or insolvency of any Interest Holder during the term hereof and shall survive the delivery of any assignment or transfer by any Interest Holder of the whole or any portion of his or its Interest, and any assignee of an Interest Holder does

hereby constitute and appoint each of the Managers as his or its attorney-in-fact and agent in the same manner and force and for the same purposes as the assignor.

13.4 Entire Agreement; Amendments

. This Agreement contains the entire agreement and understanding among the parties with respect to the subject matter hereof, and this Agreement amends, restates and supersedes the Original Operating Agreement in its entirety. This Agreement may only be amended with the unanimous written consent of the Members.

13.5 Acceptance of Prior Acts by New Members

. Each person becoming a Member, by becoming a Member, ratifies all action duly taken by the Company, pursuant to the terms of this Agreement, prior to the date such person becomes a Member.

13.6 Notices

. Except as specifically provided in Section 3.17 and 4.6 above, any notice, payment, demand or communication required or permitted to be given by the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party to whom the same is directed, or if sent by Federal Express or similar overnight courier service or by registered mail, postage and charges prepaid, to the address of an Interest Holder as shown on the records of the Company, or to such other address as shall be furnished in writing by any party to another. Unless actual receipt of a notice is required by an express provision hereof, any such notice shall be deemed to be effective as of the earliest of (a) the date of delivery, or (b) as applicable, either (i) the first business day following the date of deposit with a qualified courier service, or (ii) the third business day following the date of deposit with the United States Post Office or in a regularly maintained receptacle for the deposit of United States Mail. Any refusal to accept delivery of any such communication shall be considered successful delivery thereof.

NAME:	ADDRESS:
ROBERT C. SHAVER	620Hasty Trail Canton, GA 30115
UNIQUE LOGISTICS HOLDINGS LIMITED	Unit B & D, 4th Floor Sunshine Kowloon Bay Cargo Centre 59 Tai Yip Street Kowloon Bay, Kowloon, Hong Kong

13.7 Paragraph Headings and Pronouns

. Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof. All pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural as the context shall be require.

13.8 Severability

. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

13.9 Agreement for Further Execution

. At any time or times upon the request of the Managers, or if applicable, the Liquidating Managers, the Members agree to sign and swear to any certificate required by the Act, to sign and swear to any amendment to or cancellation of such certificate whenever such amendment or cancellation is required by law or by this Agreement, and to cause the filing of any of the same for record wherever such filing is required by law.

13.10 Counterparts

. This Agreement may be executed in multiple counterparts, each counterpart consisting of a set of textual pages and one or more signature pages signed by one or more parties and all counterparts collectively exhibiting the signatures of all parties. Each set of such counterparts shall constitute one agreement and be deemed an original of such agreement, and the signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

13.11 Time

. Time is of the essence of this Agreement.

13.12 Contracts with Related Parties

. Nothing in this Agreement or in law shall prevent or be construed to prevent any of the Members, or any person related to any Member, from dealing with the Company as to any matter whatever, provided the terms of such dealing are fair, reasonable and fully disclosed to all parties of interest.

13.13 Characterization of Certain Payments.

(a) This Agreement contemplates that payments to Members designated herein or elsewhere as "interest," "principal" or "compensation for services," or in language of like tenor, are properly characterized as payments to Members other than in their capacities as Members, and consequently such payments are not contemplated as within the scope of Article VII, nor shall they affect any Capital Accounts maintained pursuant to the Appendix, except as may be specifically provided to the contrary

. Should payments of such "interest" or "compensation" be recharacterized as payments to Members as such, then the same shall be considered as "guaranteed payments," within the meaning of Section 707(c) of the Code, if applicable, or as special allocations of ordinary gross income. If and to the extent considered "guaranteed payments," such payments shall remain without the scope of Article VII and the Appendix, while if and to the extent considered special allocations of ordinary profits, such payments shall be reflected as special allocations to the respective recipients of ordinary profits in amounts equal to such payments for the periods in which the same are paid or otherwise properly accounted for, and as distributions of such amounts, and the recipients' Capital Accounts shall be increased and decreased accordingly. If and to the extent that such "principal" payments are recharacterized as payments to Members as such, they shall remain without the scope of Article VII, the amounts advanced in respect thereof shall be reflected as additional contributions to the capital of the Company, the payments themselves shall be reflected as distributions, and the recipients' Capital Accounts shall be increased and decreased accordingly. In any recharacterization situation, the provisions of Article VII and the Appendix shall continue to apply as written to all items and amounts not specifically provided for herein.

(b) This Agreement further contemplates that no interest income will be imputed to the Company in respect of required contributions from Interest Holders

. Should any such interest income be imputed as to any contribution, the amount of such contribution shall, for purposes of this Agreement, be considered to be the amount contributed net of such imputed interest amount, and the interest income so imputed shall be allocated to the contributor, so that the collective Capital Accounts effect will be an increase in the contributor's Capital Accounts for the entire amount paid in, inclusive of imputed interest.

(c) This Agreement further contemplates that in the event that any "tax-exempt entity" within the meaning of Section 168(h) of the Code is an Interest Holder in the Company, Company accounting items thereby affected shall be allocated, insofar as practicable, so as not to affect amounts allocated to Interest Holders who are not such entities.

13.14 No Usury

. Notwithstanding any other provision of this Agreement, no interest charge or other charge for the use of money shall be imposed hereunder which exceeds the maximum rate permitted to be imposed under applicable law. Any provision hereof which, absent this Section 13.14, would impose a specific such charge shall be interpreted to impose a charge equal to the lesser of such specified charge or the maximum so permitted.

13.15 No Brokers

. Each Member hereby represents and warrants to the other that no broker, finder, or other person performing similar services is entitled to any commission, fee or other compensation on account of the Members' entry into this Agreement, and each Member hereby agrees to indemnify all other Members from and against any such commissions, fees or other compensation as may be claimed on account of dealings between the claimant and the indemnifying Member.

13.16 Copies Reliable and Admissible

. This Agreement shall be considered to have been executed by a person if there exists a photocopy or facsimile copy (or a photocopy of a facsimile copy) of an original hereof (or of a counterpart hereof) which has been signed by such person. Any photocopy or facsimile copy (or photocopy of a facsimile copy) of this Agreement or a counterpart hereof shall be admissible into evidence in any proceeding as though the same were an original. Any signature page to this Agreement received via electronic mail in portable document format shall be deemed to be an original signature and shall be binding on the Members and the Company.

13.17 Waivers

. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

13.18 Rights and Remedies Cumulative

. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

13.19 Heirs, Successors and Assigns

. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, personal representatives, successors and assigns.

13.20 Creditors

. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

13.21 Bankruptcy

. Any trustee in bankruptcy for any Member or Interest Holder shall automatically be bound by the obligations of such Member or Interest Holder hereunder and equally with such Member or Interest Holder shall succeed to the other rights of such Member or Interest Holder when the Company has actual knowledge, to its reasonable satisfaction, of the filing of such petition and shall become a Member or Interest Holder hereunder for such purposes with respect to such Interest upon the re-registration of such Interest in its name.

13.22 Successive or Overlapping Transactions

. If a voluntary transaction or transactions, involuntary transaction or transactions, overlap with respect to the same Interest, among categories or within the same category, for purposes of effectuating the provisions of this Agreement giving rise to rights to purchase Interest, effect shall be given to such provisions in the order in which they are activated, with subsequently activated provisions being suspended while each previously activated provision is being effectuated, and when such effectuation is completed, then each subsequently activated provision shall be effectuated only as to any stock not already subject to accepted offers.

13.23 Permitted Transactions

. Neither of the following events shall be considered a voluntary or involuntary transaction giving rise to the rights to purchase an Interest under any provision of this Agreement, and, without limitation, each of them shall be permitted (subject, however, to any other applicable provisions of this Agreement):

(a) A merger involving the Company; and

(b) The voluntary or involuntary dissolution of the Company.

13.24 Legal Fees. The Company shall pay, or reimburse the Members for, any and all legal fees incurred by the Members in connection with the negotiation, preparation and execution of this Agreement.

IN WITNESS WHEREOF, the Company and the Members have executed, sealed and delivered this Agreement.

MEMBERS:

Witness

ROBERT C. SHAVER

UNIQUE LOGISTICS HOLDINGS LIMITED

By: ______________________(SEAL)

Its Authorized Officer

Witness WONG TO, THOMAS

To acknowledge the rights and obligations of the Company under the within Agreement the Company has caused its Chief Executive Officer to set his hand to this Agreement on the date first set forth above.

COMPANY:

By: ______________________(SEAL)

ROBERT C. SHAVER
Chief Executive Officer

Witness

SCHEDULE "A"

INTEREST HOLDERS' MEMBERSHIP INTERESTS

Names and Membership Interests

Effective Date: July 11, 2018

Name	Membership Interest
UL/HK	60%
SHAVER	40%
TOTAL	100%

APPENDIX
to AMENDED AND RESTATED OPERATING AGREEMENT of
UNIQUE LOGISTICS INTERNATIONAL (ATL) LLC

ITEM I.
TAX MATTERS GENERALLY:

This Appendix is attached to and is a part of the AMENDED AND RESTATED OPERATING AGREEMENT (the "**Agreement**") of **UNIQUE LOGISTICS INTERNATIONAL (ATL), LLC** (the "**Company**"). The provisions of this Appendix are intended to comply with the requirements of Regulations § 1.704-1(b)(2) and Regulations § 1.704-2 with respect to Company allocations and maintenance of capital accounts. For purposes of the application of the Code and the Regulations, the terms "Interest Holder" and "Member" shall have the equivalent meaning to the term "Partner."

ITEM II.
DEFINITIONS:

Capitalized words and phrases used in this Agreement and in this Appendix shall have the meanings set forth herein. Whenever a term refers to a "Partner" or the "Partnership" in this Appendix or the Agreement, such term shall be synonymous with a "Member" or the "Company," respectively.

"**Adjusted Capital Account Deficit**" means, with respect to an Interest Holder, the deficit balance, if any, in such Interest Holder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Interest Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debt to such Capital Account items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

"**Capital Account**" means the Capital Account maintained for any Interest Holder in accordance with the following provisions:

(a) To each Interest Holder's Capital Account there shall be credited such Interest Holder's Capital Contributions, such Interest Holder's distributive share of Profits, and the amount of any Company liabilities assumed by such Interest Holder or which are secured by any property distributed to such Interest Holder.

(b) To each Interest Holder's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Interest Holder pursuant to any provision of this Agreement, such Interest Holder's distributive share of Losses and the amount of any liabilities of such Interest Holder assumed by the Company or which are secured by any property contributed by such Interest Holder to the Company.

(c) In determining the amount of any liability for purposes of Paragraphs (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(d) In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Interest Holder pursuant to Article IX of the Agreement upon the dissolution of the Company. The Managers shall adjust the amounts debited or credited to the Capital Accounts with respect to (i) any property contributed to the Company or distributed to an Interest Holder, and (ii) any liabilities which are assumed by the Company or an Interest Holder, in the event the Managers determines such adjustments are necessary or appropriate pursuant to Regulations Section 1.704-1(b)(2)(iv). The Managers shall also make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

"**Capital Contribution**" means, with respect to any Interest Holder, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Interest Holder.

"**Depreciation**" means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

"**Fiscal Year**" means (i) the period commencing on the Effective Date and ending on December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to the Agreement and this Appendix.

"**Gross Asset Value**" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by an Interest Holder to the Company shall be the gross fair market value of such asset, as determined by the contributing Interest Holder and the Managers, provided that, if a Manager is the contributing Interest Holder, the determination of the fair market value of the contributed asset shall require the consent of the other Managers, if any, or Members (other than the contributing Manager, if the contributing

Manager is also a Member) holding at least fifty-one percent (51%) of the Membership Interests then held by all of the Members (excluding any Membership Interests held by the contributing Manager), if none;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (i) the acquisition of an Interest or an additional interest in the Company by any new or existing Interest Holder in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to an Interest Holder of more than a de minimis amount of Company property or money as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Interest Holders in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Interest Holder shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Managers, provided that, if a Manager is the distributee Interest Holder, the determination of the fair market value of the distributed asset shall require the consent of the other Managers, if any, or Members (other than the distributee Manager, if the distributee Manager is also a Member) holding at least fifty-one percent (51%) of the Membership Interests then held by the Members (excluding any Membership Interests held by the distributee Manager), if none;

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (e) of the definition of "Profits" and "Losses" and Paragraph III(A)(7) hereof; provided, however, Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Manager determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to this definition, such Gross Asset Value shall thereafter be adjusted by any Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"**Nonrecourse Deductions**" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

"**Nonrecourse Liability**" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

"**Partner Nonrecourse Debt**" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

"**Partner Nonrecourse Debt Minimum Gain**" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

"**Partner Nonrecourse Deductions**" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

"**Partnership Minimum Gain**" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

"**Profits**" and "**Losses**" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(d) Gain or loss resulting from any disposition of Company property, and Depreciation with respect to such property (in lieu of any depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss) shall be computed with reference to the Gross Asset Value of such property notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such property;

(e) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of an Interest Holder's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(f) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Paragraphs III(A) and III(3) of this Appendix shall not be taken into account in computing Profits or Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Paragraphs III(A) and III(B) of this Appendix shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

"**Regulations**" means the Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

ITEM III.
SPECIAL AND TAX ALLOCATIONS:

A. **Special Allocations**. The following special allocations shall be made in the following order:

1. **Minimum Gain Chargeback**. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of Article VII of the Agreement, if there is a net decrease in Partnership Minimum Gain during any Company Fiscal Year, each Interest Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Interest Holder's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Interest Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Paragraph III(A)(1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

2. **Partner Nonrecourse Debt Minimum Gain Chargeback**. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of Article VII of the Agreement and this Item In, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Company Fiscal Year, each Interest Holder who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Interest Holder's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Interest Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Paragraph III(A)(2) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

3. **Qualified Income Offset**. In the event any Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(1)(4), Section 1.704-1(b)(2)(ii)(4)d), or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible, provided that an allocation pursuant to this Paragraph III(A)(3) shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in Article VII of the Agreement and this Paragraph III(A) have been tentatively made as if this Paragraph III(A)(3) were not in the Agreement.

4. **Gross Income Allocation**. In the event any Interest Holder has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Interest Holder is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Interest Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Interest Holder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Paragraph III(A)(4) shall be made only if and to the extent that such Interest Holder would have a deficit Capital Account in excess of such

sum after all other allocations provided for in Article VII of the Agreement and this Item III have been made as if Paragraph III(A)(3) hereof and this Paragraph III(A)(4) were not in the Agreement.

5. **Nonrecourse Deductions**. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Interest Holders in proportion to their Interests.

6. **Partner Nonrecourse Deductions**. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Interest Holder who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

7. **Code Section 754 Adjustment**. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)g or Regulations Section 1.704-1(b)(2)(iv)(m)@), to be taken into account in determining Capital Accounts as the result of a distribution to an Interest Holder in complete liquidation of his or its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Interest Holders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Interest Holders to whom such distribution was made in the event Regulations Section 1.704-1 (b)(2)(iv)(m)(4) applies.

B. **Curative Allocations**. The allocations set forth in Paragraph 7.2(b) of the Agreement and in Paragraph III(A) hereof (the "**Regulatory Allocations**") are intended to comply with certain requirements of the Regulations. It is the intent of the Interest Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Paragraph III(B). Therefore, notwithstanding any other provision of Article VII of the Agreement and this Item III (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner he determines appropriate so that, after such offsetting allocations are made, each Interest Holder's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Interest Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 7.2 and 7.3 of the Agreement. In exercising the discretion granted under this Paragraph III(B), the Managers shall take into account future Regulatory Allocations under Paragraphs III(A)(1) and III(A)(2) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Paragraphs III(A)(5) and III(A)(6).

C. **Other Allocation Rules**.

1. The Interest Holders are aware of the income tax consequences of the allocations made by Article VII of the Agreement and this Item III and hereby agree to be bound by the provisions of Article VII of the Agreement and this Item III in reporting their shares of Company income and loss for income tax purposes.

2. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Regulations thereunder.

3. Solely for purposes of determining an Interest Holder's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), the Interest Holders' interests in Company profits are in proportion to their Interests.

4. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Managers shall endeavor not to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt.

D. **Tax Allocations: Code Section 704(c)**.

1. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

2. In the event the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

3. Any elections or other decisions relating to such allocations shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Paragraph III(D) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Interest Holder's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provisions of this Agreement.

[END OF APPENDIX]

LLC OPERATING AGREEMENT
FOR
UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC

THIS LLC OPERATING AGREEMENT (the "***Agreement***") is made as of October 14, 2010 by the Member and UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC, a Delaware limited liability company (the "***Company***").

In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and upon ratification by the owners of not less than seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc., it is hereby agreed as follows:

1. **Name and Organization.** The name of the Company is Unique Logistics International (NYC), LLC. The Company was formed on April 3, 2006 as evidenced by the official Certificate of Organization provided by the State of Delaware.

2. **Purposes and Powers**. The purpose of the Company is to engage in freight forwarding and logistics related services under the laws of the State of Delaware. Subject to the provisions of Section 13, below, the Company shall have the power to make and perform all contracts and to engage in all activities and transactions necessary or advisable to carry out the purposes of the Company, and all other powers available to it as a limited liability company under the laws of its state of formation.

3. **Principal Office**. The principal office of the Company shall be at 154-09 146th Avenue, Jamaica, NY 11434 or at such place or places as designated by the Managing Member.

4. **Registered Agent**. The name of the registered agent for service of process of the Company and the address of the Company's registered office in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808 with a copy of all service to the Company at 154-09 146th Avenue, Jamaica, NY 11434 c/o Sunandan Ray, or such other agent or office as designated by the Managing Member.

5. **Term of Company and Ratification of this Agreement**. The Company shall commence upon the formation date as set forth in the records of the State of Delaware and shall conclude upon the vote of the owners of not less than seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc. This Agreement shall be ratified and shall be in force and effect upon the written consent of the owners of not less than seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc. Failure to obtain the written consent of owners of not less than seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc., shall render this Agreement void *ab initio*.

6. **Members**. Members become members of the Company through ownership of membership units. The Company is authorized to issue 100 Membership Units. The Company shall have one single Member and the name, address, number of membership units and current membership interest for each Member is set forth on **EXHIBIT A** attached hereto and incorporated herein by reference. Additional Members may only be admitted to the Company with the written consent of owners of at least seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc.

7. **Managing Member**. Unique Logistics International (USA), Inc. is hereby designated the managing member (the "***Managing Member***") of the Company. Any Additional Managing Member of the Company may only be designated by the Managing Member (such designation shall require the written consent of owners of seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc.). The Managing Member may be removed, with or without cause, by vote of greater than seventy-five percent (75%) of the outstanding shares of the Member.

8. **Rights of Members**. Except as specifically set forth in this Agreement or as required by law, any Members who are not Managing Member shall have no right to vote on any matters with respect to the Company.

9. **Capital Contributions**. The Member(s) shall contribute capital to the Company from time to time upon vote of not less than seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc.

10. **Allocations**. All income, gains and losses of the Company will be allocated to the accounts of the Members in accordance with each Member's Membership Interest as provided on **EXHIBIT A** hereto.

11. **Distributions to Members**. The Member will receive distributions if, upon winding up of the Company, the assets or proceeds available exceed the amount required for the payment and discharge of all of the Company's debts and liabilities. Subject to Section 13, distributions to the Members shall be in the discretion of the Managing Member. The Members have no right to demand or receive property other than cash from the Company in return for their capital contributions.

12. **Management**. Subject to the provisions of Section 13, below, the management, operation and policies of the Company are vested exclusively in the Managing Member. Subject to the provisions of Section 13, below, the Managing Member shall have the power on behalf and in the name of the Company to carry out and implement any and all of the objectives and purposes of the Company. The Managing Member hereby appoints the persons set forth on Exhibit A as officers of the Company to manage the operations of the Company and to serve until replaced by the Managing Member, upon vote of not less than seventy-five percent (75%) of the outstanding shares of the sole Member, Unique Logistics International (USA), Inc.

13. **Major Decisions**. The Company shall not be bound by any Major Decision, and the Company and its Managers and officers shall not approve or take any step to accomplish any

matter constituting a Major Decision, except pursuant to and after the written approval of such Major Decision by the affirmative vote of seventy-five percent (75%) of the then issued and outstanding shares of the sole Member, Unique Logistics International (USA), Inc. The Major Decisions are the following actions:

Real Estate. Buying, selling or encumbering any land, building, or other real estate owned by the Company.

Other Assets. Selling, encumbering, or pledging all or part of the assets of the Company other than in the ordinary course of business; provided, that in no event may the Company incur secured indebtedness without the approval of seventy-five percent (75%) of the then issued and outstanding shares of the sole Member, Unique Logistics International (USA), Inc.

Equity Transactions. Buying or selling of shares or other ownership interests in other companies or businesses, including, without limitation, establishing any subsidiary of the Company.

Capital Changes. Increasing or decreasing of authorized or issued capital, including, without limitation, issuing new Membership Interests in the Company.

Premises. Establishing, closing or discontinuing any branch offices or business premises, including, without limitation, leasing any such premises.

Officers. Appointing officers, except to the extent expressly provided elsewhere in this Agreement.

Yearly Budget Forecast. Making capital expenditures in excess of those (in the aggregate or by line item) contained in the Company's yearly budget forecast.

Agreements. Entering into, terminating or amending oral or written agreements which are material in amount or duration or which involve an element of personal confidence.

Mergers and Other Transactions. Merging or consolidating or entering into an exchange with any Person, or acquiring all or any substantial portion of the assets of, or equity in, any Person, or liquidating or dissolving the Company.

Distribution Income Policy. Subject to the working capital requirements of the Company and its banking obligations, the Company shall distribute by way of dividends a minimum of 75% of its trading profits after tax in respect of each financial year such profits as are then lawfully available for distribution as soon as the audited account of the latest fiscal year is available, or April 30, whichever is earlier, to the sole Member, Unique Logistics International (USA), Inc.

Interest Repurchases. Redeeming, retiring, purchasing or otherwise acquiring, directly or indirectly, any Membership Interest or other Interest in the Company.

Loans and Travel Expenses. Making any loans or other advances of money (other than compensation, travel advances and other similar advances in the ordinary course of business) to officers, Managers or Members of the Company.

Employee Bonuses. Any bonus policy for the officers and employees of the Company must be approved by the vote or agreement of the Members who own at least seventy-five (75%) of the then issued and outstanding shares of the sole Member, Unique Logistics International (USA), Inc.

Subsidiary Corporations. Voting in a Members' or Managers' meeting of any subsidiary corporation.

Auditors. Appointing new auditors for the Company.

Banks. Changing the Company's banking relationships.

Principal Office. Changing the principal office of the Company from that where it is presently located.

Exercise of Option. Exercising any option to purchase, or accepting any offer to sell, any Interest.

Expansion of Business. Any expansion of the business of the Company, including through the acquisition of the other operating entities or their assets, or through the provision of any additional services, to any area of activity not reasonably related to the business purpose of the Company.

Entertainment Expenses. Any increase or reduction of the agreed annual budget amount for entertainment and business development expenses over 10% of the annual budget.

Encumbrances. The issuance, grant, pledge, conveyance or other disposition or encumbrance of Interests in the Company, or warrants, options or other rights to acquire any Interests.

Sale of Substantially All Assets. To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan.

Officer Salaries. The establishment, increase or decrease of the salaries of any officer and the payment of any bonuses to any officer.

Benefit Programs. The adoption or termination of any fringe benefit program or plan for the employees of the Company.

Commencement of Suit. Any commencement of any suit, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, the appointment of a receiver or trustee, or any other relief of debtor proceeding.

Notes and Mortgages. To execute on behalf of the Company any promissory notes, mortgages or deeds of trust, security agreements, documents providing for the acquisition, mortgage or disposition of the Company's property other than in the ordinary course of the business of the Company, assignments, partnership agreements, and operating agreements of other limited liability companies or corporations.

14. **Transfer**. No Member shall sell, assign, pledge, mortgage or otherwise dispose of or transfer such Member's interest in the Company without the written consent of at least seventy-five (75%) of the then issued and outstanding shares of the sole Member, Unique Logistics International (USA), Inc., which consent may be withheld for any or for no reason. The transferee of a Member's interest shall in no event become a substituted Member without consent by the Managing Member, which consent may be withheld for any or for no reason.

15. **Non-liability**. No Member or Managing Member shall be liable to any other Member or Managing Member or the Company for honest mistakes of judgment or for any action or inaction, taken in good faith for a purpose that was reasonably believed to be in the best interests of the Company, or for losses due to such mistakes, action, or inaction, or to the negligence (gross or otherwise), dishonesty, or bad faith of any employee, broker, or other agent of the Company; *provided* that such employee, broker, or agent was selected, engaged, or retained with reasonable

care. The Managing Member may consult with counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants; *provided* that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph shall not be construed so as to relieve (or attempt to relieve) any person of any liability by reason of gross negligence, recklessness or intentional wrongdoing or to the extent (but only to the extent) that such liability may not be waived, modified, or limited under applicable law, but shall be construed so as to effectuate the provisions of this paragraph to the fullest extent permitted by law.

16. **Indemnification**. The Company agrees to indemnify, out of the assets of the Company only, the Managing Member, the Members and their agents, affiliates and employees to the fullest extent permitted by law and to save and hold them harmless from and in respect of all (a) reasonable fees, costs and expenses paid in connection with or resulting from any claim, action, or demand against the Managing Member, the Members, the Company and their agents, affiliates and employees that arise out of or in any way relate to the Company, its properties, business or affairs and (b) such claims, actions and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; *provided, however*, that this indemnity shall not extend to conduct not reasonably undertaken in good faith to promote the best interests of the Company nor to any gross negligence, recklessness or intentional wrongdoing.

17. **Amendment**. Except as otherwise required by applicable law, the terms and provisions of this Agreement may be modified or amended at any time and from time to time by the written consent of owners of not less than seventy-five (75%) of the then issued and outstanding shares of the sole Member, Unique Logistics International (USA), Inc. No amendment or modification without written consent of owners of not less than seventy-five (75%) of the then issued and outstanding shares of the sole Member, Unique Logistics International (USA), Inc. is valid or binding.

18. **Miscellaneous**. This Agreement shall be binding upon the heirs, personal representatives and other successors of any Member. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects. The titles of the sections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement constitutes the full, complete and final agreement of the Members and supersedes all prior agreements between the Members with respect to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this **LLC OPERATING AGREEMENT** as of the date first written above.

UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC

____

NAME: [illegible]
TITLE: [illegible]

MEMBER:

UNIQUE LOGISTICS INTERNATIONAL (USA), INC.

____

Name: [illegible]
Title: [illegible]

Authorized by the shareholders of Unique Logistics International (USA), Inc.
Unique Logistics Holdings Limited

____

By: [illegible]
Title: [illegible]

Frangipani Trade Services, Inc.

____

By: SUNANDAN RAY
Title: DIRECTOR

EXHIBIT A

UNIQUE LOGISTICS INTERNATIONAL (NYC), LLC

SCHEDULE OF MEMBERS

NAME AND ADDRESS	MEMBERSHIP UNITS AND INTEREST
UNIQUE LOGISTICS INTERNATIONAL (USA), INC.	100 Membership Units 100% Membership Interest

OFFICERS:

Chairman:	Richard Chi Tak Lee
Chief Executive Officer:	Sunandan Ray
Secretary:	Vita Ianazzi

D

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth

ONE ASHBURTON PLACE, BOSTON, MASSACHUSETTS 02108

ARTICLES OF ORGANIZATION

(Under G.L. Ch. 156B)

ARTICLE I

The name of the corporation is:

Dynasty CHB, Inc.

ARTICLE II

96209004

The purpose of the corporation is to engage in the following business activities:

To act as Customhouse Broker freight forwarders, import export agents, freight broker steamship agents, airship agents, purchasing agents, foreign freight handlers, non vessel operating common carriers, warehousemen and intrastate and interstate truckmen and to execute any and all papers and documents and to do any and all other things th may be necessary or convenient to do in carrying on the foregoing business activities; and to carry on any other business, whether as brokers, sellers, buyers or otherwise; and to do any other thing permitted by all present and future laws of the Commonwealt of Massachusetts applicable to business corporations.

To construct, lease, purchase or otherwise acquire real estate and personal property any nature, or any interest therein, without limit as to amount or value, reasonably necessary or convenient for effecting or furthering any or all of the purposes and powers of the corporation. To purchase, lease or otherwise acquire, in whole or in part, as a going concern or otherwise, the business, good-will, rights, franchises, stocks, bonds or other securities issued by, and the property of every kind, and assu the whole or any part of the liabilities of, any person, firm, association, or corpor tion engaged in or authorized to conduct any business identical with or similar to an business authorized to be conducted by this corporation or owning property necessary suitable for its purposes, and to exercise all powers necessary or incidental to the conduct of such business. To hold, own, use, manage, operate, improve, lease, licens mortgage, sell, dispose of or otherwise turn to account or deal with any or any part property of the corporation or any interest therein, but not to engage in the real estate business.

Insofar as may be permitted by law, to enter into, make, perform and carry out contra of any kind with any person, firm, association, or corporation, whether private, publ quasi-public or municipal, or body politic, whether foreign or domestic, and with and for any domestic or foreign state or government or territory or colony thereof.

To apply for, purchase, or in any other manner to acquire, outright or by way of leas license or otherwise, patents, trademarks, trade names, copyrights, secret processes, inventions, formulae, and improvements of any and every nature which may be necessary convenient, incidental or advantageous to the corporation or for effecting any of its purposes; and to grant or license the same to others.

To have one or more offices and to carry on any or all of its operations and business any of the states, districts, territories, or colonies of the United States, in the

C ☐
P ☐
M ☐
R.A. ☐

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8½ x 11 sheets of paper leaving a left hand margin of at least 1 inch. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

(SEE ATTACHED SHEET 2A)

ARTICLE III

The type and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS

TYPE	NUMBER OF SHARES
COMMON:	12,500
PREFERRED:	

WITH PAR VALUE STOCKS

TYPE	NUMBER OF SHARES	PAR VALUE
COMMON:		
PREFERRED:		

ARTICLE IV

If more than one type, class or series is authorized, a description of each with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each type and class thereof and any series now established.

No subclassification of stock adopted.

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

Any stockholder, including the heirs, assign, executors or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer i to the Corporation through the Board of Directors, in the manner following:

He shall notify the directors of his desire to sell or transfer by notice in writing which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The directors shall within thirty days thereafter either accept the offer or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrator shall neglect or refuse to appear at any meeting appointed by the arbitrators a majority may act in the absence of such arbitrator.

After teh acceptance of the offer, or the report of the arbitrators as to the value of the stock, the directors shall have thirty days within which to purchase the same at such valuation, but if at the expiration of thirty days, the Corporation shall not have exercised the right to so purchase, the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.

No shares of stock shall be sold or transferred on the books of the Corporation until these provisions have been complied with, but the Board of Directors may in any particular instance waive the requirements.

ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders: (If there are no provisions state "None".)

None

Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

Provinces of Canada, and in any and all foreign countries, subject to the laws of such state, district, territory, colony, province, or country.

To cause to have done any and all such acts and things as may be necessary, desirable, convenient or incidental to the consummation or accomplishment of any or all of the foregoing purposes.

In furtherance and not in limitation of these purposes and powers, to do all, and any things and exercise any and all powers necessary, convenient or advisable to accomplish one or more of the purposes of the corporation, or which shall at any time appear to be for the benefit of the corporation in connection therewith, which may now or hereafter be lawful for the corporation to do or exercise under and in pursuance of the laws of the Commonwealth of Massachusetts.

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

ARTICLE VIII

a. The street address of the corporation IN MASSACHUSETTS is: (post office boxes are not acceptable)

127 Holt Road, Andover, Massachusetts 01810

b. The name, residence and post office address (if different) of the directors and officers of the corporation are as follows:

	NAME	RESIDENCE	POST OFFICE ADDRESS
President:	Jan S. Fitzpatrick	127 Holt Road, Andover, Massachusetts 01810	
Treasurer:	Same		
Clerk:	Same		
Directors:	Same		

c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: December

d. The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 29th day of October 19 96

Jan S. Fitzpatrick

NOTE: If an already-existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.

553802

THE COMMONWEALTH OF MASSACHUSETTS

THE COMMONWEALTH
96 OCT 31 AM 9:50
CORPORATION DIVISION

ARTICLES OF ORGANIZATION

GENERAL LAWS, CHAPTER 156B, SECTION 12

I hereby certify that, upon an examination of these articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $ 200.00 having been paid, said articles are deemed to have been filed with me this 31st day of OCTOBER 1996

Effective date

William Francis Galvin
Secretary of the Commonwealth

FILING FEE: 1/10 of 1% of the total amount of the authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than one dollar or no par stock shall be deemed to have a par value of one dollar per share.

PHOTOCOPY OF ARTICLES OF ORGANIZATION TO BE SENT

James P. Sullivan, Esq.
Sullivan & Lynch, P.C.
156 State Street, Boston, MA 02109
Telephone: (617) 723-4488

D
PC

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

FORM MUST BE TYPED

(1) Exact name of corporation: Dynasty International, Inc.

(2) Registered office address: 365 Chelsea Street, East Boston, MA 02128
(number, street, city or town, state, zip code)

(3) These articles of amendment affect article(s): 1
(specify the number(s) of article(s) being amended (I-VI))

(4) Date adopted: November 5, 2014
(month, day, year)

(5) Approved by:

(check appropriate box)

☐ the incorporators.

☐ the board of directors without shareholder approval and shareholder approval was not required.

☑ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6) State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions for implementing the exchange, reclassification or cancellation of issued shares.

Article 1 The name of the corporation is: Unique Logistics International (BOS), Inc.

P.C.

To change the number of shares and the par value, * if any, of any type, or to designate a class or series, of stock, or change a designation of class or series of stock, which the corporation is authorized to issue, complete the following:

Total authorized prior to amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

Total authorized after amendment:

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE

(7) The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: ______________________________

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

Signed by: ____,
(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☑ President,
- ☐ Other officer,
- ☐ Court-appointed fiduciary,

on this 5 day of November, 2014.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment
(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

I hereby certify that upon examination of these articles of amendment, it appears that the provisions of the General Laws relative thereto have been complied with, and the filing fee in the amount of $______ having been paid, said articles are deemed to have been filed with me this _______ day of _____________, 20_____ , at _______a.m./p.m.
time

Effective date:____
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Filing fee: Minimum filing fee $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

____
Examiner

____
Name approval

____
C

____
M

TO BE FILLED IN BY CORPORATION
Contact Information:

Christopher B. Younger, Esq

GKG Law, P.C., 1054 31st Street, NW, Suite 200

Washington, D.C. 20007

Telephone: 202-342-5200

Email: cyounger@gkglaw.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

BY-LAWS

OF

DYNASTY CHB, INC.

(A Massachusetts Corporation)

Adopted: October 29, 1996
Date

Jan S. Fitzpatrick
Clerk

TABLE OF CONTENTS

BY-LAWS

OF

DYNASTY CHB, INC.

(A Massachusetts Corporation)

ARTICLE I

Stockholders

Section 1.1. Annual Meeting. The annual meeting of the stockholders of the corporation shall be held on the 2nd Tuesday in March of each year.

The annual meeting shall be held at such place within the United States as may be designated in the notice of meeting. If the day fixed for the annual meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. In the event that no date for the annual meeting is established, a special meeting may be held in place thereof, and any business transacted at such special meeting in lieu of annual meeting shall have the same effect as if transacted or held at the annual meeting.

Section 1.2. Special Meetings. Special meetings of the stockholders may be called at any time by the president or by the board of directors and shall be called by the clerk upon written application of one or more stockholders who hold shares representing at least ten (10%) percent of the capital stock entitled to vote at such meeting. Special meetings of the stockholders shall be held at such time, date and place within or without the United States as may be designated in the notice of such meeting.

Section 1.3. Notice of Meeting. A written notice stating the place, date, and hour of each meeting of the stockholders, and, in the case of a special meeting, the purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting, and to each stockholder who, under the Articles of Organization or these By-laws, is entitled to such notice, by delivering such notice to such person or leaving it at their residence or usual place of business, or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears upon the books of the corporation, at least seven (7) days and not more than sixty (60) days before the meeting. Such notice shall be given by the clerk, an assistant clerk, or any other officer or person designated either by the clerk or by the person or persons calling the meeting.

The requirement of notice to any stockholder may be waived by a written waiver of notice, executed before or after the meeting by the stockholder or his attorney thereunto duly authorized, and filed with the records of the meeting, or if communication with such stockholder is unlawful, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. Except as otherwise provided herein, the notice to the stockholders need not specify the purposes of the meeting.

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.4. Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present.

Section 1.5. Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote owned by such stockholder of record according to the books of the corporation, unless otherwise provided by law or by the Articles of Organization. Stockholders may vote either in person or by written proxy. No proxy dated more than six months prior to the date of the meeting shall be valid although, unless otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the clerk of the meeting, or of any adjournment thereof. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them.

Section 1.6. Action at Meeting. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect such office, and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except where a larger vote is required by law, the Articles of Organization or these By-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

Section 1.7. Action Without Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the consent shall be treated for all purposes as a vote at a meeting.

Section 1.8. Voting of Shares of Certain Holders. Shares of stock of the corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

Shares of stock of the corporation may be voted by the holder of a durable power of attorney if such durable power of attorney specifically provides for such power to vote shares.

Shares of stock of the corporation standing in the name of a deceased person, a minor, ward or an incompetent person, may be voted by his or her administrator, executor or court-appointed guardian or conservator without a transfer of such shares into the name of such administrator, executor or court-appointed guardian or conservator. Shares of stock of the corporation standing in the name of a trustee may be voted by him or her.

Shares of stock of the corporation standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his or her name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares.

ARTICLE II

Board of Directors

Section 2.1. Powers. Except as reserved to the stockholders by law, by the Articles of Organization or by these By-laws, the business of the corporation shall be managed under the direction of the board of directors, who shall have and may exercise all of the powers of the corporation. In particular, and without limiting the foregoing, the board of directors shall have the power to issue or reserve for issuance from time to time the whole or any part of the capital stock of the corporation which may be authorized from time to time to such person, for such consideration and upon such terms and conditions as they shall determine, including the granting of options, warrants or conversion or other rights to stock.

Section 2.2. Number of Directors; Qualifications. The board of directors shall consist of such number of directors (which shall not be less than the lesser of the number of stockholders or three (3)) as shall be fixed initially by the incorporator(s) and thereafter by the stockholders. No director need be a stockholder.

Section 2.3. Nomination of Directors.

(a) Nominations for the election of directors may be made by the board of directors or by any stockholder entitled to vote for the election of directors. Nominations by stockholders shall be made by notice in writing, delivered or mailed by first class mail, postage prepaid, to the clerk of the corporation not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less

than twenty-one (21) days' written notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the clerk of the corporation not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders.

(b) Each notice under subsection (a) shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the corporation which are beneficially owned by each such nominee.

(c) The chairman of the meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Section 2.4. Election of Directors. The initial board of directors shall be elected by the incorporator(s) at the first meeting thereof and thereafter by the stockholders at their annual meeting or at any special meeting the notice of which specifies the election of directors as an item of business for such meeting. Each stockholder shall be entitled to cast one (1) vote for each share of stock entitled to vote owned by such stockholder for each available seat on the Board of Directors; cumulative voting shall not be allowed.

Section 2.5. Vacancies; Reduction of the Board. Any vacancy in the board of directors, however occurring, including a vacancy resulting from the enlargement of the board of directors, may be filled by the stockholders or by the directors then in office or by a sole remaining director. In lieu of filling any such vacancy the stockholders or board of directors may reduce the number of directors, but not to a number less than the minimum number required by Section 2.2. When one (1) or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Section 2.6. Enlargement of the Board. The board of directors may be enlarged by the stockholders at any meeting or by vote of a majority of the directors then in office.

Section 2.7. Tenure and Resignation. Except as otherwise provided by law, by the Articles of Organization or by these By-laws, directors shall hold office until the next annual meeting of stockholders and thereafter until their successors are chosen and qualified. Any director may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the president, clerk or assistant clerk, if any. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 2.8. Removal. A director, whether elected by the stockholders or directors, may be removed from office with or without cause at any annual or special meeting of stockholders by vote of a majority of the stockholders entitled to vote in the election of such director, or for

cause by a vote of a majority of the directors then in office; provided, however, that a director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him or her.

Section 2.9. Meetings. Regular meetings of the board of directors may be held without call or notice at such times and such places within or without the Commonwealth of Massachusetts as the board may, from time to time, determine, provided that notice of the first regular meeting following any such determination shall be given to directors absent from such determination. A regular meeting of the board of directors shall be held without notice immediately after and at the same place as, the annual meeting of the stockholders or the special meeting of the stockholders held in place of such annual meeting, unless a quorum of the directors is not then present. Special meetings of the board of directors may be held at any time and at any place designated in the call of the meeting when called by the president, treasurer, or one or more directors. Members of the board of directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

Section 2.10. Notice of Meeting. It shall be sufficient notice to a director to send notice by mail at least forty-eight (48) hours before the meeting addressed, telegrammed or faxed to such person at his or her usual or last known business or residence address or to give notice to such person in person or by telephone at least twenty-four (24) hours before the meeting. Notice shall be given by the clerk, assistant clerk, if any, or by the officer or directors calling the meeting. The requirement of notice to any director may be waived by a written waiver of notice, executed by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A notice or waiver of notice of a directors' meeting need not specify the purposes of the meeting.

Section 2.11. Agenda. Any lawful business may be transacted at a meeting of the board of directors, notwithstanding the fact that the nature of the business may not have been specified in the notice or waiver of notice of the meeting.

Section 2.12. Quorum. At any meeting of the board of directors, a majority of the directors then in office shall constitute a quorum for the transaction of business. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

Section 2.13. Action at Meeting. Any motion adopted by vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, except where a different vote is required by law, by the Articles of Organization or by these By-laws. The assent in writing of any director to any vote or action of the directors taken at any meeting, whether or not a quorum was present and whether or not the director had or waived notice of the meeting, shall have the same effect as if the director so assenting was present at such meeting and voted in favor of such vote or action.

Section 2.14. Action Without a Meeting. Any action by the directors may be taken without a meeting if all of the directors consent to the action in writing and the consents are filed with the records of the directors' meetings. Such consent shall be treated for all purposes as a vote of the directors at a meeting.

Section 2.15. Committees. The board of directors may, by the affirmative vote of a majority of the directors then in office, appoint an executive committee or other committees consisting of one or more directors and may by vote delegate to any such committee some or all of their powers except those which by law, the Articles of Organization or these By-laws they may not delegate. Unless the board of directors shall otherwise provide, any such committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these By-laws with respect to meetings or for the conduct of business or the taking of actions by the board of directors. The board of directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee at any time. The board of directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE III

Officers

Section 3.1. Enumeration. The officers shall consist of a president, a treasurer, a clerk and such other officers and agents (including a Chairman of the Board, Chief Executive Officer, one or more vice-presidents, assistant treasurers, assistant clerks, secretaries and assistant secretaries), with such duties and powers, as the board of directors may, in their discretion, determine. The President shall serve as Chief Executive Office until such time as the Board of Directors votes otherwise.

Section 3.2. Election. The president, treasurer and clerk shall be elected annually by the directors at their first meeting following the annual meeting of the stockholders. Other officers may be chosen by the directors at such meeting or at any other meeting.

Section 3.3. Qualification. An officer may, but need not, be a director or stockholder and no officer shall be a director solely by virtue of being an officer. Any two or more offices may be held by the same person. The clerk shall be a resident of Massachusetts unless the corporation has a resident agent appointed for the purpose of service of process. Any officer may be required by the directors to give bond for the faithful performance of his or her duties to the corporation in such amount and with such sureties as the directors may determine. The premiums for such bonds may be paid by the corporation.

Section 3.4. Tenure. Except as otherwise provided by the Articles of Organization or these By-laws, the term of office of each officer shall be for one year or until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 3.5. Removal. Any officer may be removed from office, with or without cause, by the affirmative vote of a majority of the directors then in office; provided, however, that an officer may be removed for cause only after reasonable notice of not less than seven (7) days and opportunity to be heard by the board of directors prior to action thereon.

Section 3.6. Resignation. Any officer may resign by delivering or mailing postage prepaid a written resignation to the corporation at its principal office or to the president, clerk, or assistant clerk, if any, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event.

Section 3.7. Vacancies. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the board of directors.

Section 3.8. President. The president shall be the chief executive officer of the corporation. Except as otherwise voted by the board of directors, the president shall preside at all meetings of the stockholders and of the board of directors at which he or she is present. The president shall have such duties and powers as are commonly incident to the office and such duties and powers as the board of directors shall from time to time designate.

Section 3.9. Vice-Presidents. Vice-presidents, if any, shall have such powers and perform such duties as the board of directors may from time to time determine.

Section 3.10. Treasurer and Assistant Treasurers. The treasurer, subject to the direction and under the supervision and control of the board of directors, shall have general charge of the financial affairs of the corporation. The treasurer shall have custody of all funds, securities and valuable papers of the corporation, except as the board of directors may otherwise provide. The treasurer shall keep or cause to be kept full and accurate records of account which shall be the property of the corporation, and which shall be always open to the inspection of each elected officer and director of the corporation. The treasurer shall deposit or cause to be deposited all funds of the corporation in such depository or depositories as may be authorized by the board of directors. The treasurer shall have the power to endorse for deposit or collection all notes, checks, drafts and other negotiable instruments payable to the corporation. The treasurer shall have the power to borrow money and enter into and execute arrangements as to advances, loans and credits to the corporation. The treasurer shall perform such other duties as are incidental to the office, and such other duties as may be assigned by the board of directors.

Assistant treasurers, if any, shall have such powers and perform such duties as the board of directors may from time to time determine.

Section 3.11. Clerk and Assistant Clerks. The clerk shall record, or cause to be recorded, all proceedings of the meetings of the stockholders and directors (including committees thereof) in the books of records of this corporation. The record books shall be open at reasonable times to the inspection of any stockholder, director, or officer. The clerk shall notify the stockholders and directors, when required by law or by these By-laws, of their respective meetings, and shall perform such other duties as the directors and stockholders from time to time prescribe. The

clerk shall have the custody and charge of the corporate seal, and shall affix the seal of the corporation to all instruments requiring such seal, and shall certify under the corporate seal the proceedings of the directors and of the stockholders, when required. In the absence of the clerk at any such meeting, a temporary clerk shall be chosen who shall record the proceedings of the meeting in the aforesaid books.

The Assistant Clerk, if any, shall have such powers and perform such duties as the board of directors may from time to time designate.

Section 3.12. Other Powers and Duties. Subject to these By-laws and to such limitations as the board of directors may from time to time prescribe, the officers of the corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the board of directors.

ARTICLE IV

Capital Stock

Section 4.1. Stock Certificates. Each stockholder shall be entitled to a certificate representing the number of shares of the capital stock of the corporation owned by such person in such form as shall, in conformity to law, be prescribed from time to time by the board of directors. Each certificate shall be signed by the president or vice-president and treasurer or assistant treasurer or such other officers designated by the board of directors from time to time as permitted by law, shall bear the seal of the corporation, and shall express on its face its number, date of issue, class, the number of shares for which, and the name of the person to whom, it is issued. The corporate seal and any or all of the signatures of corporation officers may be facsimile if the stock certificate is manually counter-signed by an authorized person on behalf of a transfer agent or registrar other than the corporation or its employee.

If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue.

Section 4.2. Transfer of Shares. Title to a certificate of stock and to the shares represented thereby shall be transferred only on the books of the corporation by delivery to the corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties.

Section 4.3. Record Holders. Except as otherwise may be required by law, by the Articles of Organization or by these By-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge

or other disposition of such stock, until the shares have been transferred on the books of the corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the corporation of his or her post office address.

Section 4.4. Record Date. In order that the corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any right, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled, notwithstanding any transfer of stock on the books of the corporation after the record date.

If no record date is fixed: (i) the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be at the close of business on the next day preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 4.5. Transfer Agent and Registrar for Shares of Corporation. The board of directors may appoint a transfer agent and a registrar of the certificates of stock of the corporation. Any transfer agent so appointed shall maintain, among other records, a stockholders' ledger, setting forth the names and addresses of the holders of all issued shares of stock of the corporation, the number of shares held by each, the certificate numbers representing such shares, and the date of issue of the certificates representing such shares. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares which the corporation is authorized to issue and the total number of shares actually issued. The stockholders' ledger and the share register are hereby identified as the stock transfer books of the corporation; but as between the stockholders' ledger and the share register, the names and addresses of stockholders, as they appear on the stockholders' ledger maintained by the transfer agent shall be on the official list of stockholders of record of the corporation. The name and address of each stockholder of record, as they appear upon the stockholders' ledger, shall be conclusive evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, and to own, enjoy and exercise any other property or right deriving from such shares against the corporation. Stockholders, but not the corporation, its directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any change in their names or addresses from time to time, and failure to do so will relieve the corporation, its other stockholders, directors, officers, agents and attorneys, and its

transfer agent and register, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders' ledger maintained by the transfer agent.

Section 4.6. Loss of Certificates. In case of the loss, destruction or mutilation of a certificate of stock, a replacement certificate may be issued in place thereof upon such terms as the board of directors may prescribe, including, in the discretion of the board of directors, a requirement of bond and indemnity to the corporation.

Section 4.7. Restrictions on Transfer. Every certificate for shares of stock which are subject to any restriction on transfer, whether pursuant to the Articles of Organization, the By-laws or any agreement to which the corporation is a party shall have the fact of the restriction noticed conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement that the corporation will furnish a copy to the holder of such certificate upon written request and without charge.

Section 4.8. Multiple Classes of Stock. The amount and classes of the capital stock and the par value, if any, of the shares, shall be as fixed in the Articles of Organization. At all times when there are two or more classes of stock, the several classes of stock shall conform to the description and the terms and have the respective preferences, voting powers, restrictions and qualifications set forth in the Articles of Organization and these By-laws. Every certificate issued when the corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued, or (ii) a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

ARTICLE V

Dividends

Section 5.1. Declaration of Dividends. Except as otherwise required by law or by the Articles of Organization the board of directors may, in its discretion, declare what, if any, dividends shall be paid by the corporation. Dividends may be paid in cash, in property, in shares of the corporation's stock, or in any combination thereof. Dividends shall be payable upon such dates as the board of directors may designate.

Section 5.2. Reserves. Before the payment of any dividend and before making any distribution of profits, the board of directors, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the corporation such sum or sums as the board of directors shall deem to be in the best interests of the corporation, and the board of directors may modify or abolish any such reserve.

ARTICLE VI

Miscellaneous Provisions

Section 6.1. Articles of Organization. All references in these By-laws to the Articles of Organization shall be deemed to refer to the Articles of Organization of the corporation, as amended and in effect from time to time.

Section 6.2. Fiscal Year. Except as from time to time otherwise provided by the board of directors, the fiscal year of the corporation shall end on the last day of December of each year.

Section 6.3. Corporate Seal. The board of directors shall have the power to adopt and alter the seal of the corporation.

Section 6.4. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes, and other obligations authorized to be executed by an officer of the corporation on its behalf shall be signed by the president, the treasurer or a vice-president except as the board of directors may generally or in particular cases otherwise determine.

Section 6.5. Voting of Securities. Unless the board of directors otherwise provides, the president or the treasurer may waive notice of and act on behalf of this corporation, or appoint another person or persons to act as proxy or attorney in fact for this corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this corporation.

Section 6.6. Evidence of Authority. A certificate by the clerk or any assistant clerk as to any action taken by the stockholders, directors or any officer or representative of the corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which by law, by the Articles of Organization or by these By-laws, or under any vote of the stockholders or the board of directors, may be exercised by an officer of the corporation only in the event of absence of another officer or any other contingency shall bind the corporation in favor of anyone relying thereon in good faith, whether or not such absence or contingency existed.

Section 6.7. Corporate Records. The original, or attested copies, of the Articles of Organization, By-laws, records of all meetings of the incorporators and stockholders, and the stock transfer books (which shall contain the names of all stockholders and the record address and the amount of stock held by each) shall be kept in Massachusetts at the principal office of the corporation, or at an office of its resident agent, transfer agent or of the clerk or of the assistant clerk, if any. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to inspection of any stockholder for any purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or of using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the corporation.

Section 6.8. Charitable Contributions. The board of directors from time to time may authorize contributions to be made by the corporation in such amounts as it may determine to be reasonable to corporations, trusts, funds or foundations organized and operated exclusively for charitable, scientific or educational purposes, no part of the net earnings of which inures to the private benefit of any stockholder or individual.

ARTICLE VII

Amendments

Section 7.1. Amendment by Stockholders. Prior to the issuance of stock, these By-laws may be amended, altered or repealed by the incorporator(s) by majority vote. After stock has been issued, these By-laws may be amended, altered or repealed by the stockholders at any annual or special meeting by vote of a majority of all shares outstanding and entitled to vote, except that where the effect of the amendment would be to reduce any voting requirement otherwise required by law, the Articles of Organization or these By-laws, such amendment shall require the vote that would have been required by such other provision. Notice and a copy of any proposal to amend these By-laws must be included in the notice of meeting of stockholders at which action is taken upon such amendment.

Section 7.2. Amendment by Board of Directors.

(a) These By-laws may be amended, altered or repealed by the board of directors at a meeting duly called for that purpose by majority vote of the directors then in office, except that directors shall not amend the By-laws in a manner which:

(i) changes the stockholder voting requirements for any action;

(ii) alters or abolishes any preferential right or right of redemption applicable to a class or series of stock with shares already outstanding;

(iii) alters the provisions of Article VII; or

(iv) permits the board of directors to take any action which under law, the Articles of Organization or these By-laws is required to be taken by the stockholders.

(b) If the By-laws are amended, altered or repealed by the board of directors, notice of the amendment, alteration or repeal shall be given to all stockholders entitled to vote not later than the time of giving notice of the next meeting of stockholders following such amendment, alteration or repeal.

(c) Any amendment of these By-laws by the board of directors may be altered or repealed by the stockholders at any annual or special meeting of stockholders.

L:\wdox\docs\clients\a9558\00001\A0073873.DOC

EXHIBIT C-1

CSC 45
DRAWDOWN

101014000 140

CERTIFICATE OF INCORPORATION

OF

UNIQUE LOGISTIC INTERNATIONAL (USA), INC.

UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

The undersigned, a natural person of the age of eighteen years or over, desiring to form a corporation pursuant to the provisions of Section 402 of the Business Corporation Law of the State of New York, hereby certifies as follows:

FIRST: The name of the corporation is:

UNIQUE LOGISTIC INTERNATIONAL (USA), INC.

SECOND: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, exclusive of any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the corporation in the State of New York is to be located in the County of Queens.

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is:

One Hundred (100) shares without par value.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

154-09 146TH AVENUE
JAMAICA, NY 11434

SIXTH: No director of the corporation shall be personally liable to the corporation or its stockholders for damages for any breach of duty in such capacity except where a judgment or other final adjudication adverse to said director establishes: that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that said director personally gained a financial profit or other advantage to which he was not entitled, or the director's acts violated Section 719 of the New York Business Corporation Law.

Date: October 12, 2010

Mary Pat Joy
Incorporator
Corporation Service Company
80 State Street
Albany, NY 12207

N. Y. S. DEPARTMENT OF STATE
DIVISION OF CORPORATIONS AND STATE RECORDS ALBANY, NY 12231-0001

FILING RECEIPT

ENTITY NAME: UNIQUE LOGISTICS INTERNATIONAL (USA), INC.

DOCUMENT TYPE: AMENDMENT (DOMESTIC BUSINESS)
NAME COUNTY: QUEE

FILED:01/07/2011 DURATION:********* CASH#:110107000220 FILM #:110107000215

FILER:

STEVEN ROSS, ESQ.
ROSS & ASMAR LLC
270 MADISON AVENUE, SUITE 1203
NEW YORK, NY 10016

ADDRESS FOR PROCESS:

REGISTERED AGENT:

SERVICE COMPANY: CORPORATION SERVICE COMPANY - 45 SERVICE CODE: 45

FEES	120.00	PAYMENTS	120.00
FILING	60.00	CASH	0.00
TAX	0.00	CHECK	0.00
CERT	0.00	CHARGE	0.00
COPIES	10.00	DRAWDOWN	120.00
HANDLING	50.00	OPAL	0.00
		REFUND	0.00

538416AJC

DOS-1025 (04/2007)

STATE OF NEW YORK

DEPARTMENT OF STATE

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.

WITNESS my hand and official seal of the Department of State, at the City of Albany, on January 7, 2011.

Daniel E. Shapiro
First Deputy Secretary of State

Rev. 06/07

New York State
Department of State
Division of Corporations, State Records
and Uniform Commercial Code
One Commerce Plaza, 99 Washington Avenue
Albany, NY 12231
www.dos.state.ny.us

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF

UNIQUE LOGISTIC INTERNATIONAL (USA), INC.

(Insert Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is: UNIQUE LOGISTIC INTERNATIONAL (USA), INC.

If the name of the corporation has been changed, the name under which it was formed is:

SECOND: The date of filing of the certificate of incorporation with the Department of State is:
October 14, 2010

THIRD: The amendment effected by this certificate of amendment is as follows: (Set forth each amendment in a separate paragraph providing the subject matter and full text of each amended paragraph. For example, an amendment changing the name of the corporation would read as follows: Paragraph *First* of the Certificate of Incorporation relating to *the corporation name* is hereby amended to read as follows: *First: The name of the corporation is ... (new name) ...*)

Paragraph FIRST of the Certificate of Incorporation relating to

the name of the corporation

is hereby amended to read in its entirety as follows:

FIRST: The name of the corporation is:
UNIQUE LOGISTICS INTERNATIONAL (USA), INC.

CSC 45
DRAW DOWN

110107000215

Paragraph ...... of the Certificate of Incorporation relating to

is hereby amended to read in its entirety as follows:

lcc
STATE OF NEW YORK
DEPARTMENT OF STATE
FILED JAN 07 2011
TAX $ 0
BY: TAL
Queens

2011 JAN -6 PM 3:13

FOURTH: The certificate of amendment was authorized by: *[Check the appropriate box]*

☐ The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

☒ The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

_______________________ *(Signature)*

SUNANDAN RAY
(Name of Signer)

CHIEF EXECUTIVE OFFICER
(Title of Signer)

2011 JAN -7 AM 10:57

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

UNIQUE LOGISTIC INTERNATIONAL (USA), INC.
(Insert Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

Filer's Name Steven Ross, Esq.

Address Ross & Asmar LLC 270 Madison Avenue Suite 1203

City, State and Zip Code New York, NY 10016

Cust ref 538416AJC

NOTE: This form was prepared by the New York State Department of State. It does not contain all optional provisions under the law. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores. The Department of State recommends that all documents be prepared under the guidance of an attorney. The certificate must be submitted with a $60 filing fee, plus the required tax on shares pursuant to §180 of the Tax Law, if applicable

For Office Use Only

220

BY - LAWS

OF

UNIQUE LOGISTIC INTERNATIONAL (USA), INC.

(a New York corporation)

ARTICLE I

SHAREHOLDERS

1. CERTIFICATES REPRESENTING SHARES. Certificates representing shares shall set forth thereon the statements prescribed by Section 508, and, where applicable, by Sections 505, 616, 620 and 1002, of the Business Corporation Law and by any other applicable provision of law and shall be signed by the Chairman or a Vice-Chairman of the Board of Directors, if any, or by the President or a Vice-President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and may be sealed with the corporate seal or a facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the corporation itself or its employee, or if the shares are listed on a registered national security exchange. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

A certificate representing shares shall not be issued until the full amount of consideration therefor has been paid except as Section 504 of the Business Corporation Law may otherwise permit.

The corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board of Directors may require the owner of any lost or destroyed certificate, or his legal representative, to give the corporation a bond, in such form and amount as the Board of Directors may require and with such surety or sureties as the Board of Directors may approve, sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate.

2. FRACTIONAL SHARE INTERESTS. The corporation may issue certificates for fractions of a share which shall entitle the holder, in proportion to his fractional holdings, to exercise voting rights, receive dividends, and participate in liquidating distributions; or it may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such

permits, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.

ARTICLE II

GOVERNING BOARD

1. FUNCTIONS. Subject to a contrary provision in the Certificate of Incorporation, the business of the corporation shall be managed under the direction of its Board of Directors notwithstanding that only one director legally constitutes the Board.

2. QUALIFICATIONS AND NUMBER. Each director shall be at least eighteen years of age. The number of directors of the corporation may be determined from time to time by resolution adopted by the shareholders, except that there shall be no less than one director. The number of directors may be increased or decreased by action of shareholders or of the Board of Directors, provided that any action of the Board of Directors to effect such increase or decrease shall require the vote of a majority of the entire Board. No decrease shall shorten the term of any incumbent director.

3. ELECTION AND TERM. The first Board of Directors shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of shareholders. Thereafter, directors who are elected at an annual meeting of shareholders, and directors who are elected in the interim by the shareholders to fill vacancies and newly created directorships, shall hold office until the next annual meeting of shareholders and until their successors have been elected and qualified; and directors who are elected in the interim by the Board of Directors to fill vacancies and newly created directorships shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until their successors have been elected and qualified. Unless otherwise set forth in the Certificate of Incorporation, in the interim between annual meetings of shareholders or of special meetings of shareholders called for the election of directors, newly created directorships and any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of the remaining directors then in office.

4. MEETINGS.

- TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

- PLACE. Unless otherwise set forth in the Certificate of Incorporation, meetings shall be held at such place within or without the State of New York as shall be fixed by the Board.

fractions are determined; or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a shareholder except as therein provided.

3. SHARE TRANSFERS. Upon compliance with provisions restricting the transferability of shares, if any, transfers of shares of the corporation shall be made only on the share record of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes due thereon.

4. RECORD DATE FOR SHAREHOLDERS. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of the business on the day next preceding the day on which notice is given, or, if no notice is given, the day on which the meeting is held. The record date for determining shareholders for any purpose other than that specified in the preceding sentence shall be at the close of business on the day on which the resolution of the Board of Directors relating thereto is adopted. When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this paragraph, such determination shall apply to any adjournment thereof, unless the Board of Directors fix a new record date under this paragraph for the adjourned meeting.

5. SHAREHOLDER MEETINGS.

- TIME. A meeting of the shareholders shall be held annually for the election of directors and the transaction of other business within five (5) months of the end of the fiscal year of the corporation on the date fixed, from time to time, by the Board of Directors. A special meeting shall be held on the date fixed by the Board of Directors except when the Certificate of Incorporation or the Business Corporation Law confers the right to fix the date upon shareholders.

- PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of New York, as the Board of Directors may, from time to time, fix. Whenever the Board of Directors shall fail to fix such place, or, whenever shareholders entitled to call a special meeting shall call the same, the meeting shall be held at the office of the corporation in the State of New York.

- <u>CALL</u>. Annual meetings may be called by the Board of Directors or by any officer instructed by the Board of Directors to call the meeting. Special meetings may be called in like manner except when the Board of Directors are required by the Certificate of Incorporation or the Business Corporation Law to call a meeting in a different manner, or except when the shareholders are entitled by the Certificate of Incorporation or the Business Corporation Law to demand the call of a meeting in a different manner.

- <u>NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER OF NOTICE</u>. Notice of all meetings shall be given, stating the place, date, and hour of the meeting, and, unless it is an annual meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called; and, at any such meeting, only such business may be transacted which is related to the purpose or purposes set forth in the notice. If any action is proposed to be taken which would, if taken, entitle shareholders to receive payment for their shares pursuant to Section 623 of the Business Corporation Law, the notice of such meeting shall include a statement of that purpose and to that effect and shall be accompanied by a copy of Section 623 of the Business Corporation Law or an outline of its material terms. Notice of any meeting of shareholders may be written or electronic. Notice of any meeting shall be given not fewer than ten days nor more than sixty days before the date of the meeting, provided, however, a copy of such notice may be given by third class mail not fewer than twenty-four days nor more than sixty days before the date of the meeting to each shareholder entitled to vote at such meeting. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in a post office or official depository under the exclusive care and custody of the United States post office department addressed as set forth in Section 605(a) of the Business Corporation Law. If transmitted electronically, such notice is given when directed to the shareholder's electronic mail address as supplied by the shareholder to the Secretary of the corporation or as otherwise directed pursuant to the shareholder's authorization or instructions. If a meeting is adjourned to another time or place, and, if any announcement of the adjourned time or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the Board of Directors, after adjournment, fix a new record date for the adjourned meeting. Notice of a meeting need not be given to any shareholder who submits a waiver of notice before or after the meeting. Waiver of notice may be written or electronic. If written, the waiver must be executed by the shareholder or the shareholder's authorized officer, director, employee or agent by signing such waiver or causing his or her signature to be affixed to such waiver by any reasonable means, including, but not limited to, facsimile signature. If electronic, the transmission of the waiver must either set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The attendance of a shareholder at a meeting without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice by him.

- <u>SHAREHOLDER LIST AND CHALLENGE</u>. A list of shareholders as of the record date, certified by the Secretary or other officer responsible for its preparation or by the transfer agent, if any, shall be produced at any meeting of shareholders upon the request thereat or prior thereto of any shareholder. If the right to vote at any meeting is challenged, the inspectors of

election, if any, or the person presiding thereat, shall require such list of shareholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be shareholders entitled to vote thereat may vote at such meeting.

- CONDUCT OF MEETING. All meetings of shareholders shall be presided over by the President, or if he is not present, by a Vice-President, or if neither the President nor Vice-President is present, by a chairman thereby chosen by the shareholders at the meeting. The Secretary of the corporation, or in his absence, an Assistant Secretary, shall act as secretary of every meeting but if neither the Secretary nor Assistant Secretary is present, the chairman of the meeting shall appoint any person present to act as secretary of the meeting.

- PROXY REPRESENTATION. Every shareholder may authorize another person or persons to act for him by proxy in all matters in which a shareholder is entitled to participate, whether voting or participating at a meeting, or expressing consent or dissent without a meeting. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the shareholder executing it, except as otherwise provided by Section 609 of the Business Corporation Law.

- INSPECTORS - APPOINTMENT. Inspectors may be appointed in the manner prescribed by the provisions of Section 610 of the Business Corporation Law, but need not be appointed except as otherwise required by those provisions.

- QUORUM. Except for a special election of directors pursuant to Section 603(b) of the Business Corporation Law, and except as herein otherwise provided, the holders of a majority of the votes of shares entitled to vote at a meeting shall constitute a quorum at a meeting of shareholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class, the holders of a majority of the shares of such a class or series shall constitute a quorum for the transaction of such specified item of business. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders. The shareholders present may adjourn the meeting despite the absence of a quorum.

- VOTING. At a meeting of the shareholders for the election of directors, directors shall be elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election, unless otherwise required by the Certificate of Incorporation or the Business Corporation Law. Any other action at a meeting of the shareholders shall be authorized by a majority of the votes cast in favor of or against such action by the holders of the shares entitled to vote in the election, unless otherwise required by the Certificate of Incorporation or the Business Corporation Law or by a bylaw adopted by the shareholders.

6. SHAREHOLDER ACTION WITHOUT MEETINGS. Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of all outstanding shares entitled to vote thereon or, if the Certificate of Incorporation so

- MEETINGS OF COMMITTEES. Committees established by the Board of Directors may meet either regularly at stated times or specially on notice. Such committees may make rules for the holding and conduct of their meetings.

7. WRITTEN ACTION. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or by any committee thereof may be taken without a meeting if all of the members of the Board of Directors or of such committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board of Directors or of such committee shall be filed with the minutes of the proceedings of the Board of Directors or of such committee.

ARTICLE III

OFFICERS

Unless reserved to the shareholders in the Certificate of Incorporation, the Board of Directors may elect or appoint a Chairman of the Board of Directors, a President, one or more Vice-Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as they may determine. Any two or more offices may be held by the same person. When all of the issued and outstanding shares of the corporation are owned by one person, such person may hold all or any combination of offices.

Unless otherwise provided in the resolution of election or appointment or in the Certificate of Incorporation, each officer shall hold office until the meeting of the Board of Directors following the next annual meeting of shareholders.

Officers shall have the powers and duties defined in the resolutions appointing them.

Unless an officer was elected or appointed by the shareholders, the Board of Directors may remove any officer for cause or without cause.

ARTICLE IV

STATUTORY NOTICES TO SHAREHOLDERS

The Board of Directors may appoint the Treasurer or other fiscal officer and/or the Secretary or any other officer to cause to be prepared and furnished to shareholders entitled thereto any special financial notice and/or any financial statement, as the case may be, which may be required by any provision of law.

- CALL. No notice shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called, upon notice, by or at the direction of the Chairman of the Board, if any, or the President, or of a majority of the directors in office.

- NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. The notice of any meeting need not specify the purpose of the meeting. Any requirement of furnishing a notice shall be waived by any director who signs a waiver of notice before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him.

- QUORUM AND ACTION. Unless a greater proportion is required by the Certificate of Incorporation, a majority of the entire Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided such majority shall constitute at least one-third of the entire Board. Except as otherwise required by the Business Corporation Law, a majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place.

Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

- CHAIRMAN OF THE MEETING. The Chairman of the Board, if any and if present and acting, shall preside at all meetings. Otherwise any other director chosen by the Board, shall preside.

5. RESIGNATION AND REMOVAL OF DIRECTORS. Subject to any applicable contract rights and duties, any director of the corporation, or any member of any committee, may resign at any time by giving written notice to the Board of Directors, the President or the secretary of the corporation and any such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective. Any or all of the directors may be removed for cause or without cause by the shareholders.

6. COMMITTEES. The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate from their number one or more directors to constitute an Executive Committee and other committees, each of which, to the extent provided in the resolution designating it, shall have the authority of the Board of Directors with the exception of any authority the delegation of which is prohibited by Section 712 of the Business Corporation Law. The Board of Directors shall have the power at any time to fill vacancies in, change the membership of, or dissolve any such committees. The Board may also designate one or more directors as alternate members of any such committee who may replace any absent member or members ay any meeting thereof.

ARTICLE V

BOOKS AND RECORDS

The corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of the shareholders, of the Board of Directors, and of any committee which the Board of Directors may appoint, and shall keep at the office of the corporation in the State of New York or at the office of the transfer agent or registrar, if any, in said State, a record containing the names and addresses of all shareholders, the number and class of shares held by each, and the dates when they respectively became the owners of record thereof. Any of the foregoing books, minutes, or records may be in written form or in any other form capable of being converted into written form within a reasonable time.

ARTICLE VI

CORPORATE SEAL

The corporate seal, if any, shall be in such form as the Board of Directors shall prescribe.

ARTICLE VII

FISCAL YEAR

The fiscal year of the corporation shall be fixed, and shall be subject to change from time to time, by the Board of Directors.

ARTICLE VIII
CONTROL OVER BY-LAWS

The shareholders entitled to vote in the election of directors or the Board of Directors by vote of a majority of the entire Board upon compliance with any statutory requisite may amend or repeal the By-Laws and may adopt new By-Laws, except that the Board of Directors may not amend or repeal any By-Law or adopt any new By-Law, the statutory control over which is vested exclusively in the said shareholders or in the incorporators. By-Laws adopted by the incorporators or Board of Directors may be amended or repealed by the said shareholders.

* * * * * * *

The undersigned incorporator certifies that he has examined the foregoing By-Laws and has adopted the same as the first By-Laws of the corporation; that said By-Laws contain specific and general provisions, which, in order to be operative, must be adopted by the incorporator or incorporators or the shareholders entitled to vote in the election of directors; and that he has adopted each of said specific and general provisions in accordance with the requirements of the Business Corporation Law.

Dated: October 14, 2010

____
Mary Pat Joy, Incorporator of
UNIQUE LOGISTIC INTERNATIONAL (USA), INC.

I HEREBY CERTIFY that the foregoing is a full, true, and correct copy of the By-Laws of UNIQUE LOGISTIC INTERNATIONAL (USA), INC., a New York corporation, as in effect on the date hereof.

WITNESS my hand and the seal of the corporation.

Dated:

____

Secretary of
UNIQUE LOGISTIC INTERNATIONAL (USA), INC.

(SEAL)

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:55 PM 10/28/2019
FILED 04:55 PM 10/28/2019
SR 20197772993 - File Number 7675995

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

OF

UNIQUE LOGISTICS HOLDINGS, INC.

ARTICLE I
NAME

The name of this corporation is **UNIQUE LOGISTICS HOLDINGS, INC.**

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of this corporation in the State of Delaware is 1013 Centre Road, Suite 403-B in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Vcorp Services, LLC.

ARTICLE III
PURPOSE AND POWERS

The purpose or purposes of the corporation shall be to carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV
CAPITALIZATION

A. Authorized Stock. The total number of shares of stock which this corporation is authorized to issue is One Hundred and Ten Million (110,000,000) shares, of which One Hundred Million (100,000,000) shares shall be designated as common stock, par value $0.001 per share ("Common Shares"), and Ten Million (10,000,000) shares shall be designated as the blank check preferred stock, par value $0.001 per share ("Preferred Shares").

B. Preferred Shares. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, without further action of the shareholders, to provide, out of the unissued Preferred Shares, for the issuance of one or more series of Preferred Shares. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon.

C. Voting Rights of Common Shares. Each holder of Common Shares, as such, shall be entitled to one vote for each share of Common Shares held of record by such holder on all matters on which stockholders generally are entitled to vote.

D. Voting Rights of Preferred Shares. Each holder of Preferred Shares, as such, shall be entitled to the voting rights of the class or series of Preferred Shares set forth in the Preferred Shares designation with respect to such class or series. Except as otherwise required by the specific terms of any class or series of Preferred Shares as set forth in the Preferred Shares designation with respect to such class or series, with respect to all matters, including all matters for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Delaware General Corporation Law, the vote required for approval by the shareholders is the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE V
INCORPORATOR

The name and mailing address of the sole incorporator is as follows:

Name	**Mailing Address**
SUNANDAN RAY	C/O UNIQUE LOGISTICS HOLDINGS, INC. 154-09 146TH Avenue, Unit 3-B Jamaica, NY 11434

ARTICLE VI
BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

ARTICLE VII
BOARD OF DIRECTORS

Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

ARTICLE VIII
LIMITATIONS ON LIABILITY AND INDEMNIFICATION

A. Limitation of Liability. A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII(A) to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment, modification or repeal of this Article VIII(A) shall adversely affect the rights and

protection afforded to a director of the corporation under this Article VIII(A) for acts or omissions occurring prior to such amendment, modification or repeal.

B. Indemnification. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which Delaware General Corporation Law permits this corporation to provide indemnification) through by-law provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII(B) shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE IX
AMENDMENTS TO CERTIFICATE OF INCORPORATION

The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article IX.

ARTICLE X
CREDITOR AND STOCKHOLDER COMPROMISES

Tenth: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this certificate of incorporation this 28th day of October, 2019.

SUNANDAN RAY
Incorporator

BY-LAWS

of

UNIQUE LOGISTICS HOLDINGS, INC.
(the "Corporation")

Article I - Stockholders

1. **Annual Meeting**. The annual meeting of stockholders shall be held for the election of directors each year at such place, date and time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting. If no date for the annual meeting is established or said meeting is not held on the date established as provided above, a special meeting in lieu thereof may be held or there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such special meeting or written consent shall have for the purposes of these By-laws or otherwise all the force and effect of an annual meeting.

2. **Special Meetings**. Special meetings of stockholders may be called by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, a President, or by the Board of Directors, but such special meetings may not be called by any other person or persons. The call for the meeting shall state the place, date, hour and purposes of the meeting. Only the purposes specified in the notice of special meeting shall be considered or dealt with at such special meeting.

3. **Notice of Meetings**. Whenever stockholders are required or permitted to take any action at a meeting, a notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary (or other person authorized by these By-laws or by law) not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Certificate of Incorporation or under these By-laws is entitled to such notice. If mailed, notice is given when deposited in the mail, postage prepaid, directed to such stockholder at such stockholder's address as it appears in the records of the Corporation. Without limiting the manner by which notice otherwise may be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (the "DGCL").

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

4. **Quorum**. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

5. **Voting and Proxies**. Except as otherwise provided by the Certificate of Incorporation or by law, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by either written proxy or by a transmission permitted by Section 212(c) of the DGCL, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period or is irrevocable and coupled with an interest. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

6. **Action at Meeting**. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the shares of stock voting on such matter except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

7. **Presiding Officer**. Meetings of stockholders shall be presided over by the Chairman of the Board, if one is elected, or in his or her absence, the Vice Chairman of the Board, if one is elected, or if neither is elected or in their absence, a President. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders if the Chairman of the Board, the Vice Chairman of the Board or a President is unable to do so for any reason.

8. **Conduct of Meetings**. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

9. **Action without a Meeting**. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted by law to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, by hand or by certified mail, return receipt requested, or to the Corporation's principal place of business or to the officer of the Corporation having custody of the minute book. Every written consent shall bear the date of signature and no written consent shall be effective unless, within sixty (60) days of the earliest dated consent delivered pursuant to these By-laws, written

consents signed by a sufficient number of stockholders entitled to take action are delivered to the Corporation in the manner set forth in these By-laws. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

10. **Stockholder Lists**. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

Article II - Directors

1. **Powers**. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2. **Number and Qualification**. Unless otherwise provided in the Certificate of Incorporation or in these By-laws, the number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

3. **Vacancies; Reduction of Board**. A majority of the directors then in office, although less than a quorum, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of directors. In lieu of filling any vacancy, the Board of Directors may reduce the number of directors.

4. **Tenure**. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5. **Removal**. To the extent permitted by law, a director may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.

6. **Meetings**. Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, orally or in writing, by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, the President, or by two or more Directors, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

7. **Notice of Meetings**. Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the directors calling the meeting. Notice shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communications, sent to such director's business or home address at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to such director's business or home address at least forty-eight (48) hours in advance of the meeting.

8. **Quorum**. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

9. **Action at Meeting**. At any meeting of the Board of Directors at which a quorum is present, unless otherwise provided in the following sentence, a majority of the directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Certificate of Incorporation or by these By-laws. So long as there are two (2) or fewer Directors, any action to be taken by the Board of Directors shall require the approval of all Directors.

10. **Action by Consent**. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

11. **Committees**. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, establish one or more committees, each committee to consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these By-laws.

Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these By-laws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board may abolish any committee at any time.

Article III - Officers

1. **Enumeration**. The officers of the Corporation shall consist of one or more Presidents (who, if there is more than one, shall be referred to as Co-Presidents), a Treasurer, a Secretary, and such other officers, including, without limitation, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman of the Board.

2. **Election**. The Presidents, Treasurer and Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of stockholders. Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.

3. **Qualification**. No officer need be a stockholder or Director. Any two or more offices may be held by the same person. Any officer may be required by the Board of Directors to give bond for the faithful performance of such officer's duties in such amount and with such sureties as the Board of Directors may determine.

4. **Tenure**. Except as otherwise provided by the Certificate of Incorporation or by these By-laws, each of the officers of the Corporation shall hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until such officer's successor is elected and qualified or until such officer's earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

5. **Removal**. The Board of Directors may remove any officer with or without cause by a vote of a majority of the directors then in office.

6. **Vacancies**. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

7. **Chairman of the Board and Vice Chairman**. Unless otherwise provided by the Board of Directors, the Chairman of the Board of Directors, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Unless otherwise provided by the Board of Directors, in the absence of the Chairman of the Board, the Vice Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

8. **Chief Executive Officer**. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

9. **Presidents**. The Presidents shall, subject to the direction of the Board of Directors, each have general supervision and control of the Corporation's business and any action that would typically be taken by a President may be taken by any Co-President. If there is no Chairman of the Board or Vice Chairman of the Board, a President shall preside, when present, at all meetings of stockholders and the Board of Directors. The Presidents shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

10. **Vice Presidents and Assistant Vice Presidents**. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

11. **Treasurer and Assistant Treasurers**. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide. The Treasurer shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

12. **Secretary and Assistant Secretaries**. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

13. **Other Powers and Duties**. Subject to these By-laws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these By-laws, such duties and powers as are customarily incident to such officer's office, and such duties and powers as may be designated from time to time by the Board of Directors.

Article IV - Capital Stock

1. **Certificates of Stock**. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by a President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. Such signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall be permitted to issue fractional shares.

2. **Transfers**. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

3. **Record Holders**. Except as may otherwise be required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the Corporation of such stockholder's post office address.

4. **Record Date**. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (b) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

5. **Lost Certificates**. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Article V - Indemnification

1. **Definitions**. For purposes of this Article V:

> (a) "Corporate Status" describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, or (iii) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), an Officer or Director of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, "Corporate Status" shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or

consolidation transaction with the Corporation with respect to such person's activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) "Director" means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) "Disinterested Director" means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) "Expenses" means all reasonable attorneys fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) "Non-Officer Employee" means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(f) "Officer" means any person who serves or has served the Corporation as an officer appointed by the Board of Directors of the Corporation;

(g) "Proceeding" means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(h) "Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

2. **Indemnification of Directors and Officers**. Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against any and all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director's or Officer's behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director's or Officer's Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her

conduct was unlawful. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding was authorized by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce an Officer or Director's rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

3. **Indemnification of Non-Officer Employees**. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Non-Officer Employee or on such Non-Officer Employee's behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee's Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized by the Board of Directors of the Corporation.

4. **Good Faith**. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

5. **Advancement of Expenses to Directors Prior to Final Disposition**.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director's Corporate Status within ten (10) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within 10 days after receipt by the Corporation of documentation of Expenses and

the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to the action and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

6. **Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition**.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer and Non-Officer Employee in connection with any Proceeding in which such is involved by reason of the Corporate Status of such Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer and Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

7. **Contractual Nature of Rights**.

(a) The foregoing provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within 60 days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to the action and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

8. **Non-Exclusivity of Rights**. The rights to indemnification and advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

9. **Insurance**. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person's Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

10. **Other Indemnification**. The Corporation's obligation, if any, to indemnify any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise.

Article VI - Miscellaneous Provisions

1. **Fiscal Year**. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall be the calendar year ending on December 31.

2. **Seal**. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

3. **Execution of Instruments**. Subject to any limitations which may be set forth in a resolution of the Board of Directors, all deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by, a President, or by any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

4. **Voting of Securities**. Unless the Board of Directors otherwise provides, a President, any Vice President or the Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

5. **Resident Agent**. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

6. **Corporate Records**. The original or attested copies of the Certificate of Incorporation, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent.

7. **Certificate of Incorporation**. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

8. **Amendments**. These By-laws may be altered, amended or repealed, and new By-laws may be adopted, by the stockholders or by the Board of Directors; provided, that (a) the Board of Directors may not alter, amend or repeal any provision of these By-laws which by law, by the Certificate of Incorporation or by these By-laws requires action by the stockholders and (b) any alteration, amendment or repeal of these By-laws by the Board of Directors and any new By-law adopted by the Board of Directors may be altered, amended or repealed by the stockholders.

9. **Waiver of Notice**. Whenever notice is required to be given under any provision of these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting needs to be specified in any written waiver or any waiver by electronic transmission.

Adopted October 28, 2019